  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 21, 1997

                                                     REGISTRATION NO. 333-18065
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                      CHICAGO BRIDGE & IRON COMPANY N.V.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ---------------

    THE NETHERLANDS                   1798                        NONE
    (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
    JURISDICTION OF       CLASSIFICATION CODE NUMBER)      IDENTIFICATION NO.)
    INCORPORATION)
                                P.O. BOX 74658
                               1070 BR AMSTERDAM
                                THE NETHERLANDS
                                31-20-664-4461
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ROBERT H. WOLFE
                        CHICAGO BRIDGE & IRON COMPANY
                          1501 NORTH DIVISION STREET
                          PLAINFIELD, ILLINOIS 60544
                              (815) 439-6000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                        REGISTRANT'S AGENT FOR SERVICE)

                               ---------------

                                  COPIES TO:
  GEOFFREY E. LIEBMANN, ESQ.                        MORTON A. PIERCE, ESQ.
   CAHILL GORDON & REINDEL                            DEWEY BALLANTINE
     EIGHTY PINE STREET                         1301 AVENUE OF THE AMERICAS
  NEW YORK, NEW YORK 10005                       NEW YORK, NEW YORK 10019
       (212) 701-3000                                  (212) 259-8000

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the effective date of this registration statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                    PROPOSED
                                                    MAXIMUM
                                                   AGGREGATE
             TITLE OF EACH CLASS OF                 OFFERING      AMOUNT OF
           SECURITIES TO BE REGISTERED              PRICE(1)   REGISTRATION FEE
-------------------------------------------------------------------------------
Common Shares, par value NLG .01 per share......  $264,500,000    $80,152(2)

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(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) Previously paid.

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in a concurrent offering outside the United States and Canada (the "International Prospectus"). The two prospectuses are identical except for the front and back cover pages, the inside front cover page, the table of contents and the sections entitled "Underwriting" and "Subscription and Sale." The form of U.S. Prospectus is included herein and is followed by the alternate pages to be used in the International Prospectus. Each of the alternate pages for the International Prospectus included herein is labeled "Alternate International Prospectus Page." Final forms of each Prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE + +WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES +
+LAWS OF ANY SUCH JURISDICTION.                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED MARCH 20, 1997

                               10,500,000 Shares
[COMPANY LOGO]         CHICAGO BRIDGE & IRON COMPANY N.V.
LOGO (A company incorporated in The Netherlands with its registered seat in
                                   Amsterdam)

                                 Common Shares
                              (NLG 0.01 par value)

                                   --------

All of the Common Shares, NLG 0.01 par value (the "Common Shares"), of Chicago Bridge & Iron Company N.V. (the "Issuer") offered hereby are being sold by
 Praxair, Inc. (the "Selling Shareholder"). The Issuer will not receive any of the proceeds from the sale of shares offered hereby. Of the Common Shares being offered, 8,400,000 shares are initially being offered in the United States and Canada (the "U.S. Shares") by the U.S. Underwriters (the "U.S.
   Offering") and 2,100,000 shares are initially being concurrently offered outside the United States and Canada (the "International Offering" and,
    together with the U.S. Offering, the "Common Share Offering"). Prior to
    the Common Share Offering, the Issuer  was a wholly owned subsidiary of
     Praxair, Inc. Upon consummation of the Common Share Offering, the Issuer will no longer be a subsidiary of Praxair, Inc., and Praxair,
     Inc. will continue to own  approximately 8% (and, if the Underwriters exercise their over-allotment option in full, none) of the then outstanding Common Shares. The offering price and underwriting
       discounts  and   commissions  of   the  U.S.  Offering   and  the
       International Offering are identical.

   Prior to  the offering, there  has been no  public market for  the Common
       Shares. It is anticipated that  the initial public offering price will  be between  $20 and  $23 per  share. For  information relating to  the factors considered  in determining
                  the initial  public  offering price  to the
                  public, see "Underwriting."

The Common Shares have been approved for listing on the New York Stock Exchange under the symbol "CBI," subject to notice of issuance. The Issuer has applied to list the Common Shares in bearer form on the Official Market of the AEX-
 Effectenbeurs nv (the "Amsterdam Stock Exchange") under the symbol "CBI." See "Share Certificates and Transfer."

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN  CONNECTION
    WITH AN INVESTMENT IN  THE COMMON SHARES,  SEE "RISK FACTORS"  BEGINNING
      ON PAGE 12.

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                    Underwriting   Proceeds to
                                           Price to Discounts and    Selling
                                            Public   Commissions  Shareholder(1)
                                           -------- ------------- --------------
Per Share(2)..............................   $           $             $
Total(3)..................................  $          $              $

(1) Before deducting expenses payable by the Issuer and the Selling Shareholder
    estimated at $2,000,000 and $   , respectively.
(2) The price per Common Share in Dutch guilders will be the Dutch guilder equivalent of the U.S. dollar price per Common Share based on the noon buying rate in New York City for cable transfers into Dutch guilders as certified for customs purposes by the Federal Reserve Bank of New York on the pricing date.
(3) The Selling Shareholder has granted the U.S. Underwriters and the Managers an option, exercisable by Credit Suisse First Boston Corporation for 30 days from the date of this Prospectus, to purchase a maximum of 1,000,000 additional Common Shares to cover over-allotments of shares. If such option
    is exercised in full, the total Price to Public will be $   , Underwriting
    Discounts and Commissions will be $    and Proceeds to Selling Shareholder
    will be $   .

  The U.S. Shares are offered by the several U.S. Underwriters when, as and if delivered to and accepted by the U.S. Underwriters and subject to their right to reject orders in whole or in part. It is expected that the U.S. Shares will
be ready for delivery on or about       , 1997 against payment in immediately
available funds in U.S. dollars through the book-entry facilities of The Depository Trust Company and against payment therefor in immediately available funds in Dutch guilders through NECIGEF, Euroclear and Cedel.

CREDIT SUISSE FIRST BOSTON
              GOLDMAN, SACHS & CO.
                            SMITH BARNEY INC.
                                                                 UBS SECURITIES

                         Prospectus dated       , 1997.

                [DESCRIPTION OF PHOTOS ON INSIDE FRONT COVER]


                               [COMPANY LOGO]


                               ---------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references to the "Issuer" herein refer to Chicago Bridge & Iron Company N.V., a corporation organized under the laws of The Netherlands, all references to the "Company" or "CB&I" herein refer to the Issuer, together with its predecessors and subsidiaries, in each case after giving effect to the Reorganization (as defined below), all references to "Praxair" herein refer to Praxair, Inc. and its subsidiaries and all references to the "Selling Shareholder" herein refer to Praxair, Inc. In this Prospectus, references to "guilders" and "NLG" are to Dutch guilders, and references to "dollars," "U.S. $" and "$" are to United States dollars. Unless otherwise indicated, all data in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

  CB&I is a global engineering and construction company specializing in the engineering and design, materials procurement, fabrication, erection, repair and modification of steel tanks and other steel plate structures and associated systems such as petroleum terminals, refinery pressure vessels, low temperature and cryogenic storage facilities and elevated water storage tanks. Based on its knowledge of and experience in its industry, the Company believes it is the leading provider of field erected steel tanks and other steel plate structures, associated systems and related services in North America and one of the leading providers of these specialized products and services in the world. CB&I seeks to maintain its leading industry position by focusing on its technological expertise in design, metallurgy and welding, along with its ability to complete logistically and technically complex metal plate projects virtually anywhere in the world. CB&I has been continuously engaged in the engineering and construction industry since its founding in 1889. In 1996, the Company was involved in over 500 projects for over 250 customers in 34 countries.

  In 1996, the Company generated revenues of $663.7 million, and its project backlog as of December 31, 1996 was $485.7 million. The Company's operating income improved to $31.3 million in 1996 from a loss of $30.5 million in 1995. CB&I primarily serves customers in the petroleum, petrochemical, chemical, electric and gas utility, pulp and paper, and metals and mining industries, both directly and through other companies which service these customers. Approximately 60% of the Company's revenues during 1996 were attributable to petroleum and petrochemical industry-related projects. The Company operates on a global basis and has the supporting infrastructure to compete in key geographic markets worldwide. In 1996, CB&I derived approximately one-half of its revenues from operations outside of the United States. Demand for the Company's products and services depends primarily on its clients' capital expenditures for construction. The Company seeks to benefit from recently higher levels of current and projected capital expenditures by its primary customer base in the petroleum and petrochemical industries, which it believes have resulted from increases in worldwide crude oil prices during 1996.

                              RECENT DEVELOPMENTS

  In the first quarter of 1996, Praxair acquired CBI Industries, Inc. ("Industries"), then the parent company of CB&I, for the purpose of owning its industrial gas operations. At that time, Praxair announced its intention to divest those businesses of Industries which were not strategic to Praxair, including the Company. Praxair undertook to strategically reposition the Company and, as part of this process, a new management team was assembled for the Company, headed by Gerald M. Glenn as President and Chief Executive Officer. Mr. Glenn has over 30 years of combined experience with Fluor Corporation, the world's largest publicly-owned engineering and construction company, and Daniel International Corporation, and from 1986 to 1994 served as Group President of Fluor Corporation's principal operating subsidiary, Fluor Daniel, Inc. The new management team has focused its efforts on (i) redirecting and accelerating a restructuring program designed to increase the Company's base profitability; (ii) implementing a new compensation program linking management incentives to improvements in shareholder value; and (iii) developing a business strategy to enhance CB&I's future growth and profitability.

                             RESTRUCTURING PROGRAM

  The comprehensive restructuring program (the "Restructuring Program") currently being implemented by the Company's new management team achieved estimated cost savings of approximately $10 million in 1996, and is expected to result in estimated annual cost savings of approximately $21 million in 1997 and approximately $23 million in 1998, relative to the Company's 1995 cost base. The benefits of the Restructuring Program have been an integral component in the Company's recent improvement in operating income.

  The Restructuring Program is based on initiatives begun in 1994, and was significantly refocused and accelerated in 1996 following the appointment of the new management team. The program is expected to be fully implemented by the end of 1997. The Restructuring Program initially focused on consolidating the Company's organizational structure from six separate, decentralized business units into a single global business operation. On-going enhancements in connection with such consolidation include centralization of procurement, equipment and personnel mobilization, and certain financial functions, as well as streamlining and consolidating administrative and engineering support. As part of the program, seven fabrication plants or warehouses have been closed and three administrative office sites have been downsized or relocated, including the headquarters of the Company's United States operations. The Company also has targeted a reduction of approximately 160 salaried positions, of which approximately 147 had been eliminated as of December 31, 1996.

                              COMPENSATION PROGRAM

  In order to more closely align the interests of the Company's management and employees with those of its shareholders, CB&I is redesigning its compensation program to include long-term, equity-based incentives. In addition, Praxair and the Company have agreed to compensate approximately 40 to 60 officers and key management employees of the Company for their services in connection with the further development and implementation of the Restructuring Program and the Company's initial public offering. As a result, on or immediately before the consummation of the Common Share Offering, the Company will adopt the CB&I Management Defined Contribution Plan (the "Management Plan") and upon consummation of the Common Share Offering, contribute to the Management Plan approximately 1,017,552 Common Shares (assuming an initial public offering price of $21.50 per share) (the "Management Plan Shares"), representing approximately 8% of the total number of Common Shares outstanding upon consummation of the Common Share Offering. The Management Plan Shares will vest three years (and with respect to one participant, two years) after the date of the Common Share Offering.

                               BUSINESS STRATEGY

  The Company is committed to increasing shareholder value by seeking to build on the success established in 1996 and growing its business in the global marketplace through a combination of strategic initiatives including the following:

  . FOCUS ON CORE BUSINESS. The Company seeks to leverage its perceived competitive advantages in design engineering, metallurgy and welding, and its ability to execute projects virtually anywhere in the world, to actively pursue growth opportunities in its core business. Prior management of the Company's parent pursued a diversification strategy during the 1980s and 1990s, which included acquisitions of significant, unrelated businesses. Under CB&I's new management team, the Company is committed to focusing on its core activities of engineering and design, fabrication, erection, repair and modification of steel tanks and other steel plate structures.

  . CONTINUE COST REDUCTIONS AND PRODUCTIVITY IMPROVEMENTS. CB&I's management believes that the Company's Restructuring Program represents the foundation for a long-term strategy of reducing the costs of its products and services, with the goal of establishing and maintaining a position as a low cost provider in its markets. All key functions of the organization--engineering, procurement, construction, project management, finance and administrative support--will be required to demonstrate improvements in productivity, and will be provided compensation incentives for achieving such goals.

  . TARGET GLOBAL GROWTH MARKETS. The Company intends to aggressively pursue business opportunities in selected key growth markets, such as China, India, Mexico and the former Soviet Union, on which prior management placed relatively low priority. CB&I intends to leverage its significant international experience and technological strengths to expand into these new geographic areas, where it believes that its ability to rapidly mobilize project management and skilled craft personnel, combined with its global material supply and equipment logistics capabilities, provides a key competitive advantage.

  . IMPROVE FINANCIAL CONTROLS AND MANAGEMENT. The Company believes it will improve the management of project profitability through the on-going implementation of new systems which enhance cost estimating, bidding, capital utilization and project execution. Under the new systems, project economics will be evaluated on a centralized basis under various risk and costing assumptions, using global software systems tailored specifically for the Company's operations.

  . PURSUE PARTNERING AND STRATEGIC ALLIANCES. The Company intends to expand its use of partnering and strategic alliances with customers and vendors. These relationships can serve as a vehicle for improvements in quality, productivity and profitability for both parties. CB&I's existing partnering relationships include several with major international oil companies. The Company believes that such customers recognize CB&I's ability to deliver high quality, on-time projects and select CB&I as a preferred supplier to achieve significant cost savings in building and operating tankage and related systems.

                              CORPORATE STRUCTURE

  Prior to the Company's reorganization described below (the "Reorganization"), the Company's operations were conducted by Chicago Bridge & Iron Company, a Delaware corporation ("Old CBIC"), and its subsidiaries. After the Reorganization, the primary holding company for the Company's U.S. operating subsidiaries will be a wholly owned Delaware subsidiary of the Issuer ("New CBIC") formed by a wholly owned subsidiary of the Selling Shareholder ("Bridge Holdings") and which will become a wholly owned subsidiary of the Issuer in the Reorganization, and the Company's primary holding company for non-United States subsidiaries will be Chicago Bridge & Iron Company B.V. ("CBICBV"), a wholly owned subsidiary of the Issuer organized under the laws of The Netherlands with its registered seat in Amsterdam. In the Reorganization (i) the shares of substantially all of Old CBIC's non-U.S. subsidiaries will be transferred by dividend to its parent corporation, Bridge Holdings, and contributed to CBICBV in exchange for newly issued common shares of CBICBV;
(ii) the shares of substantially all of Old CBIC's U.S. subsidiaries will be transferred by dividend to Bridge Holdings and contributed to New CBIC in exchange for newly issued common stock of New CBIC; (iii) Bridge Holdings will contribute the shares held by it of each of New CBIC and CBICBV to the Issuer in exchange for additional Common Shares of the Issuer; and (iv) New CBIC will assume any remaining assets and liabilities of Old CBIC. After the Reorganization and prior to the consummation of the Common Share Offering, Bridge Holdings will be merged into the Selling Shareholder such that the Selling Shareholder will then directly own all of the then outstanding Common Shares of the Issuer. Upon consummation of the Reorganization, both New CBIC and CBICBV will be wholly owned direct subsidiaries of the Issuer, as set out in the diagram below.

              POST-REORGANIZATION AND POST-OFFERING STRUCTURE(1)

      Praxair, Inc.            Public Shareholders             Management Plan
          8%                           84%                           8%

                      Chicago Bridge & Iron Company N.V.
                                (the "Issuer")

  Delaware Subsidiary                         Chicago Bridge & Iron Company B.V.
     ("The CBIC")                                          ("CBICBV")


 Substantially All U.S.                          Substantially All Non-U.S.
       Operations                                        Operations

--------
(1) If the Underwriters' over-allotment option is exercised in full, the Selling Shareholder will own no Common Shares, Public Shareholders will own 92% of the outstanding Common Shares and the Management Plan will hold 8% of the outstanding Common Shares.

  The Issuer, with its corporate seat in Amsterdam, The Netherlands, maintains its registered office and the principal office of CBICBV at Koningslaan 32-36, 1075 AD Amsterdam, The Netherlands, and their mailing address is P.O. Box 74658, 1070 BR Amsterdam, The Netherlands, and their telephone number at such address is 31-20-664-4461. The executive office of New CBIC is located at 1501 North Division Street, Plainfield, Illinois 60544, and its telephone number at that address is (815) 439-6000.

                                  THE OFFERING

 U.S. Offering.....................   8,400,000 Shares
 International Offering............   2,100,000 Shares
                                     ----------
   Total...........................  10,500,000 Shares
                                     ==========
 Common Shares to be Outstanding
  After the Common Share
  Offering(1)......................  12,517,552 Shares

Use of Proceeds..............  The Company will not receive any of the proceeds from the sale of shares offered hereby.

Listing of Shares............  The Common Shares of New York Registry ("New
                               York Shares") have been approved for listing on the New York Stock Exchange (the "NYSE"), subject to notice of issuance. The Issuer has applied to list the Common Shares in bearer form (the "Bearer Shares") on the Amsterdam Stock Exchange.

Proposed New York Stock
 Exchange Symbol.............  CBI

Proposed Amsterdam Stock
 Exchange Symbol.............  CBI

Payment and Delivery.........  Delivery of New York Shares will be made to purchasers' book-entry accounts at The
                               Depository Trust Company ("DTC"), against payment in U.S. dollars in same-day funds. Bearer Shares will also be delivered to purchasers' book entry accounts at Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V. ("NECIGEF"), Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel") against payment in Dutch guilders in same-day funds. Thereafter, trading of New York Shares effected at the NYSE will be settled in dollars and trading of Bearer Shares effected on the Amsterdam Stock Exchange generally will be settled in guilders, in each case in accordance with the normal settlement practices of those markets. A fee of $0.05 per share will be charged to shareholders for the exchange of New York Shares for Bearer Shares (and for the reverse). See "Share Certificates and Transfer."

Dividend Policy..............  Subject to restrictions contained in the agreements governing the Company's indebtedness, the Issuer currently expects to initially pay a quarterly dividend of $0.06 per share. The Issuer's first dividend is expected to be payable on June 30, 1997 to shareholders of record at the close of business on June 20, 1997. The declaration of any dividend, including the amount thereof, generally will be at the discretion of the Issuer's supervisory and management boards and, in the case of annual dividends, the general
                               shareholders meeting, and will depend on the
                               Issuer's then financial condition, results of operations and capital requirements, and such other factors as such boards or the general shareholders meeting deem relevant. See "Dividend Policy."
--------
(1) Includes 1,017,552 Common Shares (assuming an initial public offering price of $21.50 per share (the mid-point of the price range as set forth on the cover page of this Prospectus)) to be contributed to the Management Plan which vest no earlier than the third anniversary (and with respect to one participant, the second anniversary) of the award date, but does not include 1,251,755 Common Shares reserved for issuance under the Incentive Plan (as defined), of which 500,702 shares will be subject to options to be granted at or prior to consummation of the Common Share Offering at an exercise price equal to the initial offering price. See "Management-- Compensation and Benefits--Executive Compensation--Long-Term Compensation" and "Management--Compensation and Benefits--Special Stock-Based, Long-Term Compensation Related to the Common Share Offering."

                                  RISK FACTORS

  Prospective purchasers of the Common Shares should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under the caption "Risk Factors" beginning on page 12, which provides a discussion of the risks involved in an investment in the Common Shares.

                        SUMMARY HISTORICAL AND PRO FORMA
                     CONSOLIDATED FINANCIAL AND OTHER DATA
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

  The summary historical and pro forma consolidated financial and other data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and accompanying notes thereto (including without limitation "Operations by Geographic Segment" found on pages F-19 and F-38 hereof and "Quarterly Operating Results (unaudited)" found on pages F-21 and F-41 hereof) and other financial information included elsewhere in this Prospectus.

  The unaudited pro forma consolidated financial and other data set forth below for the year ended December 31, 1996 give effect to the Common Share Offering and the Reorganization as if each had occurred at the beginning of the period indicated. Such unaudited pro forma consolidated financial and other data are based on the historical financial statements of the Company and the assumptions and adjustments described in the accompanying notes and under "Unaudited Pro Forma Consolidated Income Statement." The unaudited pro forma data are not designed to represent and do not represent what the Company's results of operations actually would have been had the Common Share Offering and the Reorganization been completed as of the beginning of the period indicated, or to project the Company's results of operations at any future date or for any future period.

                                     HISTORICAL INFORMATION (1)                         PRO FORMA (2)
                          ------------------------------------------------------------- -------------
                                                                           POST-PRAXAIR
                                PRE-PRAXAIR ACQUISITION                    ACQUISITION
                          --------------------------------------------     ------------
                                      YEAR ENDED DECEMBER 31,                            YEAR ENDED
                          ------------------------------------------------------------- DECEMBER 31,
                            1992      1993         1994         1995           1996         1996
                          --------  --------     --------     --------     ------------ -------------
INCOME STATEMENT DATA:
Revenues................  $799,196  $680,541     $762,803     $621,938       $663,721      $663,721
Cost of revenues........   678,129   630,978      692,266      614,230        590,030       590,030
                          --------  --------     --------     --------       --------    ----------
 Gross profit...........   121,067    49,563       70,537        7,708         73,691        73,691
Selling and
 administrative
 expenses...............    44,006    44,193       45,503       43,023         42,921        44,821
Special charges.........       --     22,900 (3)   16,990 (4)    5,230 (5)        --            --
Gain on the sale of
 assets(6)..............    (1,062)     (118)     (11,360)     (10,030)          (493)         (493)
                          --------  --------     --------     --------       --------    ----------
 Income (loss) from
  operations............    78,123   (17,412)      19,404      (30,515)        31,263        29,363
Interest expense........    (1,275)     (298)        (180)        (799)        (5,002)       (5,002)
Other income............     4,405     3,056        1,652        1,191            990           990
                          --------  --------     --------     --------       --------    ----------
 Income (loss) before
  taxes and minority
  interest..............    81,253   (14,654)      20,876      (30,123)        27,251        25,351
Income tax expense
 (benefit)..............    21,882    (6,080)       3,074       (8,093)         7,789         7,037
                          --------  --------     --------     --------       --------    ----------
 Income (loss) before
  minority interest.....    59,371    (8,574)      17,802      (22,030)        19,462        18,314
Minority interest in
 income.................    (2,041)   (1,247)      (1,359)      (3,576)        (2,900)       (2,900)
                          --------  --------     --------     --------       --------    ----------
 Net income (loss)......  $ 57,330  $ (9,821)    $ 16,443     $(25,606)      $ 16,562      $ 15,414
                          ========  ========     ========     ========       ========    ==========
Income (loss) per common
 share(2)...............       N/A       N/A          N/A          N/A            N/A      $   1.23
                                                                                         ==========
Weighted average number
 of common shares
 outstanding............       N/A       N/A          N/A          N/A            N/A    12,517,552
                                                                                         ==========
BALANCE SHEET DATA:
Total assets............  $410,492  $408,936     $359,912     $356,125       $351,496           N/A
Total long-term debt....     1,000       --           --           --          53,907           N/A
Total shareholder's
 equity.................   222,027   217,231      183,101      186,507         90,746           N/A
CASH FLOW DATA:
Cash flow from operating
 activities.............  $ 37,571  $   (357)    $ 38,447     $(39,151)      $ 25,159           N/A
Cash flow from investing
 activities.............   (37,438)  (11,764)      14,051        3,899        (11,348)          N/A
Cash flow from financing
 activities.............     1,030     2,662      (49,742)      32,012        (14,797)          N/A
OTHER FINANCIAL DATA:
Depreciation and
 amortization...........  $ 12,821  $ 16,178     $ 15,569     $ 16,077       $ 17,281      $ 17,281
EBITDA(7)...............    89,882    21,548       40,603      (19,238)        48,051        46,151
Capital expenditures....    44,465    19,232       18,772       14,880         20,425        20,425
OTHER DATA:
Number of employees:
 Salaried...............     2,036     1,861        1,800        1,663          1,516         1,516
 Hourly and craft.......     5,227     4,408        4,852        3,483          4,432         4,432
New business taken(8)...  $732,415  $782,606     $648,082     $782,878       $687,227      $687,227
Backlog(8)..............   364,326   449,303      323,343      470,174        485,704       485,704

--------
(1) Prior to the first quarter of 1996, the Company was a subsidiary of Industries. During the first quarter of 1996, pursuant to a merger agreement dated December 22, 1995, Industries became a subsidiary of Praxair. This merger transaction was reflected in the consolidated financial statements of the Company as a purchase effective January 1, 1996. The application of purchase accounting resulted in changes to the historical basis of various assets. Accordingly, the information provided for periods prior to January 1, 1996 is not comparable to subsequent financial information.
(2) Pro forma information gives effect to the Common Share Offering and the Reorganization as if each had occurred on the first day of the period indicated. See "Unaudited Pro Forma Consolidated Income Statement."
(3) In 1993, a special charge of $22.9 million was recorded to recognize the expense of two major legal claims totalling $15.0 million as well as a $7.9 million write-down of non-performing assets.
(4) In 1994, the Company recorded a special charge of $17.0 million to recognize the expenses of a major litigation settlement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Results of Operations."
(5) In 1995, the Company recorded a special charge of $5.2 million comprised of $0.8 million for work force reduction and $4.4 million for write-down of an idle facility and other related costs.
(6) Gain on the sale of assets primarily represents gains on the sale of property, plant and equipment. The gain recorded in 1995 primarily relates to the sale of certain underutilized facilities sold as a result of the Restructuring Program. The gain recorded in 1994 includes gains from affiliated entity transactions primarily from the sale of the Company's minority interest in a terminal and the sale of the Company's interest in a fabrication facility.
(7) EBITDA is defined as income (loss) from operations less gains on the sale of assets, plus special charges, plus depreciation and amortization expenses. While EBITDA should not be construed as a substitute for operating income (loss) or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with United States GAAP, it is included herein to provide additional information regarding the ability of the Company to meet its capital expenditures, working capital requirements and any future debt service. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs, particularly because it does not include capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."
(8) New business taken represents the value of new project commitments received by the Company during a given period. Such commitments are included in backlog until work is performed and revenue recognized or until cancellation. Backlog may also fluctuate with currency movements.

                                 RISK FACTORS

  Prior to making an investment in the Common Shares, prospective purchasers should consider all of the information set forth in this Prospectus and, in particular, should evaluate the following risk factors:

OPERATING RISKS

  Construction and heavy equipment involve a high degree of operational risk. Natural disasters, adverse weather conditions and operator error can cause personal injury or loss of life, severe damage to and destruction of property, equipment and the environment and suspension of operations. The occurrence of any such event could result in revenue and casualty loss, increased costs and significant liability to third parties. Litigation arising from such an occurrence may result in the Company being named as a defendant in lawsuits asserting substantial claims.

  Although the Company maintains risk management, insurance and safety programs intended to mitigate the effects of loss or damage, there can be no assurance that any such programs will be sufficient or effective under all circumstances or against all hazards to which the Company may be subject. An enforceable claim for which the Company is not fully insured could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, no assurance can be given that the Company will be able to maintain adequate insurance in the future at rates that it considers reasonable. See "Business--Legal Proceedings and Insurance."

RISK ASSOCIATED WITH FIXED PRICE CONTRACTS

  A substantial portion of the Company's projects are currently performed on a fixed price or lump sum basis, although some projects are performed on a cost reimbursable or day rate basis or some combination of the foregoing. The Company attempts to cover increased costs of changes in labor, material and service costs of its long term contracts (which typically extend from one to three years) either through an estimation of such changes, which is reflected in the original price, or through price adjustment clauses. Despite these attempts, however, the revenue, cost and gross profit realized on a fixed price or lump sum contract will often vary from the estimated amounts because of unforeseen conditions or changes in job conditions and variations in labor and equipment productivity over the term of the contract. These variations and the risks generally inherent in construction may result in gross profits realized by the Company being different from those originally estimated and may result in the Company experiencing reduced profitability or losses on projects. Depending on the size of a project, these variations from estimated contract performance could have a material adverse effect on the Company's business, financial condition and results of operations for any period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Contracts" and "Business--Contracting Methods."

RISK ASSOCIATED WITH PERCENTAGE OF COMPLETION ACCOUNTING

  The Company's contract revenues are recognized using the percentage of completion method. Under this method, estimated contract revenues are accrued based generally on the percentage that costs to date bear to total estimated costs. Estimated contract losses are recognized in full when determined. Accordingly, contract revenues and total cost estimates are reviewed and revised periodically as the work progresses and as change orders are approved, and adjustments based upon the percentage of completion are reflected in contract revenues in the period when such estimates are revised. Such estimates are based on management's reasonable assumptions and experience, and are only estimates. Variation of actual results from such assumptions or the Company's historical experience could be material. To the extent that these adjustments result in a reduction or an elimination of previously reported contract revenues, the Company would recognize a charge against current earnings, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview--Revenue Recognition."

FLUCTUATING REVENUES AND CASH FLOW

  The Company is dependent upon major construction projects in cyclical industries, including the petroleum, petrochemical, chemical, pulp and paper, electric and gas utility, and water and wastewater industries, for its revenues and cash flow. In the petroleum and petrochemical industry, which in recent years has accounted for the largest component of the Company's revenues, numerous factors influence capital expenditure decisions, including current and projected oil and gas prices; exploration, extraction, production and transportation costs; the discovery rate of new oil and gas reserves; the sale and expiration dates of leases and concessions; local and international political and economic conditions; technological advances; and the abilities of oil and gas companies to generate capital. These factors are beyond the control of the Company. The selection of, timing of or failure to obtain projects, the delay in awards of projects, the cancellation of projects or delays in completion of contracts could result in the under-utilization of the Company's resources which could have a material adverse impact on the Company's business, financial condition, results of operations and cash flows. In addition, construction projects for which the Company's services are contracted may require significant expenditures by the Company prior to receipt of relevant payments by a customer. Such expenditures could have a material adverse impact on the Company's cash flows. In addition, quarterly results may fluctuate depending on factors including those described above which may affect the realization by the Company of its backlog. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

SUBSTANTIAL LIQUIDITY REQUIREMENTS

  The Company's operations require significant amounts of working capital for acquisitions of and improvements to heavy-duty equipment and for the procurement of materials for contracts to be performed over relatively long periods of time. Capital expenditures for the acquisitions of and improvements to heavy-duty equipment are generally part of the Company's normal annual capital expenditure program. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." In addition, the Company's contract arrangements with customers frequently require the Company to provide bid and performance bonds or letters of credit to partially secure the Company's obligations under its bids and/or contracts as well as requiring significant expenditures prior to receipt of payments. Furthermore, the Company's customers will often retain a portion (generally about 10%) of amounts otherwise payable to the Company during the course of a project as a guarantee of completion of such project. See "-- Fluctuating Revenues and Cash Flow."

RISKS ASSOCIATED WITH HOLDING COMPANY STRUCTURE

  The Issuer is a holding company and conducts no business operations of its own. The principal asset of the Issuer is the outstanding stock of its subsidiaries. The Company conducts all of its operations through subsidiaries of the Issuer and joint ventures between such subsidiaries and third parties. Accordingly, a substantial amount of the Issuer's consolidated assets are held by, and a substantial part of the Issuer's consolidated earnings and cash flows are attributable to, such subsidiaries and joint ventures. As a result, the Issuer's liquidity, and its ability to pay its expenses and meet its obligations and to pay cash dividends on the Common Shares, are substantially dependent upon its ability to obtain a flow of funds from such subsidiaries and joint ventures. There can be no assurance that such subsidiaries and joint ventures will generate sufficient earnings and cash flows to pay dividends or otherwise distribute funds to the Issuer to enable the Issuer to meet its obligations and pay its expenses and dividends. Certain subsidiaries and joint ventures may incur substantial indebtedness to third parties, the terms of which may restrict the ability of the Issuer to obtain funds from the applicable subsidiaries and/or joint ventures. In addition, the arrangements governing certain of the Company's joint ventures require approval of the other parties to those joint ventures before distribution can be made to the parties. These restrictions, along with restrictions imposed by the terms of the New Revolving Credit Facility (as defined under the caption "Description of New Revolving Credit Facility") and other credit arrangements entered into by the Company, could constrain the Issuer's liquidity and, as a result, the Issuer's ability to pay dividends or the Company's ability to secure future financings and could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS OF INTERNATIONAL OPERATIONS

  The Company is a global contractor, with approximately 63% of its new business taken in 1996 relating to projects outside the United States, including in regions which may experience political instability. Since the operations of the Company are carried out internationally, they are subject to certain political, economic and other uncertainties, including, among others, risks of war, expropriation or nationalization of assets, renegotiation or nullification of existing contracts, changing political conditions, changing laws and policies affecting trade and investment, overlap of different tax structures, and the general hazards associated with the assertion of sovereignty over certain areas in which operations are conducted. Additionally, various jurisdictions have laws limiting the right and ability of subsidiaries and joint ventures to pay dividends and remit earnings to affiliated companies, unless specified conditions precedent are met.

  Many aspects of the Company's operations are subject to governmental regulations in the countries in which the Company operates, including those relating to currency conversion and repatriation, taxation of its earnings and earnings of its personnel, and its use of local employees and suppliers. The Company's operations are also subject to the risk of changes in laws and policies in the various jurisdictions in which the Company operates which may impose restrictions on the Company, including trade restrictions, that could have a material adverse effect on the Company's business, financial condition and results of operations. Other types of government regulation which could, if enacted or implemented, materially and adversely affect the Company's operations include expropriation or nationalization decrees, confiscatory tax systems, primary or secondary boycotts directed at specific countries or companies, embargoes, import restrictions or other trade barriers, mandatory sourcing rules, high labor rates and fuel price regulation. The Company cannot determine to what extent future operations and earnings of the Company may be affected by new legislation, new regulations or changes in or new interpretations of existing regulations. See "Business--Governmental Regulations--General."

CURRENCY RISKS

  As the Company's functional currency is the United States dollar, its non-U.S. operations sometimes face the additional risks of fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange. Through its contracts with its customers, the Company attempts to limit its exposure to currency and exchange rate fluctuations by attempting to match anticipated non-U.S. currency contract receipts with anticipated like non-U.S. currency disbursements. To the extent that it is unable to match the anticipated non-U.S. currency receipts and disbursements related to its contracts, the Company may enter, if the Company believes it is warranted under the circumstances, into forward exchange contracts, to the extent available, to hedge non-U.S. currency transactions on a continuing basis for periods consistent with its committed exposures. Because the Company generally does not hedge beyond its contract exposure, the Company believes this practice minimizes the impact of non-U.S. exchange rate movements on the Company's results of operations. There can be no assurance, however, that the attempted matching of non-U.S. currency receipts with disbursements or hedging activity will adequately moderate the risk of currency or exchange rate fluctuations which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, since the Company generates revenues in countries around the world, there can be no assurance that forward exchange contracts will be available with respect to any given currency in which the Company generates revenues. See "Business-- Geographic Markets."

POTENTIAL ENVIRONMENTAL LIABILITY

  The Company's operations and properties are affected by numerous national, federal, state and local environmental protection laws and regulations, such as those governing discharges to air and water, as well as the handling and disposal of solid and hazardous wastes in each of the countries where the Company operates. The requirements of these laws and regulations have tended to become increasingly stringent, complex and costly to comply with. This is true for the Company's United States operations and for its non-U.S. operations, which operations historically have been conducted generally pursuant to less stringent environmental laws and regulations than exist in the United States. While the Company has an environmental compliance program in place, it cannot guarantee that any non-compliance, if it exists, would not have a material adverse effect on the Company. There also can be no assurance that environmental laws and regulations or their interpretation will not change in the future in a manner that could materially and adversely affect the Company. In addition, the Company may be subject to claims alleging personal injury or property damage as a result of alleged exposure to toxic and hazardous substances.

  Certain environmental laws, such as the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") in the United States, provide for strict and joint and several liability for investigation and remediation of spills and other releases of toxic and hazardous substances. Such laws may apply to conditions at properties currently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which wastes or other contamination attributable to an entity or its predecessors come to be located. The Company can give no assurance that it, or entities for which it may be responsible, will not incur such liability in connection with the investigation and remediation of facilities it currently owns or operates (or formerly owned or operated) or other locations in a manner that could materially and adversely affect the Company.

  The Company's business sometimes involves working around and with volatile, toxic and hazardous substances, which exposes it to risks of liability for personal injury or property damage caused by any release, spill, or other accident involving such substances that occurs as a result of the conduct of its business. The Company has been (and may continue to be) unable to obtain adequate environmental damage or pollution insurance at a reasonable cost. Although the Company maintains general liability insurance, this insurance is subject to coverage limitations, deductibles and exclusions and may exclude coverage for losses or liabilities relating to pollution damage. Therefore, there can be no assurance that liabilities that may be incurred by the Company will be covered by its insurance policies, or, if covered, that the dollar amount of such liabilities will not exceed the Company's policy limits. Even a partially uninsured claim, if successful and of significant magnitude, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Governmental Regulations-- Environmental," "Business--Legal Proceedings and Insurance" and "Certain Transactions; Relationship with Praxair."

DEPENDENCE ON PETROLEUM AND PETROCHEMICAL INDUSTRY

  In recent years, demand from the worldwide petroleum and petrochemical industry has been the largest component of the Company's revenues, and accounted for approximately 60% of revenues in 1996. Therefore, no assurance can be given that the Company's business, financial condition and results of operations will not be materially adversely affected because of reduced activity in the oil and gas industry. In addition, the Company may be materially adversely affected by changing taxes, price controls and laws and regulations relating to the petroleum and petrochemical industries generally. See "--Fluctuating Revenues and Cash Flow" and "Business--Customers."

COMPETITION

  Several large companies offer metal plate products and services that compete with some, but not all, of those of the Company. Local and regional companies offer competition in one or more geographical areas and in certain product lines. Although the Company believes customers consider, among other things, the availability and technical capabilities of equipment and personnel, efficiency, condition of equipment, safety record and reputation, price competition is currently a principal factor in determining which qualified contractor is awarded a contract.

  In recent years, competition has resulted in substantial pressure on pricing and operating margins. The Company expects overcapacity and other competitive pressures in the industry to continue for the foreseeable future. Several of the Company's competitors may have substantially greater capital resources, experience, sales and marketing capabilities and broader product and service offerings than the Company and are well established in their respective markets. The Company's competitors, either alone or together with competitors having sufficient resources, could engage in a variety of actions, including aggressive price competition, increased commitment of resources to compete, offering a higher level of customer service and efforts to recruit the Company's customers, which may have the effect of delaying or preventing the implementation of the Company's business strategy or adversely affecting the Company's ability to compete profitably. Given the nature of the construction industry, certain of the Company's costs, including construction equipment and personnel, are essentially fixed over the short term. In order to avoid additional expenses associated with temporarily idling equipment and personnel, the Company may from time to time choose to bid its, and its competitors may bid their, services out for hire at less than attractive rates, depending on the prevailing contractual rates in a given region. See "Business--Competition."

RELIANCE ON KEY PERSONNEL

  The Company's success depends to a significant extent upon the performance of its key employees, the loss of one or more of whom could have a material adverse effect on the Company's business, financial condition and results of operations. The Company carries no key-man life insurance. The Company believes that its future success will also depend in large part on its ability to attract and retain highly skilled managerial, supervisory, technical, sales and marketing personnel, who are in great demand. There can be no assurance that the Company will be successful in attracting or retaining such personnel, and the failure to attract or retain such personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY IN ENFORCING UNITED STATES JUDGMENTS AGAINST NETHERLANDS CORPORATIONS,DIRECTORS AND OTHERS

  The Issuer is a Netherlands company and a substantial portion of its assets are located outside the United States. In addition, certain members of the Issuer's management and supervisory boards may be residents of countries other than the United States. As a result, judgments of United States courts, including judgments against the Issuer or members of its management or supervisory boards predicated on the civil liability provisions of the federal or state securities laws of the United States, may be difficult to enforce in The Netherlands. See "Service of Process and Enforcement of Civil Liabilities."

POSSIBLE ANTITAKEOVER EFFECTS

  The Issuer's Articles of Association and the applicable law of The Netherlands contain provisions that may be deemed to have anti-takeover effects. Among other things, these provisions provide for a staggered board of supervisory directors and a binding nomination process. Such provisions may delay, defer or prevent a takeover attempt that a shareholder might consider in the best interest of the Company's shareholders. See "Description of Share Capital." In addition, certain United States tax laws may discourage third parties from accumulating significant blocks of the Common Shares. See "Taxation--United States Federal Income Taxes--Foreign Personal Holding Company Classification" and "Taxation--United States Federal Income Taxes-- Controlled Foreign Corporation Classification."

OTHER MATTERS RELATED TO COMPANIES INCORPORATED IN THE NETHERLANDS

  As a Netherlands "naamloze vennootschap" (N.V.), the Issuer will be subject to certain requirements not generally applicable to corporations organized in United States jurisdictions. Among other things, the issuance of shares by an N.V. must be submitted for resolution of the general meeting of shareholders, except to the extent such authority to issue shares has been delegated by the general meeting of shareholders to another corporate body. The Issuer's shareholders are expected to authorize, prior to the Common Share Offering, the Issuer's Supervisory Board (as defined below under "Management") to issue such additional authorized but unissued Common Shares as the Supervisory Board shall determine. Under the law of The Netherlands, such authorization can only be granted for a maximum period of five years and the above-mentioned authorization is expected to expire on or about the date that is five years from the date of this Prospectus, subject to future extension(s).

  In addition, the issuance of the shares is generally subject to shareholder preemptive rights, except to the extent that such preemptive rights have been excluded or limited by the general meeting of shareholders (subject to a qualified majority of two-thirds of the votes if less than 50% of the outstanding share capital is present or represented) or by the corporate body empowered to do so by the general meeting of shareholders or the articles of association. Shareholders do not have preemptive rights with respect to, inter alia, Common Shares which are issued against payment other than in cash nor with respect to shares issued to employees of the Issuer and its subsidiaries. Prior to the consummation of the Common Share Offering, the Issuer's shareholders are also expected to adopt a resolution providing the Supervisory Board with an irrevocable five-year authorization to exclude or limit shareholder preemptive rights. See "Description of Share Capital--Summary of Certain Provisions of the Articles of Association and Other Matters--Issue of Shares; Preemptive Rights."

NEW STATUS AS INDEPENDENT ENTITY

  Prior to the Common Share Offering, the Issuer was a wholly owned subsidiary of Praxair, and prior thereto a wholly owned subsidiary of Industries, and the Company has depended upon Praxair and Industries for certain financial and administrative support. Upon completion of the Common Share Offering, the Company will be responsible for its own financing and administering its own treasury, cash management, accounting, legal, tax, insurance, human resources and other services (after an interim transition period during which Praxair may continue to provide certain credit guarantees which are already outstanding and will provide certain pension-related services for specified fees). Praxair may continue to provide certain benefits-related services to the Company in the future. The Company is expected to incur additional general and administrative expenses estimated to be approximately $1.9 million annually in connection with the Company's status as an independent publicly traded company. In addition, prior to the consummation of the Common Share Offering, both Industries and Praxair provided credit support under arrangements providing for performance bonds and letters of credit issued on behalf of the Company. Such credit support will not extend to new utilization under such arrangements and may not continue with respect to outstanding obligations, which totalled approximately $72.7 million of contingent letters of credit or bank guarantees and $212.3 million of performance bonds as of December 31, 1996. To the extent the Company cannot obtain new utilization under such arrangements, the Company may be required to utilize letters of credit under the New Revolving Credit Facility, if available. Prior to the consummation of the Common Share Offering, certain stand-by letters of credit required in connection with the Company's insurance requirements were provided by or on behalf of Praxair. As of December 31, 1996, such letters of credit totalled approximately $22 million. The Company will be required to obtain new letters of credit and indemnify and compensate Praxair with respect to letters of credit and guarantees provided by Praxair which are not replaced by those obtained by the Company. Furthermore, the Company has generated significant revenue from services provided to Praxair, Industries and their affiliates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Transactions; Relationship with Praxair."

RISKS OF JOINT VENTURES AND LESS THAN 100% OWNED OPERATIONS

  The Company conducts a significant portion of its operations through joint ventures and less than 100% owned affiliates, all of which the Company manages. In 1996, the Company recorded $0.9 million in income from unconsolidated affiliates, and $112.6 million in revenues from consolidated entities less than 100% owned by the Company, which represented approximately 18% of the Company's total consolidated revenues in 1996. At any given time, the revenues or new business taken of a particular joint venture or less than 100% owned affiliate could be significant. The Company's joint venture partners and the minority owners of such affiliates may from time to time have economic or business interests or goals which are inconsistent with the business interests or goals of the Company. The Company may not have control over the operations or assets of a joint venture or affiliate if the joint venture, other agreements or governing law so provide. Although the Company generally manages the operations of its joint ventures and less than 100% owned affiliates in the same manner as it manages the operations of its wholly owned affiliates, the Company may be required to consider the interests of its joint venture partners and the minority owners of such affiliates in connection with decisions concerning the operations of the joint ventures and affiliates. The expenses of managing the operation of each joint venture and affiliate are allocated to such joint venture or affiliate. All such joint ventures and affiliates are organized as corporate entities, and the equity holders of such entities, as shareholders, generally are not subject to liability with respect to the activities of the joint ventures and affiliates. The Company generally is not liable to any joint venture or affiliate for activities undertaken on behalf of such joint venture or affiliate in accordance with authority granted by the joint venture or affiliate. Although each joint venture and affiliate also maintains insurance coverages required by law as well as additional coverages, there can be no assurance that such coverage will be adequate. The Company also faces the risk that a joint venture partner or minority owner of an affiliate may be unable to meet its economic or other obligations and that the Company may be required or choose to fulfill those obligations. See also "--Risks Associated with Holding Company Structure."

SELLING SHAREHOLDER INFLUENCE OVER THE COMPANY

  Upon consummation of the merger of Bridge Holdings into the Selling Shareholder, the Selling Shareholder will own directly 100% of the outstanding Common Shares. Upon completion of the Common Share Offering and the contribution to the Management Plan, the Selling Shareholder will own approximately 8% (and, if the Underwriters' over-allotment option is exercised in full, none) of the then outstanding Common Shares. In addition, under the Issuer's Articles of Association, the Selling Shareholder will have the right to appoint, remove and replace two members of the Supervisory Board so long as the Selling Shareholder owns at least 20% of the outstanding Common Shares, and the right to appoint, remove and replace one member of the Supervisory Board so long as the Selling Shareholder owns at least 10% but less than 20% of the outstanding Common Shares. As a result, the Selling Shareholder may be in a position to influence the management and affairs of the Company, including with respect to the election and removal of directors, amendments to the Issuer's Articles of Association and with respect to transactions which could cause a change of control of the Issuer. Furthermore, the Company and Praxair have entered into various agreements in connection with the Reorganization and the Common Share Offering. The Registration Rights Agreement (as defined) provides that in certain instances the Selling Shareholder's consent is required prior to the Issuer's registering additional Common Shares (or similar securities) under the Securities Act. See "Management--Supervisory Board," "Certain Transactions; Relationship with Praxair" and "Description of Share Capital."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Upon completion of the Common Share Offering and the contribution to the Management Plan, the Issuer will have 12,517,552 outstanding Common Shares, including 1,000,000 Common Shares owned by the Selling Shareholder (none if the Underwriters' over-allotment option is exercised in full) and including the 1,017,552 Management Plan Shares as described under "Management-- Compensation and Benefits--Special Stock-Based, Long-Term Compensation Related to the Common Share Offering" (assuming an initial public offering price of $21.50 per share (the mid-point of the price range as set forth on the cover page of this Prospectus)). The 10,500,000 Common Shares (11,500,000 if the Underwriters' over-allotment option is exercised in full) offered hereby will be eligible for sale in the public market after the completion of the Common Share Offering, except for any shares purchased by an "affiliate" of the Issuer, which will be subject to the resale limitations of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). In the underwriting agreements among the Issuer, the Selling Shareholder and the U.S. Underwriters and Managers, respectively, the Issuer and the Selling Shareholder, as well as certain directors and executive officers of the Company, will agree (subject to certain exceptions) not to sell any Common Shares for a period of 180 days after the date of this Prospectus without the prior consent of Credit Suisse First Boston Corporation. Upon the expiration, or waiver, of the restrictions contained in such underwriting agreements, the remaining outstanding Common Shares will be "restricted securities" for purposes of Rule 144, and may not be resold unless registered under the Securities Act or sold pursuant to an exemption from registration thereunder. Praxair has certain rights to require the Issuer to register Common Shares held by the Selling Shareholder (or its transferees) for sale under the Securities Act to permit the public sale of such shares. Significant sales of Common Shares (whether such shares are currently outstanding or subsequently issued) under a registration statement, pursuant to Rule 144 or otherwise in the future, or the prospect of such sales, may depress the price of the Common Shares or any market that may develop, and may also render difficult the sale of the Common Shares purchased by investors hereunder. See "Certain Transactions; Relationship with Praxair-- Registration Rights Agreement" and "Shares Eligible for Future Sale."

ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF SHARE PRICE

  Prior to the Common Share Offering, there has been no public market for the Common Shares and there can be no assurance that an active trading market will develop or be sustained in the future. The initial public offering price of the Common Shares will be determined solely by negotiations among the Issuer, the Selling Shareholder and the representatives of the Underwriters and will not necessarily reflect the market price of the Common Shares after completion of the Common Share Offering or the price at which Common Shares may be sold in the public market after the Common Share Offering. The initial public offering price of the Common Shares will be determined by negotiations among the Company, the Selling Shareholder and the representatives of the Underwriters based on various factors. The market price of the Common Shares after the Common Share Offering could be subject to significant fluctuations in response to various factors, including variations in quarterly operating results, future announcements concerning the Company or its competitors, interest rates, foreign exchange rates, the depth and liquidity of the market for the Common Shares, investor perceptions of the Company and general economic, market and other conditions.

DILUTION

  The initial public offering price per share of Common Shares will exceed the net tangible book value per Common Share. Accordingly, the purchasers of the Common Shares offered hereby will experience immediate and substantial dilution of $15.23 in their investment (assuming an initial public offering price of $21.50 per share, the mid-point of the price range as set forth on the cover page of this Prospectus). Additional dilution may occur following the exercise by directors, management and other employees of options to purchase Common Shares granted in the future under the Company's option plans and agreements or purchases of shares under employee share purchase plans. See "Dilution" and "Management--Compensation and Benefits--Executive Compensation--Long-Term Compensation" and "Management--Employee Share Purchase Plan."

RISK OF U.S. TAXATION OF FOREIGN OPERATIONS

  The Issuer and its non-U.S. subsidiaries will carry out their activities in a manner which the Company believes will not constitute the conduct of a trade or business in the United States. Accordingly, although the Company reports taxable income and pays taxes in the countries where it operates, the Company believes that income earned by the Issuer and its non-U.S. subsidiaries from operations outside the United States is not reportable in the United States for tax purposes and is not subject to U.S. income tax. If income earned by the Issuer or its non-U.S. subsidiaries from operations outside the United States is determined to be income effectively connected to a United States trade or business and as a result becomes taxable in the United States, the Company could be subject to U.S. taxes on a basis significantly more adverse than generally would apply to such business operations. If the Company were to be deemed to be subject to such taxes, there can be no assurance that the Company's business, financial condition and results of operations will not be materially and adversely affected.

RISK OF BEING CLASSIFIED AS A FOREIGN PERSONAL HOLDING COMPANY

  If certain events occur, the Issuer or any of its non-U.S. subsidiaries may be classified, for U.S. tax purposes, as a foreign personal holding company ("FPHC"). The events which would trigger the classification as an FPHC are, in part, beyond the control of the Company. The Issuer would be classified as an FPHC if in any taxable year (i) five or fewer individuals who are U.S. citizens or residents own (directly or constructively through certain attribution rules) more than 50% of the voting power or the value of the outstanding Common Shares and (ii) at least 60% of its gross income is "foreign personal holding company income," which is defined under Section 553 of the Internal Revenue Code of 1986, as amended (the "Code"), to include, among other things, dividends, interest, rent and royalties. If the Issuer were to be classified as an FPHC, this would generally require each U.S. shareholder who held Common Shares on the last day of the Company's taxable year to include in such shareholder's gross income as a dividend that shareholder's pro rata portion of undistributed income of the Issuer and of any non-U.S. subsidiaries that are also FPHCs. The Issuer believes that it will not be an FPHC at the time of the Common Share Offering made by this Prospectus but undertakes no obligation to determine if it is an FPHC at any time. There can be no assurance that the Issuer or any of its non-U.S. subsidiaries will not be classified as FPHCs in the future. See "Taxation -- United States Federal Income Taxes--Foreign Personal Holding Company Classification."

RISK OF BEING CLASSIFIED AS A CONTROLLED FOREIGN CORPORATION

  The Issuer is incorporated in The Netherlands and is not expected to be a "controlled foreign corporation" for purposes of U.S. tax law after the Common Share Offering. However, the Company would be classified as a controlled foreign corporation if any United States person acquires 10% or more of the shares of the Issuer (including ownership through the attribution rules of Section 958 of the Code) and the sum of the percentage ownership by all such persons exceeds 50% (by voting power or value) of the Issuer's stock. There is no assurance that the Issuer will not be determined to be a controlled foreign corporation in the future. In the event that such a determination were made, all U.S. holders of 10% or more of the shares of the Issuer will be subject to taxation under Subpart F of the Code. The ultimate consequences of this determination are fact-specific to each 10% or greater (including ownership through the attribution rules of Section 958 of the Code) U.S. shareholder but could include possible taxation of such U.S. shareholder on income of the Issuer even in the absence of distribution by the Issuer of such income. See "Taxation--United States Federal Income Taxes--Controlled Foreign Corporation Classification."

                                  THE COMPANY

  CB&I is a global engineering and construction company specializing in the engineering and design, materials procurement, fabrication, erection, repair and modification of steel tanks and other steel plate structures and associated systems such as petroleum terminals, refinery pressure vessels, low temperature and cryogenic storage facilities and elevated water storage tanks. Based on its knowledge of and experience in its industry, the Company believes it is the leading provider of field erected steel tanks and other steel plate structures, associated systems and related services in North America and one of the leading providers of these specialized products and services in the world. CB&I seeks to maintain its leading industry position by focusing on its technological expertise in design, metallurgy and welding, along with its ability to complete logistically and technically complex metal plate projects virtually anywhere in the world. CB&I has been continuously engaged in the engineering and construction industry since its founding in 1889. In 1996, the Company was involved in over 500 projects for over 250 customers in 34 countries.

  The Issuer, with its corporate seat at Amsterdam, The Netherlands, is a corporation organized under the laws of The Netherlands, was incorporated in November 1996 and maintains its registered office and the principal office of CBICBV at P.O. Box 74658, 1070BR Amsterdam, The Netherlands. The Issuer's telephone number at such address is 31-20-664-4461. The executive office of New CBIC is located at 1501 North Division Street, Plainfield, Illinois 60544, and its telephone number at that address is (815) 439-6000. The Issuer is registered in the trade register of the Chamber of Commerce of Amsterdam under No. 286.441.

  The Issuer's objects clause as contained in its Articles of Association is formulated in a broad manner, enabling the Issuer to do all such things as may be in the broadest sense in furtherance of the business of the Company as described herein (see "Business"), including, among other things, to: incorporate, own, participate in, manage and promote businesses; perform industrial, financial and commercial activities; design, develop, manufacture, market, sell and service products of any nature; and to borrow, lend and raise funds and render guarantees.

                                DIVIDEND POLICY

  It is anticipated that following the consummation of the Common Share Offering, the Issuer will initially pay quarterly cash dividends which, on an annual basis, will aggregate $0.24 per Common Share and which may be changed over time as its earnings and prospects warrant. However, no such dividend has been declared and the declaration and payment of dividends will be a business decision to be made by the Management Board (as defined below under "Management") and the Supervisory Board of the Issuer from time to time, subject to, in the case of annual dividends, the determination by shareholders at a general meeting and subject to applicable mandatory provisions of Dutch law, and based on a variety of factors including, among others, the Company's earnings, financial position, capital needs and such other considerations as such boards or the general meeting of shareholders deem relevant as well as any restrictions under the Issuer's debt instruments. See "Description of Share Capital--Summary of Certain Provisions of the Articles of Association and Other Matters--Dividends." The Issuer's first dividend is expected to be payable on June 30, 1997 to shareholders of record at the close of business on June 20, 1997. Although under Dutch law dividends generally are paid annually after being approved at a general meeting of shareholders, quarterly dividends in anticipation of an annual dividend may be distributed by a company's management board, in the case of the Issuer, with the approval of its Supervisory Board. See "Description of Share Capital--Summary of Certain Provisions of the Articles of Association and Other Matters--Dividends."

  It is expected that cash dividends, if any, will be declared in dollars. For a description of the basis on which dividends may be converted into Dutch guilders, see "Description of Share Capital--Summary of Certain Provisions of the Articles of Association and Other Matters--Dividends." As regards cash payments, the rights to dividends and distributions shall lapse if such dividends or distributions are not claimed within five years following the day after the date on which they were made available.

  There are no legislative or other legal provisions currently in force in The Netherlands or arising under the Issuer's Articles of Association restricting dividends to holders of the Common Shares not resident in The Netherlands. Insofar as the law of The Netherlands is concerned, cash dividends paid in any currency may be transferred from The Netherlands and converted into any other convertible currency. Dividends payable by the Issuer are subject to Dutch withholding tax at the current rate of 25%. The withholding tax on dividends paid to holders of Common Shares who are not residents of The Netherlands may be reduced by virtue of an applicable income tax convention in effect between The Netherlands and the country of residence of the recipient of the dividends. See "Taxation--Netherlands Taxes--Netherlands Dividend Withholding Tax."

  The Issuer is a newly formed corporation with no accumulated earnings and profits for U.S. federal income tax purposes. If the Issuer declares dividends in the Issuer's first taxable year after the Common Share Offering in excess of the Issuer's current earnings and profits for such year, the excess of the dividend paid with respect to a particular class of the Issuer's shares over the earnings and profits allocable to such class of shares shall be treated for United States federal income tax purposes as a return of capital to the extent of the shareholder's basis in the shares, and a capital gain to the extent of any amount of such excess distributed to the shareholder in excess of such basis.

  The Issuer is a holding company that derives all of its cash flow from its subsidiaries. Consequently, the Issuer's ability to pay dividends is dependent on the earnings of its subsidiaries and the receipt by the Issuer of distributions from such subsidiaries. In addition, the New Revolving Credit Facility limits, and any other credit arrangements which the Company may enter into may limit, the Issuer's ability to pay dividends. See "Risk Factors-- Substantial Liquidity Requirements," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of New Revolving Credit Facility."

                                   DILUTION

  Dilution is the reduction in the value of a purchaser's investment in Common Shares measured by the difference between the purchase price per share and the net tangible book value per Common Share after the purchase. Giving effect to the Reorganization, the consolidated net tangible book value of the Issuer as of December 31, 1996 was $71.8 million or $6.24 per share and, after giving effect to the Common Share Offering (at assumed initial public offering price of $21.50 per share, the mid-point of the price range as set forth on the cover page of this Prospectus and including the deduction of estimated offering expenses payable by the Issuer and the contribution of Common Shares to the Management Plan), was $78.4 million or $6.27 per share. The net tangible book value per share is determined by dividing the consolidated net tangible book value of the Issuer by the number of Common Shares outstanding at that date. The consolidated net tangible book value of the Issuer represents its total assets less its total liabilities and intangible assets (consisting of goodwill). Without taking into account any other changes in such consolidated net tangible book value after December 31, 1996, other than to give effect to the sale of the Common Shares offered hereby (at assumed initial public offering price of $21.50 per share), purchasers of Common Shares in the Common Share Offering would experience immediate dilution of $15.23 per share, which is equal to the difference between the assumed initial public offering price and the net tangible book value per Common Share as of September 30, 1996. The following table illustrates this per share dilution:

   Assumed initial public offering price per share..................... $21.50
   Net tangible book value per share as of December 31, 1996 after
    giving effect to the Common Share Offering.........................   6.27
                                                                        ------
   Dilution per share to purchasers in the Common Share Offering(1).... $15.23
                                                                        ======

--------
(1) Includes 1,017,552 Common Shares (assuming an initial public offering price of $21.50 per share (the mid-point of the price range as set forth on the cover page of this Prospectus)) to be contributed to the Management Plan which vest no earlier than the third anniversary (and with respect to one participant, the second anniversary) of the award date, and excludes 1,251,755 Common Shares reserved for issuance under the Incentive Plan, of which 500,702 shares will be subject to options to be granted at or prior to consummation of the Common Share Offering at an exercise price equal to the initial offering price.

                                USE OF PROCEEDS

  The net proceeds to the Selling Shareholder from the sale of the Common Shares in the Common Share Offering are estimated to be approximately $214 million, after deducting estimated underwriting discounts and commissions but before estimated offering expenses payable by the Selling Shareholder. The Company will not receive any of the proceeds from the sale of Common Shares in the Common Share Offering.

                                CAPITALIZATION
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

  The following table sets forth the cash, consolidated short-term debt and capitalization of the Company at December 31, 1996 (after giving effect to the Reorganization) and as adjusted to give effect to the Common Share Offering, the contribution of Common Shares to the Management Plan and the Reorganization. This table should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                      AS OF DECEMBER 31, 1996
                                                     --------------------------
                                                     ACTUAL (1) AS ADJUSTED (2)
                                                     ---------- ---------------
Cash and cash equivalents...........................  $ 11,923     $  9,923 (3)
                                                      ========     ========
Short-term notes payable............................  $  3,114     $  3,114
                                                      --------     --------
Long-term debt to Praxair...........................    53,907       53,907 (4)
                                                      --------     --------
Shareholders' Equity:
  Common stock, NLG .01 par value, 50,000,000
   authorized, 11,500,000 actual shares issued and
   outstanding;
   12,517,552 as adjusted shares issued and
   outstanding (5)..................................        65           74
  Additional paid-in capital........................    79,953       99,821 (3)
  Retained earnings.................................    11,562       (1,652)
  Cumulative translation adjustment.................      (775)        (775)
                                                      --------     --------
    Total shareholders' equity......................    90,805       97,468 (6)
                                                      --------     --------
      Total capitalization..........................  $147,826     $154,489
                                                      ========     ========

--------
(1) Reflects amounts after giving effect to the Reorganization.

(2) Reflects amounts after giving effect to the Reorganization, the Common Share Offering and the contribution of 1,017,552 Common Shares to the Management Plan valued at $21.9 million (which would result in an increase to Common Stock and Additional paid-in capital) and a related pre-tax charge of $21.9 million (which would result in a $13.2 million reduction in Retained earnings, net of tax effect) assuming an initial offering price of $21.50 per share.
(3) The Issuer will not receive any proceeds from the Common Share Offering but will pay a portion of the offering costs, which portion will not exceed $2.0 million.
(4) The Company intends to refinance its long-term debt to Praxair with indebtedness incurred under the New Revolving Credit Facility. As of February 27, 1997, the aggregate amount of such indebtedness outstanding to Praxair was approximately $73 million.
(5) Excludes Common Shares issuable upon exercise of options to be granted under the Company's stock option plan.

(6) The $6.7 million net increase in Total shareholders' equity and Total capitalization reflects the $8.7 million increase resulting from the tax benefit associated with the contribution to the Management Plan, offset by the $2.0 million of offering costs to be paid by the Issuer, as described in footnotes 2 and 3 above.

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                            (DOLLARS IN THOUSANDS)

  The following table sets forth Selected Consolidated Financial and Other Data for the periods and as of the dates indicated. The selected consolidated income statement data for each of the years in the three-year period ended December 31, 1996 and the selected consolidated balance sheet data as of December 31, 1996, 1995 and 1994 have been derived from, and are qualified by reference to, the Audited Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The selected consolidated income statement data for the year ended December 31, 1993 have been derived from the Company's audited financial statements. The selected consolidated income statement data for the year ended December 31, 1992 and the selected consolidated balance sheet data as of December 31, 1993 and 1992 have been derived from the Company's unaudited financial statements.

  The selected consolidated financial and other data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and accompanying notes thereto (including without limitation "Operations by Geographic Segment" found on pages F-19 and F-38 hereof and "Quarterly Operating Results (unaudited)" found on pages F-21 and F-41 hereof) and other financial information included elsewhere in this Prospectus.

                                                                           POST-PRAXAIR
                              PRE-PRAXAIR ACQUISITION (1)                  ACQUISITION
                          --------------------------------------------     ------------
                                      YEAR ENDED DECEMBER 31,
                          -------------------------------------------------------------
                            1992      1993         1994         1995           1996
                          --------  --------     --------     --------     ------------
INCOME STATEMENT DATA:
Revenues................  $799,196  $680,541     $762,803     $621,938       $663,721
Cost of revenues........   678,129   630,978      692,266      614,230        590,030
                          --------  --------     --------     --------       --------
 Gross profit...........   121,067    49,563       70,537        7,708         73,691
Selling and
 administrative
 expenses...............    44,006    44,193       45,503       43,023         42,921
Special charges.........       --     22,900 (2)   16,990 (3)    5,230 (4)        --
Gain on the sale of
 assets(5)..............    (1,062)     (118)     (11,360)     (10,030)          (493)
                          --------  --------     --------     --------       --------
 Income (loss) from
  operations............    78,123   (17,412)      19,404      (30,515)        31,263
Interest expense........    (1,275)     (298)        (180)        (799)        (5,002)
Other income............     4,405     3,056        1,652        1,191            990
                          --------  --------     --------     --------       --------
 Income (loss) before
  taxes and minority
  interest..............    81,253   (14,654)      20,876      (30,123)        27,251
Income tax expense
 (benefit)..............    21,882    (6,080)       3,074       (8,093)         7,789
                          --------  --------     --------     --------       --------
 Income (loss) before
  minority interest.....    59,371    (8,574)      17,802      (22,030)        19,462
Minority interest in
 income.................    (2,041)   (1,247)      (1,359)      (3,576)        (2,900)
                          --------  --------     --------     --------       --------
 Net income (loss)......  $ 57,330  $ (9,821)    $ 16,443     $(25,606)      $ 16,562
                          ========  ========     ========     ========       ========
BALANCE SHEET DATA:
Total assets............  $410,492  $408,936     $359,912     $356,125       $351,496
Total long-term debt....     1,000       --           --           --          53,907
Total shareholder's
 equity.................   222,027   217,231      183,101      186,507         90,746
CASH FLOW DATA:
Cash flow from operating
 activities.............  $ 37,571  $   (357)    $ 38,447     $(39,151)      $ 25,159
Cash flow from investing
 activities.............   (37,438)  (11,764)      14,051        3,899        (11,348)
Cash flow from financing
 activities.............     1,030     2,662      (49,742)      32,012        (14,797)
OTHER FINANCIAL DATA:
Depreciation and
 amortization...........  $ 12,821  $ 16,178     $ 15,569     $ 16,077       $ 17,281
EBITDA(6)...............    89,882    21,548       40,603      (19,238)        48,051
Capital expenditures....    44,465    19,232       18,772       14,880         20,425
OTHER DATA:
Number of employees:
 Salaried...............     2,036     1,861        1,800        1,663          1,516
 Hourly and craft.......     5,227     4,408        4,852        3,483          4,432
New business taken(7)...  $732,415  $782,606     $648,082     $782,878       $687,227
Backlog(7)..............   364,326   449,303      323,343      470,174        485,704

--------
(1) Prior to the first quarter of 1996, the Company was a subsidiary of Industries. During the first quarter of 1996, pursuant to a merger agreement dated December 22, 1995, Industries became a subsidiary of Praxair. This merger transaction was reflected in the consolidated financial statements of the Company as a purchase effective January 1, 1996. The application of purchase accounting resulted in changes to the historical basis of various assets. Accordingly, the information provided for periods prior to January 1, 1996 is not comparable to subsequent financial information.
(2) In 1993, a special charge of $22.9 million was recorded to recognize the expense of two major legal claims totalling $15.0 million as well as a $7.9 million write-down of non-performing assets.
(3) In 1994, the Company recorded a special charge of $17.0 million to recognize the expenses of a major litigation settlement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Results of Operations."
(4) In 1995, the Company recorded a special charge of $5.2 million comprised of $0.8 million for work force reduction and $4.4 million for write-down of an idle facility and other related costs.
(5) Gain on the sale of assets primarily represents gains on the sale of property, plant and equipment. The gain recorded in 1995 primarily relates to the sale of certain underutilized facilities sold as a result of the Restructuring Program. The gain recorded in 1994 includes gains from affiliated entity transactions primarily from the sale of the Company's minority interest in a terminal and the sale of the Company's interest in a fabrication facility.
(6) EBITDA is defined as income (loss) from operations less gains on the sale of assets, plus special charges, plus depreciation and amortization expenses. While EBITDA should not be construed as a substitute for operating income (loss) or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with United States GAAP, it is included herein to provide additional information regarding the ability of the Company to meet its capital expenditures, working capital requirements and any future debt service. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs, particularly because it does not include capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."
(7) New business taken represents the value of new project commitments received by the Company during a given period. Such commitments are included in backlog until work is performed and revenue recognized or until cancellation. Backlog may also fluctuate with currency movements.

               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

  The following Unaudited Pro Forma Consolidated Income Statement for the year ended December 31, 1996 gives effect to the Common Share Offering and the Reorganization as if each had occurred at the beginning of the period indicated. The Unaudited Pro Forma Consolidated Income Statement is based on the historical financial statements of the Company and the assumptions and adjustments described in the accompanying notes.

  As described under the captions "Management--Compensation and Benefits-- Special Stock-Based, Long-Term Compensation Related to the Common Share Offering" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Management Plan," upon consummation of the Common Share Offering, the Company will make a contribution to the Management Plan in the form of Common Shares having a value of approximately $21.9 million (assuming an initial public offering price of $21.50 per share (the mid-point of the price range as set forth on the cover page of this Prospectus)). Accordingly, the Company will record a pretax charge of approximately $21.9 million (assuming an initial public offering price of $21.50 per share (the mid-point of the price range as set forth on the cover page of this Prospectus)) at the time of the contribution to the Management Plan. As this represents a non-recurring 1997 charge to income, it has not been reflected in the Unaudited Pro Forma Consolidated Income Statement for the year ended December 31, 1996.

  The Unaudited Pro Forma Consolidated Income Statement is based upon assumptions that the Company believes are reasonable and should be read in conjunction with the Consolidated Financial Statements of the Company and the accompanying notes thereto included elsewhere in this Prospectus. The unaudited pro forma data are not designed to represent and do not represent what the Company's results of operations actually would have been had the Common Share Offering and the Reorganization been completed as of the beginning of the period indicated, or to project the Company's results of operations at any future date or for any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                            YEAR ENDED DECEMBER 31, 1996
                                         ------------------------------------
                                                     PRO FORMA        AS
                                         HISTORICAL ADJUSTMENTS   ADJUSTED(3)
                                         ---------- -----------   -----------
Revenues...............................   $663,721    $   --        $663,721
Cost of revenues.......................    590,030        --         590,030
                                          --------    -------     ----------
  Gross profit.........................     73,691        --          73,691
Selling and administrative expenses....     42,921      1,900 (1)     44,821
Gain on sale of assets.................       (493)       --            (493)
                                          --------    -------     ----------
  Income from operations...............     31,263     (1,900)        29,363
Interest expense.......................     (5,002)       --          (5,002)
Other income...........................        990        --             990
                                          --------    -------     ----------
  Income before taxes and minority
   interest............................     27,251     (1,900)        25,351
Income tax expense (benefit)...........      7,789       (752)(2)      7,037
                                          --------    -------     ----------
  Income before minority interest......     19,462     (1,148)        18,314
Minority interest in income............     (2,900)       --          (2,900)
                                          --------    -------     ----------
  Net income...........................   $ 16,562    $(1,148)      $ 15,414
                                          ========    =======     ==========
Pro forma net income per common share..                             $   1.23
                                                                  ==========
Pro forma weighted average number of
 common shares outstanding.............                           12,517,552(4)
                                                                  ==========

--------
(1) Reflects an increase of $1.9 million for administrative expenses expected to be incurred in connection with being a public corporation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a discussion of such additional administrative expenses and of a decrease in benefit costs during 1996 of approximately $4 million as compared to 1995 as the result of the transition from the Industries benefit plans to the new benefit plans being established by the Company. The Company's new benefit plans are expected to be in place for 1997 and the level of 1997 benefit costs (excluding one-time costs related to the Management Plan) is expected to be consistent with the 1995 benefit costs.
(2) Represents an adjustment to reflect the income tax effect of the pro forma adjustment.
(3) The Company will not receive any of the proceeds from the Common Shares Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."
(4) Includes 1,017,552 Common Shares which will be contributed to the Management Plan which vest no earlier than the third anniversary (and with respect to one participant, the second anniversary) of the award date, but does not include 1,251,755 Common Shares reserved for issuance under the Incentive Plan (as defined), of which 500,702 shares will be subject to options to be granted at or prior to consummation of the Common Share Offering at an exercise price equal to the initial offering price. See "Management--Compensation and Benefits--Executive Compensation--Long-Term Compensation" and "Management--Compensation and Benefits--Special Stock-Based, Long-Term Compensation Related to the Common Share Offering."

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes.

OVERVIEW

  Background. In the first quarter of 1996, Praxair acquired all of the outstanding common stock of Industries, which was then the parent company of Old CBIC. At that time, Praxair announced its intention to divest the businesses of Industries that were not strategic to Praxair, including the Company. The acquisition of Industries by Praxair was reflected in the Company's consolidated financial statements as a purchase effective January 1, 1996 and resulted in changes to the capitalization and historical basis of various assets of the Company. Accordingly, the historical information provided herein, for periods prior to January 1, 1996, is not comparable to subsequent financial information.

  Restructuring Program. Following the Praxair acquisition, a new management team was assembled for the Company which has concentrated its initial efforts on redirecting and accelerating the Restructuring Program. The Restructuring Program initially focused on consolidating the Company's organizational structure from six separate, decentralized business units into a single global business operation. On-going enhancements in connection with such consolidation include centralization of procurement, equipment and personnel mobilization, and certain financial functions, as well as streamlining and consolidating administrative and engineering support. As part of the program, seven fabrication plants or warehouses have been closed and three administrative office sites have been downsized or relocated, including the headquarters of the Company's U.S. operations. The Company also has targeted a reduction of approximately 160 salaried positions, of which approximately 147 had been eliminated as of December 31, 1996. The Company believes that the benefits of the Restructuring Program have contributed significantly to the improvement in operating profitability in 1996 relative to 1995.

  Management Plan. Praxair and the Company have agreed to compensate certain members of the Company's management for their services in connection with the further development and implementation of the Restructuring Program and the Company's initial public offering. Upon consummation of the Common Share Offering, the Company has agreed to contribute to the Management Plan in the form of Common Shares having a value of approximately $21.9 million (approximately 1,017,552 Common Shares, assuming an initial public offering price of $21.50 per share, representing approximately 8% of the total number of Common Shares outstanding upon consummation of the Common Share Offering). This initial contribution of Management Plan Shares will vest three years (and with respect to one participant, two years) after the date of the Common Share Offering. Accordingly, the Company will record a pretax charge of approximately $21.9 million (assuming an initial public offering price of $21.50 per share) at the time of the contribution to the Management Plan. See "Management--Compensation and Benefits--Special Stock-Based, Long-Term Compensation Related to the Common Share Offering."

  Operations. Historically, changing market conditions have dictated that the Company shift product mix and geographic revenue mix in order to maximize operating results. The Company has also reduced its fixed costs from time to time to reflect changes in demand for its products and services. Due to a significant reduction in new business obtained by the Company outside the U.S. and decreases in government and nuclear repair work in the U.S., revenues in 1993 were sharply lower than the level in 1992. While revenues and operating results improved somewhat in 1994, they remained below targeted levels. Actions by the Company to adjust its support infrastructure were generally insufficient to offset the declining revenue trend. During the period of declining performance from 1992 through 1995, the Company became increasingly internally focused. Experienced employees were assigned full-time to the Restructuring Program (during 1996, most of these employees returned to operating duties). In 1995, Industries had also become involved in defending itself against the ultimately successful takeover by Praxair. These factors along with contract execution issues (such as maintaining costs in line with initial estimates, and equipment and personnel mobilization difficulties) and unabsorbed overhead costs contributed to a significant operating loss in 1995.

  Although the Company believes that continued implementation of the Restructuring Program has already resulted in and will continue to result in savings, there can be no assurance that the Company's estimates of results already achieved accurately reflect cost savings associated with the Restructuring Program, that targeted reductions and goals can be achieved or will continue and that part or all of the Restructuring Program can successfully be implemented.

  Contracts. The Company obtains contracts primarily through competitive bidding, negotiations or partnering agreements with long-standing customers. Project duration typically lasts from a few weeks to several years. Typically, over 75% of the Company's work is performed on a fixed price or lump sum basis. The balance of projects primarily are performed on variations of cost reimbursable and target fixed or lump sum price approaches.

  New Business Taken/Backlog. New business taken represents the value of new project commitments received by the Company during a given period. Such commitments are included in backlog until work is performed and revenue recognized or until cancellation. The variability of the timing of new project commitments, the size of the project and other factors beyond the Company's control can cause significant fluctuation in the new business taken in any given period or backlog outstanding at any given date. Backlog may also fluctuate with currency movements.

  Revenue Recognition. Revenues are recognized using the percentage of completion method. Contract revenues are accrued based generally on the percentage that costs to date bear to total estimated costs. The cumulative impact of revisions in total cost estimates during the progress of work is reflected in the period in which these changes become known.

RESULTS OF OPERATIONS

  The following table summarizes the consolidated results of operations and the related percentages of revenues for the years ended December 31, 1994, 1995 and 1996:

                                   YEAR ENDED DECEMBER 31,
                          ----------------------------------------------
                              1994            1995            1996
                          --------------  --------------  --------------
                                        (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Revenues................  $762.8  100.0%  $621.9  100.0%  $663.7  100.0%
Cost of revenues........   692.3   90.8%   614.2   98.8%   590.0   88.9%
                          ------  ------  ------  ------  ------  ------
 Gross profit...........    70.5    9.2%     7.7    1.2%    73.7   11.1%
Selling and
 administrative
 expenses...............    45.5    6.0%    43.0    6.9%    42.9    6.5%
Special charges.........    17.0    2.2%     5.2    0.8%     --      --
Gain on sale of assets..   (11.4)  (1.5%)  (10.0)  (1.6%)   (0.5)  (0.1%)
                          ------  ------  ------  ------  ------  ------
 Income (loss) from
  operations............    19.4    2.5%   (30.5)  (4.9%)   31.3    4.7%
Interest expense........    (0.2)  (0.0%)   (0.8)  (0.1%)   (5.0)  (0.8%)
Other income............     1.7    0.2%     1.2    0.2%     1.0    0.2%
                          ------  ------  ------  ------  ------  ------
 Income (loss) before
  taxes and minority
  interest..............    20.9    2.7%   (30.1)  (4.8%)   27.3    4.1%
Income tax expense
 (benefit)..............     3.1    0.4%    (8.1)  (1.3%)    7.8    1.2%
                          ------  ------  ------  ------  ------  ------
 Income (loss) before
  minority interest.....    17.8    2.3%   (22.0)  (3.5%)   19.5    2.9%
Minority interest in
 income.................    (1.4)  (0.2%)   (3.6)  (0.6%)   (2.9)  (0.4%)
                          ------  ------  ------  ------  ------  ------
 Net income (loss)......  $ 16.4    2.1%  $(25.6)  (4.1%) $ 16.6    2.5%
                          ======  ======  ======  ======  ======  ======
Backlog at period end...  $323.3          $470.2          $485.7
                          ======          ======          ======

  The following tables indicate revenues and new business taken by product line for the years ended December 31, 1994, 1995 and 1996:

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1994    1995    1996
                                                        ------- ------- -------
                                                         (DOLLARS IN MILLIONS)
REVENUES BY PRODUCT LINE
Flat Bottom Tanks...................................... $   303 $   253 $   248
Pressure Vessels.......................................      83      85      82
Low Temperature/Cryogenic Tanks and Systems............      23      28      60
Elevated Tanks.........................................      55      60      42
Specialty and Other Structures.........................     133      73     117
Repairs and Modifications..............................      82      68      70
Turnarounds............................................      84      55      45
                                                        ------- ------- -------
  Total................................................ $   763 $   622 $   664
                                                        ======= ======= =======
                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1994    1995    1996
                                                        ------- ------- -------
                                                         (DOLLARS IN MILLIONS)
NEW BUSINESS TAKEN BY PRODUCT LINE
Flat Bottom Tanks...................................... $   207 $   196 $   278
Pressure Vessels.......................................      80      86      67
Low Temperature/Cryogenic Tanks and Systems............      62     204      91
Elevated Tanks.........................................      38      44      46
Specialty and Other Structures.........................      88     122     107
Repairs and Modifications..............................      76      63      57
Turnarounds............................................      97      68      41
                                                        ------- ------- -------
  Total................................................ $   648 $   783 $   687
                                                        ======= ======= =======

1996 versus 1995

  Revenues. Revenues increased $41.8 million, or 6.7%, to $663.7 million in 1996 from $621.9 million in 1995. This increase reflects improvement in contract activity, primarily in the United States and Central and South America. Revenues for low temperature and specialty product lines increased, reflecting contracts for several liquid natural gas ("LNG") storage facilities and other significant contracts for a wastewater project and a government research facility. To improve profitability of the Company, during 1996 management focused on improving contract execution and cost reductions. As a result, management was more selective in pursuing contract opportunities, which is reflected in the level of new business taken and in the moderate revenue growth in 1996, and is expected to be reflected in the Company's 1997 results. However, the Company expects to more actively pursue new business prospects in its principal markets as its Restructuring Program nears completion.

  Backlog at December 31, 1996 increased by approximately $15.5 million to $485.7 million compared to the backlog at December 31, 1995 of $470.2 million. New business taken during 1996 decreased by 12.2% to $687.2 million compared to $782.9 million in 1995 which included approximately $150 million for three LNG storage facility contracts. During 1996, new contract awards increased significantly internationally in Asia, the Middle East and South America while awards decreased in the U.S.

  Gross Profit. Gross profit increased $66.0 million to $73.7 million during 1996 from $7.7 million in 1995. Gross profit as a percentage of revenues ("gross margin") increased to 11.1% for 1996 from 1.2% in 1995. The improvement in gross profit and gross margin in 1996 reflects the results of the Restructuring Program initiatives which have achieved cost savings of approximately $10 million, reduced unabsorbed overhead costs by $11.3 million, improved contract estimation and associated construction performance and reduced benefit costs, as discussed below. Prospectively, the Restructuring Program is expected to result in estimated annual cost savings of approximately $21 million in 1997 and approximately $23 million in 1998, relative to the Company's 1995 cost base. In addition, gross profit increased with higher revenues. Gross profit for 1995 was negatively impacted by approximately $19 million due to the effect of significant losses on a few contracts, as discussed below.

  Income from Operations. Income from operations was $31.3 million in 1996, or 4.7% of revenues, versus a loss of $30.5 million in 1995. The improvement in income from operations was primarily attributable to the improvement in gross profit and gross margin described above. Selling and administrative expenses decreased slightly to $42.9 million from $43.0 million in 1995. Selling and administrative expenses included higher expenses relating to the Company's upgrading of its information technology systems and increased incentive compensation due to improved results, offset by a reduction in benefit costs and other cost savings. Benefit cost reductions of approximately $4 million and pension curtailment gains of approximately $1.9 million reduced 1996 cost of revenues sold and selling and administrative expenses by $4.9 million and $1.0 million, respectively. The decrease in the Company's benefit costs during 1996 as compared to 1995 is the result of the transition from the Industries' benefit plans to new benefit plans being established by the Company. The Company's new benefit plans are expected to be in place for 1997, and the level of 1997 benefit costs (excluding one-time costs related to the Management Plan) is expected to be consistent with the 1995 benefit costs. Income from operations in 1995 was also impacted by gains from the sale of assets of $10.0 million and a special charge of $5.2 million.

  Interest expense increased $4.2 million, to $5.0 million during 1996 from $0.8 million in 1995. The increase is primarily a result of $55.0 million of long-term debt assumed by the Company on January 1, 1996 as part of the Praxair acquisition.

  Income tax expense increased $15.9 million to $7.8 million during 1996 from an income tax benefit of $8.1 million during 1995. This increase results from the return to profitable operations in the U.S. and increased profitability in non-U.S. jurisdictions.

  Net income for 1996 was $16.6 million compared to a net loss of $25.6 million in 1995.

 1995 versus 1994

  Revenues. Revenues decreased $140.9 million, or 18.5%, to $621.9 million in 1995 from $762.8 million in 1994. Decreased revenues reflect the lower level of new business awarded to the Company in 1994 and the relatively low backlog at December 31, 1994. As a result of the completion of a large contract in late 1994, revenues from construction of flat bottom tanks declined by approximately $50 million to $253 million in 1995 from $303 million in 1994. Revenues from specialty contracts also declined during 1995.

  Backlog at December 31, 1995 increased by $146.9 million to $470.2 million compared to backlog of $323.3 million at December 31, 1994. New business taken during 1995 increased by 20.8% to $782.9 million compared to 1994. The increase in new business was primarily attributable to the award of three LNG storage facility contracts in the U.S. and a significant contract to supply components to a government research facility.

  Gross Profit. Gross profit decreased by $62.8 million to $7.7 million in 1995 from $70.5 million in 1994. Gross margin decreased to 1.2% in 1995 from 9.2% in 1994. Gross profit was reduced by approximately $17 million due to lower revenues and was adversely impacted by $24.0 million of underabsorbed overhead. In addition, gross profit in 1995 was negatively impacted by approximately $19 million due to significant losses on a few contracts. These contract losses were a result of inaccurate estimates related to the scope of work to be performed and contract specifications and unforeseen weather and logistical considerations.

  Income from Operations. The Company incurred a loss from operations of $30.5 million in 1995 compared to income from operations of $19.4 million in 1994. The decline was primarily attributable to the significant decrease in gross profit described above. Selling and administrative expenses decreased $2.5 million, or 5.5%, to $43.0 million in 1995 from $45.5 million in 1994. The decrease in selling and administrative expense resulted from cost reductions initiated in early 1995.

  In the fourth quarter of 1995, the Company recorded a special charge of $5.2 million comprised of $0.8 million for workforce reduction and $4.4 million for the write-down of an idle facility. The Company recorded a gain on sale of assets in 1995 of $10.0 million, which included gains of $5.9 million from the sale of two facilities and $4.1 million from the sale of other excess property, plant and equipment.

  Interest expense increased $0.6 million, to $0.8 million during 1995 from $0.2 million during 1994. The increase resulted from interest on a portion of the litigation settlement which was included in the 1994 special charge described below and higher international debt.

  Income tax expense decreased by $11.2 million in 1995 to a net tax benefit of $8.1 million primarily as a result of an operating loss in the U.S., which was utilized in the Industries consolidated return.

  The Company reported a net loss of $25.6 million in 1995 compared to $16.4 million of net income in 1994.

LIQUIDITY AND CAPITAL RESOURCES

  For the year ended December 31, 1996, the Company generated cash from operations of $25.2 million. The Company's operations used cash of $39.2 million for the year ended December 31, 1995. In 1996, cash generated was primarily the result of increased net income and reduced working capital requirements. Lower working capital requirements were due to decreases in accounts receivable during such period, partly offset by increased cash requirements of contracts in progress resulting from the timing of contract billings. In 1995, cash requirements of the operations were largely attributable to a net loss and increased working capital requirements caused by a major litigation settlement and satisfaction of income tax liabilities. For the year ended December 31, 1994, the Company generated cash from operations of $38.4 million which includes a reduction in accounts receivable due to a large payment received in 1994.

  During the period from 1993 through 1995, the Company had annual capital spending of approximately one times annual depreciation expense to maintain its competitive position. Capital expenditures for the year ended December 31, 1996 were $20.4 million. Such capital expenditures were used primarily for field equipment (approximately $11 million), information technology and systems development (approximately $4 million), shop and other equipment (approximately $2 million) and the remainder for environmental and other capital expenditures. The Company anticipates that capital expenditures in the near future will remain at approximately the level of depreciation, except for certain one time incremental additions related to the Restructuring Program, although there can be no assurance that such levels will not increase.

  The Company was a subsidiary of Industries when Industries was acquired by Praxair during the first quarter of 1996. On December 19, 1996, Industries merged into Praxair. As a subsidiary of both Industries and Praxair, the Company has participated in corporate cash management systems. Liquidity required for or generated from the business was handled through this system. The resultant cash generated or used by the Company was netted against the advances to parent company account. In 1996, the Company transferred $16.1 million net cash to Praxair. In 1995, the Company received $31.0 million net cash from Industries. Upon consummation of the Common Share Offering, the Company will not participate in Praxair's cash management system.

  As part of the Praxair acquisition, $55.0 million of acquisition related indebtedness was assumed by the Company. Since then, Praxair has advanced additional funds to the Company to fund its working capital and capital expenditure requirements. As of February 27, 1997, the aggregate amount of such indebtedness outstanding to Praxair was approximately $73 million. Such indebtedness bears interest at a rate of 7% per annum, which rate will increase to 7.5% per annum when Praxair ceases to own a majority of the Company's outstanding shares, and is payable on demand by Praxair on or after January 1, 1998. The Company has entered into a revolving credit facility with a syndicate of banks which has a maximum availability of $100.0 million for three years, to be reduced to $50.0 million for two years thereafter (including up to $35.0 million for letters of credit). The Company intends to use a substantial portion of the credit availability of such facility to refinance its long-term debt to Praxair. The terms of the facility include various covenants, including financial covenants that require the Company to maintain minimum levels of tangible net worth, establish interest coverage and debt coverage ratios and limit capital expenditures. See "Description of New Revolving Credit Facility."

  Furthermore, in the ordinary course of business, the Company obtains performance bonds and letters of credit from insurance companies and banks, which support the Company's performance obligations under contracts to customers. As of December 31, 1996, approximately $72.7 million of contingent letters of credit or bank guarantees, and $212.3 million of performance bonds were outstanding. Prior to the Common Share Offering these obligations were guaranteed by Industries or Praxair. After the Common Share Offering, it is expected that the Company will obtain such instruments without credit support from Praxair. In addition, approximately $22 million of letters of credit were outstanding on behalf of Praxair at December 31, 1996 relating to the Company's insurance program. It is expected that the Company will replace these letters of credit with new ones issued on its own behalf. To the extent Praxair continues to be obligated to financial institutions under the letters of credit and guarantees of performance bonds, the Company will indemnify Praxair and compensate it in the form of a guarantee fee. See "Certain Transactions; Relationship with Praxair."

  In addition to liquidity generated through the New Revolving Credit Facility, the Company intends to focus on improving its working capital position through aggressive management of the individual components of working capital, including programs to reduce excess cash, accounts receivable and unbilled contracts in progress and to maximize available terms from trade suppliers. The Company is also actively marketing the properties which comprise assets held for sale in an amount equal to $10.5 million as of December 31, 1996.

  Management anticipates that by utilizing cash generated from operations and funds provided under the New Revolving Credit Facility, the Company will be able to meet its working capital and capital expenditure needs for at least the next 24 months.

  The Company is expected to incur additional general and administrative expenses estimated to be $1.9 million annually in connection with the Company's status as an independent publicly traded company. In addition, the Company estimates that its expenses related to employee benefit costs in 1997 will exceed those incurred in 1996 by approximately $4 million (excluding costs relating to the Management Plan). The decrease in the Company's benefit costs during 1996 as compared to 1995 is the result of the transition from the Industries benefit plans to the new benefit plans being established by the Company. The Company's new benefit plans are expected to be in place for 1997 and the level of 1997 benefit costs is expected to be consistent with the 1995 benefit costs.

  Other than as disclosed herein, there has been no material adverse change in the financial position or results of operations of the Company since December 31, 1996. Statements in this discussion and analysis contain forward-looking information and involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to be materially different from any future performance suggested herein.

                                   BUSINESS

GENERAL

  CB&I is a global engineering and construction company specializing in the engineering and design, materials procurement, fabrication, erection, repair and modification of steel tanks and other steel plate structures and associated systems such as petroleum terminals, refinery pressure vessels, low temperature and cryogenic storage facilities and elevated water storage tanks. Based on its knowledge of and experience in its industry, the Company believes it is the leading provider of field erected steel tanks and other steel plate structures, associated systems and related services in North America and one of the leading providers of these specialized products and services in the world. CB&I seeks to maintain its leading industry position by focusing on its technological expertise in design, metallurgy and welding, along with its ability to complete logistically and technically complex metal plate projects virtually anywhere in the world. CB&I has been continuously engaged in the engineering and construction industry since its founding in 1889.

RESTRUCTURING PROGRAM

  The Restructuring Program is based on initiatives begun in 1994 and was significantly refocused and accelerated in 1996 following the assembly of the Company's new management team. The Restructuring Program was established to clarify the Company's vision, streamline processes and workflow, establish meaningful performance measures and develop a more appropriate infrastructure, including significantly reducing the Company's fixed costs. A central theme of the Restructuring Program is to apply the Company's core competencies across all of the Company's operations, to operate as a single global business and to establish a consistent interface with global customers and improve marketing of product lines across all geographic areas where the Company offers its products and services. In the past, the Company had operated as six separate, decentralized and relatively self-contained business units. The Restructuring Program is aimed at, among other things, significantly reducing the Company's fixed costs from levels incurred in 1995 and 1994 and improving operating results.

  During 1996, implementation of the Restructuring Program resulted in several organizational changes, including the centralization of key functions such as procurement, equipment and personnel mobilization, and certain financial functions, while maintaining the ability to perform field construction using the labor approach best suited for each project. Moreover, several of the Company's offices and facilities were closed and the number of employees was reduced. Equipment supply and warehousing costs also have been reduced and administrative and engineering support have been streamlined and consolidated. The Company has set a target to reduce salaried workforce by approximately 160 positions and as of December 31, 1996 approximately 147 positions had been eliminated.

  The Restructuring Program has achieved estimated cost savings of approximately $10 million in 1996, and is expected to result in estimated annual cost savings of approximately $21 million in 1997 and approximately $23 million in 1998, relative to the Company's 1995 cost base. The benefits of the Restructuring Program have been an integral component in the Company's recent improvement in operating income.

  The following table outlines actions taken in connection with the Restructuring Program with respect to various facilities:

  LOCATION                          FACILITY                  ACTION TAKEN
  --------                          --------                  ------------
Fort Erie, Canada....... Fabrication plant and warehouse Closed
Kankakee, Illinois...... Fabrication plant and office    (1)
Blacktown, Australia.... Fabrication plant               Closed
Cordova, Alabama........ Fabrication plant               Closed
Fontana, California..... Fabrication plant               Closed
New Castle, Delaware.... Warehouse                       Closed
Fremont, California..... Warehouse                       Closed
Singapore............... Warehouse                       Closed
London, England......... Area office                     Downsized
Singapore............... Area office                     Downsized
Oak Brook, Illinois..... Old CBIC headquarters           Closed and moved
                                                         to Plainfield, Illinois

--------
(1) The Company plans to discontinue fabrication operations at the Kankakee facility during the first half of 1997. Kankakee office functions are expected to be relocated to a leased facility in the Kankakee area. The benefits of this discontinuance are included as part of the Restructuring Program.

  Although the Company believes that continued implementation of the Restructuring Program has already resulted in and will continue to result in savings, there can be no assurance that the Company's estimates of results already achieved accurately reflect cost savings associated with the Restructuring Program, that targeted reductions and goals can be achieved or will continue and that part or all of the Restructuring Program can successfully be implemented.

BUSINESS STRATEGY

  The Company is committed to increasing shareholder value by seeking to build on the success established in 1996 and growing its business in the global marketplace through a combination of strategic initiatives including the following:

 Focus on Core Business

  The Company seeks to leverage its perceived competitive advantages in design engineering, metallurgy and welding, and its ability to execute projects virtually anywhere in the world, to actively pursue growth opportunities in its core business. Prior management of the Company's parent pursued a diversification strategy during the 1980s and 1990s, which included acquisitions of significant, unrelated businesses. CB&I's new management team is committed to focusing on its core activities of engineering and design, fabrication, erection, repair and modification of steel tanks and other steel plate structures. The Company believes that its ongoing Restructuring Program already has made it more competitive and will allow it to bid successfully on a broader scope of projects.

  For more than 65 years, the Company has been able to complete logistically and technically complex metal plate projects in some of the most remote areas of the world. This ability to mobilize a technically capable team of engineers, supervisors and craftsmen and to apply the Company's extensive know-how anywhere in the world differentiates the Company from its competitors and illustrates the depth and quality of the Company's technical resources which support its global operations.

 Continue Cost Reductions and Productivity Improvements

  CB&I's management believes that the Restructuring Program represents the foundation for a long-term strategy of reducing the costs of its products and services, with the goal of establishing and maintaining a position as a low cost provider in its markets. All functions of the organization--engineering, procurement, construction, project management, finance and administrative support--will be required to demonstrate improvements in productivity, and will be provided compensation incentives for achieving such goals. The Company is focusing on initiatives such as:

  --the reorganization of the Company's multiple procurement departments into a single function, focusing the Company's considerable worldwide expertise in pursuing economies of scale in purchasing raw materials and in leveraging supplier relationships;

  --the redesign of the Company's employee compensation and benefit packages to reward productivity improvements and provide incentives which align employee interests with those of shareholders;

  --the implementation of interactive computer aided design ("ICAD") technology, aimed at improving design, procurement and fabrication efficiency; and

  --the centralized management of the Company's worldwide equipment fleet, aimed at both operating cost reductions and capital savings for the Company.

 Target Global Growth Markets

  The Company intends to aggressively pursue business opportunities in selected key growth markets, such as China, India, Mexico and the former Soviet Union, on which prior management placed relatively low priority. CB&I intends to leverage its significant international experience and technological strengths to expand into these new geographic areas, where it believes that its ability to rapidly mobilize project management and skilled craft personnel, combined with its global material supply and equipment logistics capabilities, provides a key competitive advantage. The developing world is expected to have growing demand for the type of products and services offered by the Company as energy development, refining and storage become increasingly important to their economic progress. The Company is implementing strategic initiatives to seek to take advantage of these opportunities and aggressively pursue business in both existing and new geographic markets. The Company believes that its ability to provide consistent products and services on a timely basis in a global marketplace will continue to provide it with a competitive advantage.

 Improve Financial Controls and Management

  Optimizing the Company's resources will require superior controls and systems, including those which support cost estimating, bidding and project execution, all of which are key factors in the financial performance of the Company. The Company believes that implementation of new systems, which are part of the Restructuring Program, will improve the management of project profitability. The new systems will allow for project economics to be evaluated on a centralized basis and under various risk and costing assumptions using global software systems tailored specifically for the Company's operations. Management intends for nearly all fixed costs to be allocated to projects and believes that the new systems provide the capabilities to achieve this goal.

  In addition, the Company believes that the development of new financial controls will improve cash management, return on invested capital, and its ability to assess risk and returns on contract opportunities.

 Pursue Partnering and Strategic Alliances

  The Company intends to expand its use of partnering and strategic alliances with customers and vendors. These relationships can serve as a vehicle for improvements in quality, productivity and profitability for both parties, and the Company believes such relationships enhance the predictability of the Company's revenues. CB&I's existing partnering relationships include several with major international oil companies. The Company believes that such customers select CB&I as a preferred supplier to achieve significant cost savings in building and operating tankage and related systems. The Company seeks to develop those key strategic alliances in the global marketplace where both parties will benefit as a result of the alliance.

INDUSTRY OVERVIEW

  The Company competes in the field erected steel plate structures and related services industry. The primary industries served by the Company and its competitors are petroleum, petrochemical, chemical, electric and gas utilities, pulp and paper, and metals and mining, and the major customers include private owners in these industries as well as governmental entities; engineering, materials procurement and construction companies servicing these owners and entities; and other service companies operating in these industries. The Company's level of activity, as well as the industry's as a whole, depends primarily on the capital expenditures of its customers for construction. These capital expenditures are influenced by a variety of factors outside the control of construction industry participants. For example, in the petroleum and petrochemical industry, influential factors include current and projected oil and gas prices; exploration, extraction, production and transportation costs; the discovery rate of new oil and gas reserves; the sale and expiration dates of leases and concessions; and local and international political and economic conditions. The Company believes that the following trends, among others, will influence the industry in the near and long term:

  --the continued industrialization of developing countries is creating demand for storage facilities for crude oil, refined products and petrochemicals. Accordingly, many significant terminal and refinery projects, together with ancillary construction and other associated projects, are being undertaken in developing countries or regions with growing energy infrastructure requirements;

  --refineries and petrochemical plants built prior to 1985 typically require more frequent maintenance and modification, and certain of them are expected to be replaced; and

  --recently, relatively high crude oil prices have resulted in correspondingly strong levels of current and projected capital expenditures by petroleum and petrochemical companies to explore for, produce, transport and refine oil and related products.

  The Company believes that certain of these trends will result in projects that meet its bidding criteria and that the Company's global experience places it in an advantageous position to compete for such projects.

CORE COMPETENCIES

  The Company's core competencies are technological expertise, project management, global field erection, global procurement relationships and safety performance. The Company believes that these core competencies enable CB&I to compete effectively on a global basis.

 Technological Expertise

  The Company has a history of leadership in technological development and continues its technology focus in the following areas:

  Design Engineering. The Company's design engineers have thorough knowledge of a broad range of technical standards involving the design, forming and joining of metal plate structures and their related systems, including standards established by the American Petroleum Institute, the American National Standards Institute, the American Society of Testing and Materials, the American Water Works Association and British Standards. Senior engineers of the Company serve on numerous code committees where industry standards are developed. Such engineers have extensive knowledge of and expertise in materials evaluation, emissions control from storage tanks, fracture mechanics, buckling and fatigue analysis, product testing and the design of stable structures that can be safely erected. For its low temperature and cryogenic and flat bottom tank turnkey terminal projects, the Company uses sophisticated computerized design packages to optimize plant layouts and process flows. These packages deal with integrated plant modeling, three-dimensional computer-aided design, pipe network flow, interactive piping stress and structural analysis, site works and scheduling.

  In 1996, the Company implemented an ICAD rules-based design system which has brought significant cost benefits to the engineering of and procurement for elevated tanks and is also expected to bring significant corresponding cost benefits to flat bottom tanks, the Company's largest product line. The Rules Based Product Definition System is a tool which produces designs and technical documents for the Company's storage tank and elevated water tank products. It is based on industry and Company-established proprietary rules programmed into the system by the Company's senior estimating, product and technical experts.

  Construction. Inherent in the Company's competency in field erection is its longtime experience in constructability of steel plate structures. Sequences of erection to maintain structural stability, welding sequences to minimize stresses and distortion and techniques to optimize crew efficiency are all key to safe and quality construction of the Company's product lines. Rigging and heavy lifting are also skill-based activities that enable the Company to perform complex, heavy work in congested work areas.

  In many of its projects, the Company utilizes specially designed custom erection equipment, such as the S-70 derrick, for constructing the Company's various products. The Company has extensive knowledge of and expertise in heavy lift planning and rigging, a core skill in performing refinery turnarounds and in the construction of field erected pressure vessels.

  Metallurgy. The Company has actively participated in the development of low carbon and alloy steels for metal plate applications throughout its history. Working with steel suppliers and customer technical groups, steel plate specifications have been developed, tested and implemented for specific applications which include: fracture toughness for low temperature storage, hydrogen cracking resistance for refinery pressure vessels, low hardness corrosion resistance for storage of petroleum products with sulfur content and improved weldability under field conditions.

  Welding and Quality Assurance. The Company operates an advanced welding laboratory whose mission has been to insure that welding procedures and materials provide the proper fusion and hardness for the structures it constructs. Laboratory studies also enable the Company to design structures using the latest high-strength and corrosion resistant steels that are suitable for use in the Company's product lines. The Company is also involved in welding material evaluation and testing, welding procedure qualification, welding process evaluation and testing, non-destructive examination, post-weld heat treatment of both shop constructed and field erected structures, and welding supervisor training.

  A corporate quality assurance group oversees internal and external audits, industry authorizations, ISO 9001 programs, welder certification to the American Society of Mechanical Engineers ("ASME") Section IX, Non-Destructive Examination Inspector Certification to Society Non-Destructive Testing TC-IA Standards, and development of project-specific as well as Company-wide quality assurance and quality control programs.

 Project Management

  A key factor in the Company's success has been its ability to rapidly mobilize project management and craft personnel, materials, supplies and equipment virtually anywhere in the world. The Company's strategically located subsidiaries and regional offices enable it to effectively manage the logistics of getting equipment, materials, and skilled personnel to a project. Generally, a high percentage of the Company's skilled craft personnel is local to the project. The Company manages its work with advanced scheduling tools and is currently implementing new project management software on a worldwide basis for further improvement of project cost management and controls.

 Global Field Erection

  Based on its knowledge of and experience in its industry, the Company believes it is a leader in global field erection of steel tanks and other steel plate structures because of its project management and technological expertise. In addition, the Company believes that its success in this area is enhanced by its experienced field supervision. The Company recruits, develops and maintains ongoing training programs for field supervision personnel of many nationalities around the world. Supervisory personnel generally travel to the Company's project locations around the world and are kept regularly employed, thus aiding the Company in achieving its goal of consistent and high quality performance on all of its projects. Additionally, a high percentage of the Company's skilled craft personnel are local to the project location and the Company seeks to draw its pool of future supervisory personnel from its local pools.

 Global Procurement Relationships

  The Company has established relationships with suppliers throughout the world. The Company's operating units engage in the global sourcing and management of job site delivery of the key components in its products, including fabricated steel plate, piping and valves, welding materials and rotating equipment.

 Safety

  The Company's senior management places a high priority on safety, with numerous accident prevention programs designed and managed by its corporate safety group. For each of the last seven years, the Company has improved its total recordable incident rate from the previous year, as measured by standards established by the Occupation Safety and Health Administration. These records have been achieved through prevention based programs, risk evaluation, job specific safety training, employee behavior management, incident investigation and job site safety audits, and supervisory incentive programs which include accident prevention goals.

PRODUCT LINES

  The Company offers various product lines within its geographic regions. These product lines are:

  Flat Bottom Tanks. The Company has been designing and constructing flat bottom tanks since the late 1890s. During 1996, flat bottom tanks accounted for approximately 37% of the Company's revenues. Some of the Company's first tanks were built of riveted carbon steel ranging in size from 20 feet to 100 feet in diameter. Today, welded tanks have been constructed by the Company up to 410 feet in diameter, with a capacity of 1.5 million barrels. These above-ground storage tanks continue to be sold primarily to customers operating in the petroleum, petrochemical and chemical industries around the world. This industrial customer group includes nearly all the major oil and chemical companies on every continent. In addition, depending on the industry and application, flat bottom tanks can be used for storage of crude oil, refined products such as gasoline, raw water, potable water, chemicals and a large variety of feedstocks for the manufacturing industry.

  The international, industrial marketplace for flat bottom tanks provides a continued source of sales opportunities for the Company in areas such as the Middle East, Southeast Asia, the Pacific Rim and Central and South America. The worldwide storage tank market was estimated by the Company, based upon a recent report by Hydrocarbon Processing Magazine (the "Hydrocarbon Report"), to be approximately $1.5 billion per year. The Company believes that additional market opportunities exist for products of such nature in China, India, Mexico and the former Soviet Union and other developing nations throughout the world.

  Pressure Vessels. The Company has constructed over 3,500 spheres including the world's largest sphere at 225 feet in diameter. During 1996, pressure vessels accounted for approximately 12% of the Company's revenues. Pressure vessels are built primarily from high strength carbon steel plates which have been shaped and formed in a fabrication shop to be welded together at a job site. Pressure vessels, other than spheres, come in a variety of cylindrical, hemispherical and conical shapes and sizes, some weighing in excess of 700 tons, with thicknesses in excess of six inches. A number of technological issues such as design, analysis, welding capabilities, metallurgy, complex fabrication and specialty erection methods all figure prominently into the marketing of this product line. Existing customers represent a cross-section of the petroleum, petrochemical and chemical industries, where process applications of high pressure and/or temperature are required. Pressure vessels are used in refineries as storage containers (spheres) as well as process vessels used to transform crude oil and its various components. They are also used in the production of synthetic oil from methane gas. The Company has built and tested vessels in North and South America, Africa, Asia, the Middle East and the Pacific Rim, and the Company believes that opportunity for growth remains in the Middle East, Southeast Asia, Central/South America and the Pacific Rim.

  Low Temperature and Cryogenic Structures and Systems. The Company is recognized as a highly capable designer and contractor of low temperature cryogenic structures and systems. During 1996, low temperature and cryogenic structures and systems accounted for approximately 9% of the Company's revenues. These structures are used primarily for the storage of refrigerated gas. The Company specializes in providing turnkey tanks and systems built from alloy steel or aluminum with special characteristics to withstand cold temperatures. Applications extend from low temperature (+30(degrees) F to - 100(degrees) F) to cryogenic (-100(degrees) F to -423(degrees) F). Customers in the petroleum, chemical, petrochemical, natural gas, power generation and agricultural industries use these systems to store and handle liquid petroleum gas ("LPG"), propane, propylene, butane, butadiene, anhydrous ammonia, LNG, methane, ethylene, ethane, oxygen, nitrogen and hydrogen.

  Although data on the global market is difficult to obtain, the Company believes, based on the Hydrocarbon Report, that projects around the world will provide growth opportunities for sales of low temperature and cryogenic structures and systems and related products in 1997. The report indicates that growth in the chemical, petrochemical and gas processing projects should continue with development especially active in areas such as the Asia/Pacific region.

  Elevated Tanks. The Company has been constructing elevated water storage tanks since 1894. During 1996, elevated tanks accounted for approximately 6% of the Company's revenues. Elevated water storage tanks are constructed primarily of bent, formed and shaped carbon steel plates welded together on site. They range in size from 25 thousand gallons to three million gallons in capacity. The Company's estimated share of the U.S. municipal potable water utilities market, over the three-year period ended December 31, 1996, was an aggregate of approximately 33%, and the market size is estimated by the Company to have been approximately $120 million in each of such years.

  The Company's improved designs and automatic welding capabilities present additional opportunities for this product line's growth. Shifting population centers throughout the U.S. as well as increases in global population present additional growth opportunities for the Company with this product line. See "--Research and Development."

  Specialty and Other Structures. Since the Company's inception, it has been designing and fabricating special plate structures. During 1996, specialty and other structures accounted for approximately 18% of the Company's revenues. Examples of these special plate structures include research and test facilities for testing prototype spacecraft and rocket engines and vacuum testing satellites before launch; hydro-electric structures such as penstocks; spiral cases and draft tubes; ship components; and offshore oil storage structures. These structures are typically made from bent and formed plate materials (carbon steel, stainless and exotic steel and aluminum) and are shipped as fabricated components to their final location for field welding and assembly. The Company has performed design, constructability analysis, complex fabrication, welding and specialized erection in supplying these special projects for industrial, utility and governmental customers throughout the world, including customers in the United States, South Africa and Saudi Arabia.

  Repairs and Modifications. Repair, maintenance and modification services are performed primarily on flat bottom tanks and pressure vessels. During 1996, repairs and modifications accounted for approximately 11% of the Company's revenues. Demand for repair, maintenance and modification services is driven primarily by the natural aging of tanks and the need to comply with environmental regulations. Pressure vessels and their associated systems function in conditions and environments where they must be serviced on a more routine basis. This work is often performed as part of a turnaround and is handled as a different product/service line due to its unique requirements. Other product lines occasionally require this type of work as well. The Company has focused on providing these services primarily in the U.S. As other structures throughout the world age and require repair services, the Company believes it will have additional growth opportunities in areas that have a large concentration of steel storage tanks and pressure vessels, such as South America, the Middle East, Australia, and Asia Pacific.

  Customers in the petroleum, chemical, petrochemical and water industries generally require these types of services. Since the Company has built a large number of the original structures requiring standard service/repair, the Company believes it has an advantage over its competitors to obtain this service and repair work when it becomes available.

  Turnarounds. The Company has provided this service since the early 1950s. During 1996, turnarounds accounted for approximately 7% of the Company's revenues. A turnaround is a logistically planned shut down of a refinery or other process unit for repair and maintenance of its equipment and associated systems. The work is usually scheduled on a multi-shift, seven day per work week basis. Personnel, materials, and equipment must come together at precisely the right time to accomplish this manpower intensive operation. The product line depends upon low cycle time and unique construction procedures. The Company currently offers this service to its customers in the petroleum, petrochemical and chemical industries located in North and South America and the Caribbean.

  In the international marketplace, areas of growth for this product line have been identified in South America, Southeast Asia, Africa and the Middle East.

GEOGRAPHIC MARKETS

  The Company operates in diverse global markets. Approximately 49% and 53% of its revenues for 1995 and 1996, respectively, and 37% and 63% of new business taken for the same periods, were derived from operations outside of the United States. The Company's operations are conducted through regional sales and operations offices, fabrication facilities, and warehouses. The Company also owns and leases a number of field construction offices and equipment maintenance centers located throughout the world. The Company believes that it is viewed as a local contractor in a number of the regions it services by virtue of its long-term presence and participation in those markets, including Venezuela, Canada, Saudi Arabia, South Africa and Indonesia. Historical revenue contributions from the four major geographic regions where the Company operates have been as follows:

   REVENUES                                                      1994 1995 1996
   --------                                                      ---- ---- ----
                                                                    (DOLLARS
                                                                  IN MILLIONS)
North America................................................... $416 $318 $329
Central and South America.......................................  119   54   91
Europe, Africa, Middle East.....................................  113  111  110
Asia Pacific Area...............................................  115  139  134
                                                                 ---- ---- ----
                                                                 $763 $622 $664
                                                                 ==== ==== ====

  For a discussion of certain risks associated with international operations and with currency fluctuations, see "Risk Factors--Risks of International Operations."

CUSTOMERS

  The Company serves a wide range of industries where product and service needs match well with the Company's core competencies in metal plate forming and joining. The Company believes that its metallurgy and welding expertise, field erection capability and highly-skilled mobile work force differentiate the Company from its competitors. These industries include petroleum, petrochemical, chemical, electric and gas utilities, pulp and paper, and metals and mining. The Company's customers include private industrial owners as well as governmental entities; engineering, procurement and construction companies servicing these owners and entities; and other service companies operating in these industries. New business taken by industry category for the year ended December 31, 1996 was as follows:

                                                                   PERCENTAGE OF
  INDUSTRY                                    NEW BUSINESS TAKEN       TOTAL
  --------                                   --------------------- -------------
                                             (DOLLARS IN MILLIONS)
Petroleum...................................        $362.7              52.8%
Petrochemical...............................         108.3              15.8%
Governmental entities.......................          65.1               9.5%
Chemical....................................          51.1               7.4%
Metals and mining...........................          49.6               7.2%
Electric and gas utilities..................           9.6               1.4%
Pulp and paper..............................           3.4               0.5%
Other.......................................          37.4               5.4%
                                                    ------             -----
  Total.....................................        $687.2             100.0%
                                                    ======             =====

  The Company is not dependent on any single customer on an ongoing basis and the loss of any single customer would not have a material adverse effect on the business; however, from time to time a particular contract or customer may account for a significant portion of the Company's backlog.

CONTRACTING METHODS

  The Company generally uses one of three types of contracting approaches depending upon the type of work, the degree of workscope definition and the degree of risk in the project. These methods may be used for competitive situations or negotiated contracts.

  Fixed or Lump Sum Pricing. The Company's expertise in performing its design and construction services enables it to typically contract over 75% of its work on a fixed price or lump sum basis, using price adjustment clauses and where appropriate, cost escalation and contingency factors in its pricing.

  Cost Reimbursable Pricing. In instances where the degree of definition of the workscope, schedule requirements or the evaluation of risk does not allow for the use of fixed or lump sum pricing, the Company may choose to contract only on a cost reimbursable basis. Contracts of this nature may have cost incentive provisions.

  Target Fixed or Lump Sum Pricing. This approach is often used in connection with partnering arrangements. The Company and the customer establish a target, based on the parties' estimate of the total installed cost of a project. Cost savings or overruns are then shared by the Company and the customer, thereby encouraging total alignment of both parties with respect to cost-effective completion of the project.

BACKLOG

  New business taken represents the value of new project commitments received by the Company during a given period. Such commitments are included in backlog until work is performed and revenue recognized or until cancellation. Backlog may also fluctuate with currency movements. The Company's backlog was approximately $485.7 million at December 31, 1996, approximately $470.2 million at December 31, 1995 and approximately $323.3 million at December 31, 1994. Approximately 70% of the backlog as of December 31, 1995 was forecasted to be completed during 1996. Approximately 78% of the backlog as of December 31, 1996 currently is forecasted to be completed during 1997.

COMPETITION

  Management believes the Company can compete effectively for new construction projects around the world and that it is a leading competitor in its markets. Competition is based primarily on performance and the ability to provide the design, engineering, fabrication, project management and construction capabilities required to complete projects in a timely and cost-efficient manner. Contracts are usually awarded on a competitive bid basis. Price, quality, reputation and timeliness of completion are the principal competitive factors within the industry, with price being one of the most important factors. In addition, the Company believes that it is viewed as a local contractor in a number of the regions it services by virtue of its long-term presence and participation in those markets, including Venezuela, Canada, Saudi Arabia, South Africa and Indonesia. This may translate into a competitive advantage through knowledge of local vendors and suppliers, as well as of local labor markets and supervisory personnel. Several large companies offer metal plate products which compete with some, but not all, of those offered by the Company. Some companies compete with some of the Company's product lines while also offering other product lines. Local and regional companies offer competition in one or more geographical areas but not in other areas where the Company operates. The Company generally does not compete with major providers of general engineering, procurement and construction services, such as Fluor Corporation and Bechtel Corporation. Because reliable market share data are not available, it is difficult to estimate the Company's exact position in the industry, although the Company believes it ranks among the leaders in the field.

RESEARCH AND DEVELOPMENT

  Throughout its history, the Company has conducted extensive research programs in a wide variety of areas. The Company has studied stability and buckling of shell structures, emission control methods for aboveground storage tanks, advanced automated techniques for the application of polyurethane foam insulation to storage tanks, and extensive testing of the physical properties of the non-metallic insulating materials used on low temperature and cyrogenic storage tanks. In addition, the Company has studied water and wastewater treatment systems and advanced mixing systems for waste treatment digesters. The Company's physical research activities have led to patented systems for the removal of carbon dioxide during liquefaction of liquefied natural gas and also for unique freeze processes for juice concentration, wastewater treatment, air-conditioning load management, and desalinization.

  The Company continues to develop an in-depth knowledge of the many materials it uses. The Company has acquired knowledge and expertise about the effects that manufacturing processes, such as forming, welding, heat treating and machining, have on the properties of metals. This activity has helped to enhance the Company's ability to design, manufacture and provide field construction of steel plate structures and related process facilities. The Company has an ongoing program to develop and improve technically advanced metal plate welding and erection equipment. This specialized equipment and systems improves product quality and construction efficiencies.

  Expenditures for research and development activities amounted to approximately $0.7 million, $2.5 million and $3.6 million in 1996, 1995 and 1994, respectively.

RAW MATERIALS

  The principal raw materials used by the Company are metal plate and structural steel. These materials are available from numerous U.S. and international suppliers. The Company does not anticipate having difficulty in obtaining adequate amounts of raw materials in the forseeable future.

EMPLOYEES

  As of December 31, 1996, the Company employed approximately 5,950 people. Approximately 50% of the Company's employees are not U.S. citizens, reflecting the global nature of the Company's business. The Company believes that as of December 31, 1996, approximately 430 of its employees were union members. The total number of employees of the Company (and the number of union members in such group) varies significantly based on the scope, nature and volume of the work flow at any given time. Included in this group are approximately 1,500 salaried personnel located around the world who are primarily engaged in sales, engineering, construction and administrative activities. Also included are approximately 800 skilled craftsmen in the U.S. who, while engaged on a job by job basis, tend to build a career with CB&I by moving from project to project. The remainder of the Company's workforce consists of hourly personnel, whose number fluctuates directly in relation to the amount of business performed by the Company.

FACILITIES

  The Company owns or leases the properties used to conduct its business. The capacities of these facilities depend upon the composition of products being fabricated and constructed. As the product composition is constantly changing, the extent of utilization of these facilities cannot be accurately stated. The Company believes these facilities are adequate to meet its current requirements. The following list summarizes the principal properties:

  LOCATION                                TYPE OF FACILITY            INTEREST
  --------                                ----------------            --------
Houston, Texas................ Fabrication plant, warehouse, engineering, operations and
                                administrative office                  Owned
Plainfield, Illinois.......... Engineering, operations and
                                administrative office                  Owned
Kankakee, Illinois (1)........ Fabrication plant, warehouse and
                                office                                 Owned
Fort Saskatchewan, Canada..... Warehouse and operations and
                                administrative office                  Owned
Dubai, United Arab Emirates... Engineering, operations and
                                administrative office                  Leased
Puerto Ordaz, Venezuela....... Fabrication facility and warehouse      Leased
Kwinana, Australia............ Fabrication facility, warehouse, and
                                office                                 Leased
Ao Udom, Thailand............. Fabrication facility                    Leased
Batangas, Philippines......... Fabrication facility and warehouse      Leased
Cilegon, Indonesia............ Fabrication plant and warehouse         Leased
Al Aujam, Saudi Arabia........ Fabrication plant and warehouse         Leased
Jebel Ali, United Arab
 Emirates..................... Warehouse                               Leased
Secunda, South Africa......... Fabrication plant and warehouse         Leased

--------
(1) The Company plans to discontinue fabrication operations at the Kankakee facility during the first half of 1997. Kankakee office functions are expected to be relocated to a leased facility in the Kankakee area. The benefits of this discontinuance are included as part of the Restructuring Program.

  The Company also owns or leases a number of sales, administrative and field construction offices, warehouses and equipment maintenance centers strategically located throughout the world.

HISTORY

  The Company was founded in 1889 as a midwestern bridge building company. The Company followed the paths of the railroads as new communities required special structures such as elevated steel water storage tanks.

  During the early 1920s, the Company quickly established itself as a leading supplier to the petroleum industry, building large storage tanks and special purpose structures. The first floating roof tank, designed to conserve vapors and to eliminate fire hazards, was successfully tested and introduced by the Company to the oil industry in 1923. Since 1923, the Company has constructed over 20,000 floating roof tanks throughout the world. The Company promoted the use of larger tanks, wider plates, and better joint designs. The Company's Hortonspheres, designed for the storage of volatile liquids under high pressure, were first built by the Company during 1923 and were patented in 1924.

  By the early 1930s, the Company had begun to focus on the design and engineering of formed, steel plate structures and on innovative construction equipment and procedures. Field welding of large tanks was successfully pioneered by the Company and the Company extended its expertise to other steel plate products such as penstocks, stacks and pressure vessels. In 1930, the Company's first fractionating columns were built. The first all-welded steel penstock in the U.S. was constructed by the Company in 1935.

  In the 1940s the Company constructed its first Watersphere, an elevated tank that stored 100,000 gallons of water. Structures for the aluminum and chemical industries, for blast furnaces and for high octane gasoline and synthetic rubber plants were being built by the Company. The Company's welding lab, founded in 1945, has worked closely with Company engineers to ensure that the Company maintains its technical performance levels.

  Internationally, the Company began operations shortly after World War I. Contracts were taken in Canada and Japan in 1919; China in 1921; Venezuela, Indonesia and Australia in 1927; and in multiple European locations throughout the 1920s. By the late 1940s, the Company was operating throughout Europe, the Middle East, Asia and Latin America.

  By the mid 1950s, the Company had built the world's largest Hortonsphere, a vessel weighing seven million pounds with a diameter of 225 feet. The Company built its first double-walled liquid natural gas tank. The Company also announced a technological breakthrough with its development of the Hortonclad, a composite metal having an integral and continuous bond as a result of research and development in the field of vacuum metallurgy. It was also in the early 1950s that the Company developed its first automatic girth welding equipment.

  By 1960, the Company had established a process engineering capability for the design and installation of systems associated with turnkey refrigeration and storage of ammonia, liquid petroleum gas, liquid natural gas, and other products requiring storage at low or cyrogenic temperatures. Techniques developed by the Company in field automatic welding, field stress relieving, field machining and ultrasonic testing, as applied to the onsite assembly of heavy wall petroleum processing vessels and nuclear reactors, allowed the Company's customers to avoid shipping restrictions on size and weight which had limited plant designs in both industries. The Company actively built vacuum and testing chambers for the space industry during this decade.

  Fabrication and construction projects for the burgeoning nuclear industry dominated the marketplace of the mid 1970s. Additionally, Saudi Arabia and the Middle East provided growth opportunity for the Company. In the U.S., the Company's first application of horizontal foamed-in-place insulation on a low-temperature tank was completed, and the Company completed a substantial amount of tankage for the Trans-Alaskan Pipeline Project. During the late 1970s, the Company built the two largest oil tanks in the U.S. each with an 800,000 barrel capacity. The Company's largest petroleum storage tank, at 1.5 million barrels and 410 feet in diameter, is in Yanbu, Saudi Arabia, which the Company believes to be the largest such tank in the world.

  By 1980, the Company had fabricated and erected its first cryogenic, transonic wind tunnel for a U.S. military facility. In that decade, the Company also built the support tower for the largest (to date) wind powered generator. A roof insulating machine, developed at the Company's research and development facility, was introduced. During this time frame, the Company also erected its first two million gallon Waterspheroid. Internationally, the Company built a 55,000 gallon per-day solar energy water desalination test facility in Saudi Arabia. This project marked the first use of the Company's indirect freeze desalination system.

  During the 1990s, the Company has continued to expand its global presence. The Company established formal partnering agreements and closer alliances with many customers. The construction of turnkey low temperature and cryogenic facilities for the liquefaction, storing and sendout of liquid natural gas, ethylene, ammonia, butane, propane and similar products continued to be a source of projects. The Company completed various special structures, including a facility for testing solid fuel rocket motors and a large cavitation channel for testing the propulsor power and acoustics of large ship models.

GOVERNMENTAL REGULATIONS

 General

  Many aspects of the Company's operations are subject to government regulations in the countries in which the Company operates, including those relating to currency conversion and repatriation, taxation of its earnings and earnings of its personnel, and its use of local employees and suppliers. In recent years demand from the worldwide petroleum and petrochemical industry has been the largest component of the Company's revenues, and the Company is therefore affected by changing taxes, price controls and laws and regulations relating to the petroleum and petrochemical industries generally. The Company's operations are also subject to the risk of changes in national, federal, state and local laws and policies which may impose restrictions on the Company, including trade restrictions, which could have a material adverse effect on the Company's business, financial condition and results of operations. Other types of government regulation which could, if enacted or implemented, materially and adversely affect the Company's operations include expropriation or nationalization decrees, confiscatory tax systems, primary or secondary boycotts directed at specific countries or companies, embargoes, import restrictions or other trade barriers, mandatory sourcing rules and high labor rate and fuel price regulation. The Company cannot determine to what extent future operations and earnings of the Company may be affected by new legislation, new regulations or changes in or new interpretations of existing regulations.

 Environmental

  The Company's operations and properties are affected by numerous national, federal, state and local environmental protection laws and regulations, such as those governing discharges into air and water, as well as handling and disposal of solid and hazardous wastes. The requirements of these laws and regulations have tended to become increasingly stringent, complex and costly to comply with. This is true for both the Company's United States operations and its non-U.S. facilities, at which operations historically have been conducted generally pursuant to less stringent environmental laws and regulations than exist in the United States. In addition, the Company may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. The Company is not aware of any non-compliance with environmental laws that could have a material adverse effect on the Company's business or operations. However, while the Company has an environmental compliance program in place, it cannot guarantee that any non-compliance, if it exists, would not have a material adverse effect on the Company. In addition, there can be no assurance that environmental laws, regulations or their interpretation will not change in the future in a manner that could materially and adversely affect the Company.

  Certain environmental laws, such as CERCLA, provide for strict and joint and several liability for investigation and remediation of spills and other releases of hazardous substances. Such laws may apply to conditions at properties presently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which wastes or other contamination attributable to an entity or its predecessors come to be located. The Company's facilities have operated for many years, and substances which are or might be considered hazardous were used and disposed of at some locations, which will or may require the Company to make expenditures for remediation. In addition, the Company has agreed to indemnify parties to whom it has sold facilities for certain environmental liabilities arising from acts occurring before the dates on which those facilities were transferred. However, the Company does not anticipate incurring material capital expenditures for environmental controls or for investigation or remediation of environmental conditions during the current or succeeding fiscal year. Nevertheless, the Company can give no assurance that it, or entities for which it may be responsible, will not incur liability in connection with the investigation and remediation of facilities it currently owns or operates (or formerly owned or operated) or other locations in a manner that could materially and adversely affect the Company.

  Along with multiple other parties, a subsidiary of the Company is currently identified as a potentially responsible party (a "PRP") under CERCLA and analogous state laws at several sites as a generator of wastes disposed of at such sites. While CERCLA imposes joint and several liability on responsible parties, liability for each site is likely to be apportioned among the parties. In addition, a subsidiary of the Company is currently identified as a PRP at several sites in connection with its position as a former corporate shareholder of a wood treating company. The Company believes that an estimate of the possible loss or range of possible loss relating to such matters cannot be made. While it is impossible at this time to determine with certainty the outcome of such matters and although no assurance can be given with respect thereto, based on information currently available to the Company and based on the Company's belief as to the reasonable likelihood of the outcomes of such matters, the Company does not believe that its liability, if any, in connection with these sites, either individually or in the aggregate, will have a material adverse effect on the Company's business, financial condition and results of operations. See "--Legal Proceedings and Insurance."

  The Company's business sometimes involves working around and with volatile and hazardous substances, which exposes it to risks of liability for personal injury or property damage caused by any release, spill, or other accident involving such substances that occurs as a result of the conduct of its business. The Company has been and may continue to be unable to obtain adequate environmental damage or pollution insurance at a reasonable cost. Although the Company maintains general liability insurance, this insurance is subject to coverage limitations, deductibles and exclusions and may exclude coverage for losses or liabilities relating to pollution damage. Therefore, there can be no assurance that liabilities that may be incurred by the Company will be covered by its insurance policies, or if covered, that the dollar amount of such liabilities will not exceed the Company's policy limits. Even a partially uninsured claim, if successful and of significant magnitude, could have a material adverse effect on the Company's business, financial condition and results of operations.

  It is possible that environmental liabilities in addition to those described above may arise in the future. Although the Company's facilities in the United States and certain other jurisdictions operate under stringent environmental laws, certain of its other operations, including those in the Middle East, South America, and Southeast Asia, have not been so regulated. As a result, the Company could incur significant future liability should the laws of the jurisdictions in which the Company operates change to impose additional environmental remedial obligations. The precise costs associated with these or other future environmental liabilities are difficult to predict at this time.

  The Company believes that in recent years it has taken a proactive approach to management of environmental liabilities and minimization of environmental impacts. The Company's program includes, among other things, formal environmental training for employees and an auditing program to assist the Company's facilities in complying with environmental regulations and identifying potential environmental liabilities. Furthermore, the Company has implemented management procedures designed to reduce the generation of hazardous waste and the on-site use and storage of hazardous chemicals and to prevent exposure to such substances. The Company believes the continued development and maintenance of its environmental program will continue to reduce the potential for unanticipated expenditures for environmental remediation and compliance.

LEGAL PROCEEDINGS AND INSURANCE

  A subsidiary of the Company was a minority shareholder from 1934 to 1954 in a company which owned or operated at various times several wood treating facilities at sites in the United States, some of which are currently under investigation, monitoring or remediation under various environmental laws. With respect to some of these sites, the Company has been named a PRP under CERCLA and similar state laws. Without admitting any liability, the Company has entered into a consent decree with the federal government regarding one of these sites and has had an administrative order issued against it that could impose cleanup obligations on the Company with respect to another. There can be no assurance that the Company will not be required to clean up one or more of these sites pursuant to agency directives or court orders. The Company has been involved in litigation concerning environmental liabilities, which are currently undeterminable, in connection with certain of those sites. The Company denies any liability for each site and believes that the successors to the wood treating business are responsible for the costs of remediation of the sites. Without admitting any liability, the Company has reached settlements for environmental clean-up at most of the sites. In July 1996, a judgment in favor of the Company was entered in the suit Aluminum Company of America v. Beazer East, Inc. v. Chicago Bridge & Iron Company, instituted in January 1991 before the U.S. District Court for the Western District of Pennsylvania. In July 1996, Beazer East, Inc. filed an appeal which is currently pending before the United States Court of Appeals for the Third Circuit. The Company believes that an estimate of the possible loss or range of possible loss relating to such matters cannot be made. Although the Company believes that it is reasonably likely that it will be successful in such appeal and that such settlements and any remaining potential liability will not be material, there can be no assurance that the Company will be successful in upholding the judgment in its favor or that such settlements and any remaining potential liability will not have a materially adverse effect on its business, financial condition and results of operations.

  In 1991, CBI Na-Con, Inc. ("CBI Na-Con"), a subsidiary of the Company, installed a catalyst cooler bundle at Fina Oil & Chemical Company's ("Fina") Port Arthur, Texas refinery. In July of 1991, Fina determined that the catalyst cooler bundle was defective and had it replaced. Fina is seeking approximately $20 million in damages for loss of use of Fina's catalyst cracking unit and the cost of replacement of the catalyst cooler bundle. On June 28, 1993, Fina filed a complaint against CBI Na-Con before the District Court of Harris County, Texas in Fina Oil & Chemical Company v. CBI Na-Con, Inc. et al. The Company denies that it is liable. The Company believes that an estimate of the possible loss or range of possible loss cannot be made. While the Company believes that the claims are without merit and/or the Company has valid defenses to such claims and that it is reasonably likely to prevail in defending against such claims, there can be no assurance that if the Company is finally determined to be liable for all or a portion of any damages payable, that such liability will not have a materially adverse effect on the Company's business, financial condition and results of operations.

  In addition to the above lawsuits, the Company is a defendant in other lawsuits arising in the normal course of its business. The Company believes that an estimate of the possible loss or range of possible loss relating to such matters cannot be made. While it is impossible at this time to determine with certainty the ultimate outcome of these other lawsuits, and although no assurance can be given with respect thereto, based on information currently available to the Company and based on the Company's belief as to the reasonable likelihood of the outcomes of such matters, the Company's management believes that adequate provisions have been made for probable losses with respect thereto as best as can be determined at this time and that the ultimate outcome, after provisions therefor, will not have a material adverse effect, either individually or in the aggregate, on the Company's business, financial condition and results of operations. The adequacy of reserves applicable to the potential costs of being engaged in litigation and potential liabilities resulting from litigation are reviewed as developments in the litigation warrant. See Note 7 to each of the Consolidated Financial Statements included elsewhere in this Prospectus.

  Furthermore, construction and heavy equipment involve a high degree of operational risk. Natural disasters, adverse weather conditions and operator error can cause personal injury or loss of life, severe damage to and destruction of property and equipment and suspension of operations. Litigation arising from such an occurrence may result in the Company being named as a defendant in lawsuits asserting substantial claims. The Company maintains risk management, insurance and safety programs that seek to mitigate the effects of loss or damage. Such programs have generally resulted in favorable loss ratios and cost savings. See "Risk Factors--Operating Risks."

                CERTAIN TRANSACTIONS; RELATIONSHIP WITH PRAXAIR

  In the first quarter of 1996 Praxair acquired all of the outstanding common stock of Industries in order to acquire the business of Liquid Carbonic Industries Corporation. At that time, Praxair announced its intention to divest the businesses of Industries that were not strategic to Praxair, including the Company. Industries merged into Praxair on December 19, 1996.

  Under the Issuer's Articles of Association, the Selling Shareholder will have the right to appoint, remove and replace two members of the Supervisory Board so long as the Selling Shareholder owns at least 20% of the outstanding Common Shares, and the right to appoint, remove and replace one member of the Supervisory Board so long as the Selling Shareholder owns at least 10% but less than 20% of the outstanding Common Shares. On the first day on which the Selling Shareholder's ownership of the outstanding Common Shares is less than 10%, the Selling Shareholder will cease to have any special rights regarding the appointment, removal and replacement of the Issuer's supervisory directors. At the time of the Common Share Offering, the designees of Praxair serving on the Supervisory Board, if any, will be John A. Clerico, if the Selling Shareholder is entitled to appoint one member, and Mr. Clerico and Robert F.X. Fusaro, if it is entitled to appoint two members. If the Common Share Offering is consummated as currently contemplated, the Selling Shareholder will have no right to appoint Supervisory Board members pursuant to these provisions.

SEPARATION AGREEMENT

  The Company has entered into agreements (collectively, the "Separation Agreement") with Praxair fixing the Company's on-going responsibility for employee benefit matters, goods and services, access and retention of records, technology and intellectual property rights, certain indemnification arrangements and other miscellaneous matters and providing that Praxair may continue to provide certain credit guarantees and letters of credit which benefit the Company and will provide certain pension related services and the Company will provide Praxair with certain environmental and pension related services. Pursuant to the Separation Agreement, subject to certain exceptions, the Company will assume and be solely responsible for all known and unknown past, present and future claims and liabilities of any nature, including without limitation relating to environmental, health, safety, personal injury, contractual and product liability matters (collectively, "Liabilities") arising out of the operations of the Company, its subsidiaries, any other entities in which any of them hold or held any ownership interest and, as to liabilities arising prior to the Reorganization, Old CBIC (the "CBI Companies"), and the Company will indemnify Praxair and its subsidiaries and affiliates from all such Liabilities. Pursuant to the Separation Agreement, subject to certain exceptions, Praxair will assume and be solely responsible for all Liabilities arising out of the operations of Praxair, its subsidiaries and any other entities in which any of them hold or held any ownership interest (other than the CBI Companies), and Praxair will indemnify the Company and its subsidiaries and affiliates from all such Liabilities.

  Under the Separation Agreement, the Company will retain certain potential liabilities with respect to the operations of three former subsidiaries, with respect to periods when such entities were subsidiaries of the Company through January 31, 1997, up to the Company's self-retained portion of its insurance policies during such periods. In addition, the Separation Agreement will place financial responsibility with the Company for the engineering and construction businesses of Liquid Carbonic Industries Corporation in Argentina upon its transfer to the Company.

  Under the Separation Agreement, the Company has agreed to use its best efforts to eliminate, on or before December 31, 1997, Praxair's obligations under the credit guarantees given by Praxair and letters of credit obtained by Praxair which benefit the Company. Until December 31, 1997, the Company will pay Praxair a fee of 1% per annum of the amount of such guarantees outstanding. Effective January 1, 1998, such fee will equal 2% per annum of such amount.

REVENUES FROM AFFILIATES

  The Company has provided in the past and continues to provide services to Praxair and its affiliates and to Industries and its affiliates for the construction and expansion of facilities and for certain repair and maintenance work. During the year ended December 31, 1996, the Company recorded revenues from affiliates of $13.4 million from such services. Gross profit relating to such revenues, net of overhead costs, was $2.3 million for the year ended December 31, 1996. The Company believes that these revenues and gross profits approximate those of similar services provided to independent third parties.

CORPORATE SERVICES

  Industries and Praxair have provided in the past certain support services to the Company including legal, finance, tax, human resources, information services and risk management. Charges for these services were allocated by Industries and Praxair to the Company based on various methods which the Company believes reasonably approximate the actual costs incurred. The allocations recorded by the Company for these corporate services in the accompanying consolidated income statements were $4.7 million for the year ended December 31, 1996. The amounts allocated by Industries or Praxair are not necessarily indicative of the actual costs which may have been incurred had the Company operated as an entity unaffiliated with Industries or Praxair. However, the Company believes that the allocation is reasonable and in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 55. See "Risk Factors--New Status as Independent Entity" and "-- Separation Agreement."

CORPORATE REORGANIZATION

  Prior to the consummation of the Common Share Offering, the Selling Shareholder and certain of its subsidiaries will consummate the Reorganization whereby (i) the shares of substantially all of Old CBIC's non-U.S. subsidiaries will be transferred by dividend to its parent corporation, Bridge Holdings, and contributed to CBICBV in exchange for newly issued common shares of CBICBV; (ii) the shares of substantially all of Old CBIC's U.S. subsidiaries will be transferred by dividend to Bridge Holdings and contributed to New CBIC in exchange for newly issued common stock of New CBIC;
(iii) Bridge Holdings will contribute the shares held by it of each of New CBIC and CBICBV to the Issuer in exchange for additional Common Shares of the Issuer; and (iv) New CBIC will assume any remaining assets and liabilities of Old CBIC. After the Reorganization and prior to the consummation of the Common Share Offering, Bridge Holdings will be merged into the Selling Shareholder such that the Selling Shareholder will then directly own all of the then outstanding Common Shares of the Issuer.

TAX DISAFFILIATION AGREEMENT

  The Company and Praxair have entered into a tax disaffiliation agreement (the "Tax Disaffiliation Agreement") relating to various tax matters including the allocation of liabilities and credits relating to periods before the completion of the Reorganization. In particular, the Company will indemnify Praxair for its allocable share of liabilities for non-income taxes arising with respect to periods prior to the Reorganization and income taxes arising with respect to periods prior to the Reorganization based on, among other things, the subsequent disallowance of research and development credits claimed by the Company for past periods or of other tax benefit items of the Company for past periods to the extent that such other tax benefit items are available to reduce the taxes of the Company for any period after the Reorganization.

BENEFITS DISAFFILIATION AGREEMENT

  The Company and Praxair have entered into an employee benefits disaffiliation agreement (the "Benefits Agreement") effective upon consummation of the Common Share Offering, relating to various employee benefits matters including the allocation and assumption by the parties of existing liabilities, and cross-indemnifications relating to such allocation and assumption of liabilities. Among other matters, the Benefits Agreement relates to defined benefit pension plan and retiree health care and life insurance obligations. The principal non-contributory tax qualified defined benefit pension plan in which employees of Old CBIC previously participated (the "CBI Pension Plan") covered most U.S. salaried employees. Old

CBIC's portion of the net pension cost for the CBI Pension Plan was $4.4 million in 1996. Regular benefit accruals under the CBI Pension Plan for current Company employees were discontinued as of December 31, 1996, except for certain increases described under "Other Executive Compensation Programs." The Company's obligations with respect to various CBI Pension Plan funding requirements and expenses were fixed at $17.3 million as of December 31, 1996, by agreement between Old CBIC and Praxair. This obligation is payable by the Company ratably to Praxair over a twelve year period beginning December 1, 1997, with interest at 7.5%.

  Effective January 1, 1997, Old CBIC terminated its participation in the post retirement health care and life insurance benefit plans sponsored by Praxair. The Company's obligations with respect to existing retirees under these plans was fixed at $21.4 million as of December 31, 1996, by agreement between Old CBIC and Praxair. This obligation is payable ratably to Praxair over a twelve year period beginning December 1, 1997, with interest at 7.5%. The future obligation for active Old CBIC employees under these plans, which amounted to $8.5 million as of December 31, 1996, has been assumed by the Company.

REGISTRATION RIGHTS AGREEMENT

  In addition to the Registration Statement of which this Prospectus is a part, Praxair will have the right under a registration rights agreement (the "Registration Rights Agreement") to request an unspecified number of additional registrations under the Securities Act for the sale of all or a portion of the Common Shares held by the Selling Shareholder or its transferees (the "Registrable Securities"), as well as the right to include such shares in all registration statements filed by the Issuer under the Securities Act for the sale of shares solely for cash by the Issuer (other than certain registration statements relating to the registration of shares for employee plans (other than the Management Plan) or for dividend reinvestment plans). In the Registration Rights Agreement, the Issuer has agreed to indemnify Praxair and any transferee in respect of certain liabilities, including liabilities under the federal securities laws. Requests for additional registrations of Registrable Securities must cover Registrable Securities in the amount of 5% of the Common Shares then outstanding which are not Management Plan Shares or any lesser percentage if such percentage represents all outstanding Registrable Securities. The Registration Rights Agreement also provides that for a period of three years from the date the Common Share Offering is consummated, if the number of Registrable Securities which have not yet been registered pursuant to such agreement exceeds 10% of the outstanding Common Shares which are not Management Plan Shares, the Selling Shareholder's consent is required prior to the Issuer's registering additional Common Shares (or similar securities) under the Securities Act. The right to cause the Company to register Registrable Securities pursuant to the Registration Rights Agreement is generally assignable to transferees of Registrable Securities who acquire 10% of the Registrable Securities.

LOANS TO EXECUTIVE OFFICERS AND OTHER TRANSACTIONS WITH MANAGEMENT

  On January 7, 1993, an affiliate of the Company made a loan to Thomas L. Aldinger. The loan was fully repaid on February 26, 1996. The loan bore interest at 4.75%. The largest amount outstanding at any time during 1996 (including principal and interest) was $153,310. The loan was a home mortgage loan made in connection with Mr. Aldinger's transfer from the Company's London, England office to Illinois.

  Glenn Group LLC, a consulting company in which Gerald M. Glenn is a principal, received fees of $172,500 from Praxair in 1996 for consulting services rendered prior to his employment by the Company.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table furnishes information, as of immediately prior to and immediately following the closing of the Common Share Offering, with respect to the number and percentage of Common Shares expected to be beneficially owned by (i) each current nominee for supervisory director of the Issuer and each executive officer of New CBIC and CBICBV (the Issuer has no executive officers), (ii) the Selling Shareholder (who is the sole person owning more than 5% of the outstanding Common Shares) and (iii) all current nominees for supervisory director of the Issuer and all executive officers of New CBIC and CBICBV as a group. Concurrently with the consummation of the Common Share Offering, all nominees for supervisory director indicated below (other than as set forth in footnote 2 to this table) are expected to be appointed to the Issuer's Supervisory Board.

                                                                      AFTER THE COMMON
                          BEFORE THE COMMON SHARE OFFERING             SHARE OFFERING
                          --------------------------------       ---------------------------
                               SHARES            PERCENT OF         SHARES      PERCENT OF
  NAME AND ADDRESS OF       BENEFICIALLY           SHARES        BENEFICIALLY     SHARES
    BENEFICIAL OWNER           OWNED             OUTSTANDING       OWNED(1)   OUTSTANDING(1)
  -------------------     -------------------  ---------------   ------------ --------------
Praxair, Inc............            11,500,000              100%  1,000,000        8.0%
 39 Old Ridgebury Road
 Danbury, CT 06810-5113
Gerald M. Glenn.........                     0                0%    508,776        4.1%
 Nominee for Chairman of
 the Supervisory Board
 of the Issuer,
 President and Chief
 Executive Officer of
 New CBIC, Managing
 Director of CBICBV
Thomas L. Aldinger......                     0                0%    107,872          *
 Vice President of New
 CBIC
Stephen M. Duffy........                     0                0%     17,979          *
 Vice President of New
 CBIC
Timothy J. Wiggins......                     0                0%    107,872          *
 Vice President of New
 CBIC, Managing Director
 of CBICBV
Robert H. Wolfe.........                     0                0%     35,958          *
 Vice President, General
 Counsel and Secretary
 of New CBIC
Jerry H. Ballengee......                     0                0%          0          0%
 Nominee for Supervisory
 Director of the Issuer
J. Dennis Bonney........                     0                0%          0          0%
 Nominee for Supervisory
 Director of the Issuer
John A. Clerico.........                     0                0%          0          0%
 Nominee for Supervisory
 Director of the
 Issuer(2)
Robert F.X. Fusaro......                     0                0%          0          0%
 Nominee for Supervisory
 Director of the
 Issuer(2)
J. Charles Jennett......                     0                0%          0          0%
 Nominee for Supervisory
 Director of the Issuer
Vincent L. Kontny.......                     0                0%          0          0%
 Nominee for Supervisory
 Director of the Issuer
Gary L. Neale...........                     0                0%          0          0%
 Nominee for Supervisory
 Director of the Issuer
L. Donald Simpson.......                     0                0%          0          0%
 Nominee for Supervisory
 Director of the Issuer
Marsha C. Williams......                     0                0%          0          0%
 Nominee for Supervisory
 Director of the Issuer
All current nominees for
 supervisory director
 listed above and all
 executive officers as a
 group (16 persons).....                     0                0%    813,339        6.5%

--------
*  Less than 1%

(1) Excludes (i) Common Shares which may be purchased in the Common Share Offering by the nominees for director and the executive officers from the shares reserved by the Underwriters for sale to directors, officers and employees of the Company and certain other persons associated with the Company, (ii) Common Shares issuable upon exercise of options to be granted under the Company's stock option plans and (iii) Common Shares issuable upon exercise of the over-allotment option granted to the Underwriters. Includes Common Shares allocated to the executive officers' individual accounts under the Management Plan.
(2) Messrs. Clerico and Fusaro are employees of the Selling Shareholder. Under the Issuer's Articles of Association, the Selling Shareholder will have the right to appoint, remove and replace two members of the Supervisory Board so long as the Selling Shareholder owns at least 20% of the outstanding Common Shares, and the right to appoint, remove and replace one member of the Supervisory Board so long as the Selling Shareholder owns at least 10% but less than 20% of the outstanding Common Shares. If the Common Share Offering is consummated as currently contemplated, the Selling Shareholder will have no right to appoint Supervisory Board members pursuant to these provisions. See "Certain Transactions; Relationships with Praxair." Each of Messrs. Clerico and Fusaro disclaims beneficial ownership of the Common Shares held by the Selling Shareholder.

                                  MANAGEMENT

SUPERVISORY BOARD

  The general affairs and business of the Issuer and the board which manages the Issuer (the "Management Board") are supervised by a board appointed by the general meeting of shareholders (the "Supervisory Board").

  The Issuer's Articles of Association (the "Articles of Association") provide for at least six and no more than 12 directors ("Supervisory Directors") to serve on the Supervisory Board. Under the law of The Netherlands, a Supervisory Director cannot be a member of the Management Board ("Managing Directors") of the Issuer. The members of the Supervisory Board are elected at the general shareholders' meeting by a majority of the votes cast at the meeting. The Supervisory Board is authorized to make binding nominations of two candidates for each position, with the candidate receiving the greater number of votes being elected. The general meeting of shareholders may override the binding nomination of the Supervisory Board by vote of two-thirds of the votes cast at the meeting if such two-thirds vote constitutes more than one-half of the outstanding share capital of the Issuer (a "Two-thirds Majority of Quorum"). Under the Issuer's Articles of Association, the Selling Shareholder will have the right to appoint, remove and replace two members of the Supervisory Board so long as the Selling Shareholder owns at least 20% of the outstanding Common Shares, and the right to appoint, remove and replace one member of the Supervisory Board so long as the Selling Shareholder owns at least 10% but less than 20% of the outstanding Common Shares. On the first day on which the Selling Shareholder's ownership of the outstanding Common Shares is less than 10%, the Selling Shareholder will cease to have any special rights regarding the appointment, removal and replacement of the Issuer's supervisory directors. The members of the Supervisory Board appoint a chairman of the Supervisory Board from among the members of the Supervisory Board. Resolutions of the Supervisory Board generally require the approval of a majority of the votes cast. The Supervisory Board meets upon the request of its Chairman or two or more of its members or upon the request of the Management Board.

  Members of the Supervisory Board must retire no later than at the ordinary general meeting of shareholders held after a period of three years following their appointment, but may be re-elected. Members of the Supervisory Board are elected to serve three-year terms, with approximately one-third of such members' terms expiring each year. Pursuant to the Articles of Association, members of the Supervisory Board may be suspended or dismissed by the general meeting of shareholders. The Supervisory Board may make a proposal to the general meeting of shareholders for the suspension or dismissal of one or more of its members. If such a proposal is made by the Supervisory Board, a simple majority vote of the shareholders is required to effect a suspension or dismissal. If no such proposal is made, a Two-thirds Majority of Quorum vote is required to effect a suspension or dismissal. The members of the Supervisory Board may receive such compensation as may be authorized by the general meeting of shareholders.

MANAGEMENT BOARD

  The management of the Issuer is entrusted to the Management Board under the supervision of the Supervisory Board. Under the Articles of Association, the Supervisory Board may specify by resolution certain actions by the Management Board that require the prior approval of the Supervisory Board. No such resolution has yet been passed. Under the Articles of Association, both proposals to amend the Articles of Association, and proposals to legally merge or dissolve the Issuer require the prior approval of the Supervisory Board.

  The Articles of Association provide that the Management Board shall consist of one or more members. The members of the Management Board are elected for terms of indefinite duration upon a binding nomination of the Supervisory Board and election at the general shareholders' meeting by a majority of the votes cast at the meeting. The shareholders may override the binding nomination of the Supervisory Board by a Two-thirds Majority of Quorum vote.

  The general meeting of shareholders may suspend or dismiss one or more members of the Management Board by a Two-thirds Majority of Quorum vote. The Supervisory Board may suspend members of the Management Board. Such suspension may be discontinued by the general meeting of shareholders at any time. If within three months after such suspension no decision has been taken on termination of the suspension or on dismissal of the relevant member, the suspension will cease. The Articles of Association provide that the Supervisory Board shall, in the event of absence or inability to act of all the members of the Management Board, be temporarily responsible for the management of the Issuer. The Supervisory Board determines the compensation and other terms and conditions of employment of the members of the Management Board.

  Upon consummation of the Common Share Offering, the sole member of the Issuer's Management Board will be CBICBV, a Netherlands private company. CBICBV is the Company's principal holding company subsidiary for its non-U.S. operations. Under Netherlands law, shareholder action is required in order to appoint or dismiss a management board member. A corporate subsidiary of the Issuer will serve as the sole member of the Issuer's Management Board in order to avoid the necessity of shareholder action on appointment and removal of management personnel and to implement a management structure similar to that of a United States corporation. Pursuant to CBICBV's Articles of Association, the members of its management board or holders of a power of attorney will have the authority to act on behalf of CBICBV. The managing directors of CBICBV, each of whom is an employee or an officer of the Company or its affiliates, have the authority to act on behalf of CBICBV.

  The business address of the members of the Supervisory Board and the Management Board of the Issuer is Koningslaan 32-36, 1075 AD, Amsterdam, The Netherlands and the mailing address is P.O. Box 74658, 1070 BR Amsterdam, The Netherlands.

DIRECTORS OF THE ISSUER AND EXECUTIVE OFFICERS OF THE COMPANY

  The following table sets forth certain information regarding the Issuer's current nominees for supervisory director and the executive officers of New CBIC and CBICBV. At the time of the Common Share Offering, as permitted under the law of The Netherlands, the Issuer will not have executive officers. CBICBV will serve as the Issuer's Management Board.

  NAME                          AGE                  POSITION
  ----                          ---                  --------
Gerald M. Glenn................  54 Nominee for Chairman of the Supervisory
                                     Board of the Issuer; President and Chief
                                     Executive Officer of New CBIC; Managing
                                     Director of CBICBV
Thomas L. Aldinger.............  45 Vice President--Business Development and
                                     Operations of New CBIC; Managing Director
                                     of CBICBV
Stephen M. Duffy...............  47 Vice President--Human Resources and
                                     Administration of New CBIC
Timothy J. Wiggins.............  40 Vice President--Treasurer and Chief
                                     Financial Officer of New CBIC; Managing
                                     Director
                                     of CBICBV
Robert H. Wolfe................  47 Vice President, General Counsel and
                                     Secretary of New CBIC; Secretary of CBICBV
Jerry H. Ballengee.............  59 Nominee for Supervisory Director of the
                                     Issuer
J. Dennis Bonney...............  66 Nominee for Supervisory Director of the
                                     Issuer
John A. Clerico (1)............  55 Nominee for Supervisory Director of the
                                     Issuer

  NAME                              AGE                  POSITION
  ----                              ---                  --------
Robert F.X. Fusaro (1).............  55 Nominee for Supervisory Director of the
                                         Issuer
J. Charles Jennett.................  56 Nominee for Supervisory Director of the
                                         Issuer
Vincent L. Kontny..................  59 Nominee for Supervisory Director of the
                                         Issuer
Gary L. Neale......................  57 Nominee for Supervisory Director of the
                                         Issuer
L. Donald Simpson..................  61 Nominee for Supervisory Director of the
                                         Issuer
Marsha C. Williams.................  45 Nominee for Supervisory Director of the
                                         Issuer

--------
(1) If, upon consummation of the Common Share Offering, the Selling Shareholder owns (i) 20% or more of the outstanding Common Shares, Messrs. Clerico and Fusaro will serve as Supervisory Directors, (ii) 10% or more (but less than 20%) of the outstanding Common Shares, Mr. Clerico will serve as a Supervisory Director and (iii) less than 10% of the outstanding Common Shares, no designee of the Selling Shareholder will serve as a Supervisory Director. If the Common Share Offering is consummated as currently contemplated, the Selling Shareholder will have no right to appoint Supervisory Board members pursuant to these provisions.

  Gerald M. Glenn has been the President and Chief Executive Officer of Old CBIC since May 1996, will hold the same position at New CBIC and has been a Managing Director of CBICBV since its inception. Mr. Glenn has been nominated to serve as Chairman of the Supervisory Board. From April 1994 to present Mr. Glenn has been a principal in The Glenn Group LLC. From November 1986 to April 1994, Mr. Glenn served as Group President--Fluor Daniel, Inc. Mr. Glenn's term as a Supervisory Director will expire in 2000.

  Thomas L. Aldinger has been the Vice President--Business Development and Operations of Old CBIC since January 1995, will hold the same position at New CBIC and has been a Managing Director of CBICBV since its inception. Prior to that time from January 1993 to January 1995 Mr. Aldinger served as President of CBI Services, Inc. and from January 1991 to January 1993 Mr. Aldinger served as Vice President and Area General Manager for Europe, Africa and the Middle East of Old CBIC. Mr. Aldinger has been continuously employed by the Company since 1974.

  Stephen M. Duffy has been Vice President--Human Resources and Administration of Old CBIC since June 1996 and will hold the same position at New CBIC. Mr. Duffy was Vice President--Human Resources and Administration of Industries from November 1991 through May 1996.

  Timothy J. Wiggins has been Vice President--Treasurer and Chief Financial Officer of Old CBIC since September 1996, will hold the same position at New CBIC and has been a Managing Director of CBICBV since its inception. From August 1993 to September 1996, Mr. Wiggins was Executive Vice President-- Finance and Administration, Chief Financial Officer and Secretary and a director of Fruehauf Trailer Corporation ("Fruehauf"), a publicly-held manufacturer of truck trailers. Fruehauf filed a petition under the Federal bankruptcy laws in October 1996. From May 1993 to August 1993, Mr. Wiggins was employed by Glass & Associates, Inc., a turnaround and management consulting firm. From 1988 to March 1993, Mr. Wiggins served Autodie Corporation, a publicly-held manufacturer of large-scale stamping dies and molds primarily for the automotive industry, in various executive positions. Mr. Wiggins was promoted to Chief Executive Officer of Autodie Corporation shortly after Autodie Corporation filed a petition under the Federal bankruptcy laws.

  Robert H. Wolfe has been the Vice President, General Counsel and Secretary of Old CBIC since November 1996 and will hold the same position at New CBIC. Before that time, from June 1996 to November 1996, Mr. Wolfe served as a private consultant to Rust Engineering & Construction Inc. ("Rust"). He served as Vice President, General Counsel and Secretary to Rust from November 1993 to June 1996 and as Associate General Counsel for that company from July 1988 to November 1993.

  Jerry H. Ballengee is a nominee to the Supervisory Board of the Issuer. He has served as President and Chief Operating Officer of Union Camp Corporation since July 1994 and has served in various other executive capacities and as a member of the Board of Directors of Union Camp Corporation since 1988. He is also a member of the Boards of Directors of Goulds Pumps, Inc. and United Cities Gas Company. Mr. Ballengee's term as a Supervisory Director will expire in 1998.

  J. Dennis Bonney is a nominee to the Supervisory Board of the Issuer. He served as Vice Chairman of the Board of Chevron Corporation from 1987 to 1995. He currently serves as Chairman of the Board of Aeromovel USA, and has also been a Director since 1996 of Alumax Inc. and United Meridian Corporation. Mr. Bonney's term as a Supervisory Director will expire in 2000.

  John A. Clerico is a nominee for Supervisory Director of the Issuer. Mr. Clerico has served as Vice President and Chief Financial Officer of Praxair, Inc. since January 1992, and has also served as a Director of Praxair, Inc. since January 1992. If Mr. Clerico serves as a Supervisory Director, his term will expire in 1998.

  Robert F.X. Fusaro is a nominee for Supervisory Director of the Issuer. Mr. Fusaro has served as Director of Acquisitions & Divestitures at Praxair, Inc. since March 1996. Prior to that time, from October 1993 to March 1996, Mr. Fusaro was Associate General Counsel of Union Carbide Corporation, and from January 1988 to October 1993, Mr. Fusaro served as the Director of Acquisitions & Divestitures and Assistant General Counsel of Union Carbide Corporation. Mr. Fusaro served as a Managing Director of the Issuer from November 1996 to the time of the Reorganization. If Mr. Fusaro serves as a Supervisory Director, his term will expire in 1998.

  J. Charles Jennett is a nominee to the Supervisory Board of the Issuer. He has served as President of Texas A&M International University since 1996. He was Provost and Vice President of Academic Affairs at Clemson University from 1992 through 1996. Mr. Jennett's term as Supervisory Director will expire in 1999.

  Vincent L. Kontny is a nominee to the Supervisory Board of the Issuer. Mr. Kontny was President and Chief Operating Officer of Fluor Corporation from 1992 until September 1994. Mr. Kontny is currently the owner and CEO of the Double Shoe Cattle Company. He has held this position at Double Shoe Cattle Company since 1992. Mr. Kontny's term as a Supervisory Director will expire in 2000.

  Gary L. Neale is a nominee to the Supervisory Board of the Issuer. He is currently President, CEO and Chairman of the Board of NIPSCO Industries, Inc., whose primary business is the operation of Northern Indiana Public Service Company, a gas and electric utility company. Mr. Neale has served as a director of NIPSCO Industries, Inc. since 1991, a director of Northern Indiana Public Service Company since 1989, and a director of Modine Manufacturing Company since 1977. Mr. Neale's term as a Supervisory Director will expire in 1999.

  L. Donald Simpson is a nominee to the Supervisory Board of the Issuer. Since December 1996 Mr. Simpson has served as Executive Vice President of Great Lakes Chemical Corporation. Prior thereto, beginning in 1992, Mr. Simpson served in various executive capacities at Great Lakes Chemical Corporation. Mr. Simpson's term as a Supervisory Director will expire in 1998.

  Marsha C. Williams is a nominee to the Supervisory Board of the Issuer. Since October 1993, she has served as Treasurer of Amoco Corporation, where she was in the Mergers, Acquisitions and Negotiations Department from December 1992 through September 1993 and was a Senior Financial Manager in the Treasurer's Department from November 1989 through December 1992. Ms. Williams' term as Supervisory Director will expire in 1999.

1996 EXECUTIVE OFFICER COMPENSATION

  The following table sets forth certain information regarding compensation paid to Old CBIC's Chief Executive Officer and to each of the four other most highly compensated executive officers of Old CBIC (the "named executive officers"). Neither the Issuer nor CBICBV paid compensation to executive officers in 1996.

                          SUMMARY COMPENSATION TABLE

              PRINCIPAL                                           ALL OTHER
               POSITION                YEAR SALARY(1) BONUS(2) COMPENSATION(3)
              ---------                ---- --------- -------- ---------------
Gerald M. Glenn....................... 1996 $230,770  $469,500    $ 26,094
 President and Chief Executive Officer
Lewis E. Akin......................... 1996 $ 43,750        --    $957,635(4)
 Former President and Chief Executive
 Officer
Thomas L. Aldinger.................... 1996 $166,200  $315,075    $261,258(4)
 Vice President--Business Development
 and Operations
Timothy J. Wiggins.................... 1996 $ 59,230  $ 50,000    $ 55,026
 Vice President--Treasurer and Chief
 Financial Officer
Stephen M. Duffy...................... 1996 $ 89,230  $219,129    $ 10,362(4)
 Vice President--Human Resources
 and Administration
Robert H. Wolfe....................... 1996 $ 16,827  $ 25,000          --
 Vice President, General Counsel
 and Secretary

--------
(1) Salary paid in 1996 for actual period of employment by the Company. Mr. Akin terminated employment on January 12, 1996. Mr. Aldinger was employed in his position during all of 1996. Messrs. Glenn, Wiggins, Duffy and Wolfe commenced employment with the Company on the following respective dates: Mr. Glenn--May 27, 1996; Mr. Wiggins--September 16, 1996; Mr. Duffy--June 1, 1996; and Mr. Wolfe--November 18, 1996.
(2) Bonus amounts include payments under the Company's Senior Management Incentive Program effective only during 1996 and under the Company's 1996 Management Incentive Compensation Program which was replaced by the Bonus Plan (as defined below).
(3) The compensation reported includes items such as excess group life insurance, auto and moving expenses and club dues paid by the Company and for Messrs. Aldinger and Duffy also includes the dollar value of "split dollar" life insurance benefits provided by CB&I with respect to Mr. Aldinger and by a subsidiary of Praxair which is not a subsidiary of the Issuer with respect to Mr. Duffy.

(4) The compensation reported includes payments under various compensation plans and other employment arrangements in effect at the time Industries was acquired by Praxair which became payable because of such acquisition totalling $954,816, $240,619 and $7,586 for Messrs. Akin, Aldinger and Duffy, respectively.

COMPENSATION AND BENEFITS

  The Company's overall compensation and benefit strategy is to provide programs which are competitive within its industry. The Company believes that this strategy will give the Company the opportunity to attract and retain the highly-skilled managerial, supervisory, technical, sales and marketing personnel that are key to the Company's success. The overall compensation and benefit packages offered by the Company are intended to link the interests of executive officers and employees with those of shareholders through the use of equity-based plans with a long-term perspective, as well as short-term programs which allow employees and executive officers to share in the rewards of improved performance. The following is a brief description of the components of the Company's compensation and benefits program. Plans sponsored by Old CBIC, upon consummation of the Reorganization, will be sponsored by New CBIC.

 Executive Compensation

  The Company's executive compensation program is designed to support the achievement of corporate performance goals; to attract, retain and motivate key executives; and to enhance shareholder value. The program utilizes a combination of competitive base salaries, short term cash incentives (annual bonuses), long-term stock-based incentives and other competitive benefit plans.

  Annual Incentive Compensation. The Company has adopted an Annual Incentive Compensation Plan (the "Bonus Plan"), to take effect in fiscal 1997. The Bonus Plan is an annual short-term incentive plan covering a group consisting of the executive officers of the Company and its principal operating subsidiaries and other designated key management employees. The Bonus Plan is based on the annual operating plan of the Company, arrived at as a result of discussion and analysis of the business plans within the major divisions of the Company. Payment of bonuses is based on attaining a specific goal of operating income, and is payable following the end of the fiscal year. The operating income goal would be set from year to year, at the beginning of each year (subject to modifications relating to extraordinary events), upon management's recommendation and approval by the Issuer's Supervisory Board.

  A target bonus will be established for each participating employee at the beginning of each year based on position, responsibilities and grade level. The bonus may be earned from two sources--achievement of the corporate operating income goal and a discretionary portion. A percentage of target bonus opportunity is allocated to each bonus source. The discretionary bonus is determined by the management's evaluation of individual performance and in the case of the CEO, the Compensation Committee of the Supervisory Board of the Issuer.

  Long-Term Compensation. Old CBIC adopted a long-term incentive compensation plan (the "Incentive Plan") for its executive officers, other management employees and Supervisory Directors which is a so-called "omnibus" plan. The Company believes that through the use of long-term, stock-based incentive compensation plans it is possible to create alignment between executive compensation and long-term improvements in shareholder value. The objective of the Incentive Plan is to provide an opportunity and incentive to a group of management employees and non-employee directors to achieve above market levels of compensation based on long-term growth in the value of the Company, which at the same time is aligned with the financial interests of shareholders.

  The Incentive Plan offers the flexibility to the Company to provide the incentive of such long-term compensation in any of the following forms: non-qualified options to purchase Common Shares; qualified "incentive" options to purchase Common Shares; restricted Common Shares; "performance shares," paying out a variable number of Common Shares depending on goal achievement, and "performance units," which would be cash payments based on either the value of the Common Shares or appreciation in the price of the Common Shares upon achievement of specific financial goals. In addition, the Incentive Plan will specifically provide that only non-qualified options will be granted from it during the Incentive Plan's first year. Selection of participating employees and the number of options to be granted are subject to the approval of the Compensation Committee of the Issuer's Supervisory Board.

  The exercise price of all options granted under the Incentive Plan shall not be less than one hundred percent (100%) of the fair market value (as defined in the Incentive Plan) of the stock subject to the option on the date the option is granted. An option shall be exercisable in accordance with the terms set forth in the individual award agreement, provided that, no option shall be exercisable prior to the third anniversary of the date of the grant. The expiration date of each option shall be established by the Compensation Committee, but shall not exceed 10 years from the date of the grant.

  Awards of restricted stock shall be subject to a period of restriction during which the transfer of such shares of restricted stock shall be limited. Such restrictions shall lapse based on the passage of time, the achievement of performance goals, or the occurrence of other events as determined by the Compensation Committee, in accordance with the terms of each restricted stock award agreement.

  Each performance unit shall have an initial value that is established by the Compensation Committee at the time of grant, and each performance share shall have an initial value equal to the fair market value (as defined in the Incentive Plan) of a share of Company Common Stock on the date the award is granted. Holders of performance units and shares shall be entitled to receive a payout on the number and value of performance units and shares, based on the achievement during the performance period of specified performance goals.

  In the event of a change in control (as defined in the Incentive Plan), unless otherwise prohibited under applicable law, all options shall become immediately exercisable, the restriction period imposed on any restricted stock award shall lapse and the payout opportunities attainable under all outstanding awards of restricted stock, performance units and performance shares shall be deemed to have been fully earned for the entire performance period.

  The number of options granted to participants would be targeted to an appropriate percentage of such participant's compensation by his or her position or grade level, as determined by comparative market data.

  The Issuer intends to reserve Common Shares of the Company for the Incentive Plan equal to 10% of the number of Common Shares issued and outstanding at the time of the Common Share Offering. The Issuer expects that options exercisable for approximately 4% of the number of Common Shares outstanding will be granted at or immediately prior to the date of the Common Share Offering. It is expected that the initial options granted would be exercisable after 1999 subject to achievement of a cumulative earnings per share for the three year period from 1997 through 1999 of at least $6.25 per Common Share (excluding the pretax charge of approximately $21.9 million (assuming an initial public offering price of $21.50) relating to the implementation of the Management
Plan). The Issuer expects that all of such options which have not previously vested would vest automatically nine years from their date of grant. The Incentive Plan would have a life of five years for the purpose of making grants or awards, unless the number of shares reserved for such plan are used up before the expiration of that period, in which case shareholder approval would be required in order to reserve additional Common Shares for the Incentive Plan. The vesting and exercise periods for options granted would be in addition to such five year period.

 Special Stock-Based, Long-Term Compensation Related to the Common Share
Offering

  The Company intends to establish the Management Plan prior to the consummation of the Common Share Offering. The Management Plan is not qualified under Section 401(a) of the Code and each participant's account shall be treated as a separate account under Section 404(a)(5) of the Code. The designation of the Management Plan's participants, the amount of Company contributions to the Management Plan and the amount allocated to the individual participants will be determined by the Issuer's Supervisory Board. The allocation to the participant's individual accounts will occur concurrently with the Company's contributions. Management Plan Shares will vest as determined by the Issuer's Supervisory Board. Upon vesting, the distribution of the balance held in the individual participant's account can be distributed at the election of the participant. Forfeitures of Management Plan Shares under the provisions of the Management Plan will be reallocated to the other Management Plan participants. The number of initial participants is expected to be 40 to 60.

  As an incentive to increasing the long-term value of the Company, Mr. Glenn has an agreement with Praxair, and Messrs. Wiggins, Aldinger, Wolfe and Duffy have agreements with CB&I, whereby each will respectively receive special compensation related to the sale of the Common Shares pursuant to the Common Share Offering, in the amounts of approximately 508,776, 107,872, 107,872, 35,958 and 17,979 Common Shares, respectively
(assuming an initial public offering price of $21.50 per share). Each of such officers, along with a group of approximately 35 to 55 other key management employees, will be participants in the Management Plan. In fulfillment of Praxair's commitment, upon consummation of the Common Share Offering, the Company has agreed to make a contribution to the Management Plan in the form of Common Shares having a value of approximately $21.9 million (approximately 1,017,552 Common Shares, assuming an initial public offering price of $21.50 per share (the mid-point of the price range as set forth on the cover page of this Prospectus)). Accordingly, the Company will record a pretax charge of approximately $21.9 million (assuming an initial public offering price of $21.50 per share) at the time of the contribution to the Management Plan. This initial contribution of Management Plan Shares will vest three years (and with respect to one participant, two years) after the date of the Common Share Offering.

 Other Executive Compensation Programs

  In addition to the annual short-term incentive compensation programs and long-term incentive compensation programs described above, Old CBIC sponsors and New CBIC will sponsor, the following additional compensation programs in which management employees, including all of the named executive officers are eligible to participate.

  Old CBIC adopted, effective January 1, 1997, a restated tax-qualified defined contribution pension plan for eligible employees (the "New 401(k) Plan"), including, but not limited to, the named executive officers. Such plan consists of a typical voluntary pretax salary deferral feature under Section 401(k) of the Code; a dollar-for-dollar Company matching contribution applicable to such employee deferrals, up to 3% of a participating employee's considered earnings; a basic additional Company contribution of 5% of each participating employee's considered earnings; and an additional discretionary Company profit-sharing contribution.

  The New 401(k) Plan substantially replaces the former 401(k) plan (the "CBI 401(k) Pay Deferral Plan") and the CBI Pension Plan. The New 401(k) Plan provides that the Company may, at the discretion of management, make certain of its matching contributions or additional discretionary profit sharing contributions in a uniform manner in the form of either cash or Common Shares.

  Since December 31, 1996, no employees of the Company participate in the CBI Pension Plan who were not already participants as of December 31, 1996. No further benefits will accrue under the provisions of the CBI Pension Plan's normal benefit formulas for employees participating as of December 31, 1996. Instead, benefits accrued as of that date will be computed and increased at a rate of 5% per year (not compounded) or fraction thereof of continuing service, to a maximum of three additional years. The number of years of credited service, as of December 31, 1996, for the following named executive officers, who are the only such officers who have or will have benefits accrued under the CBI Pension Plan, are: Thomas L. Aldinger, 22.9 years; and Stephen M. Duffy, 5.1 years.

  The following table shows approximate annual pensions payable to salaried employees, including participating executive officers, assuming normal retirement at age 65 and that the current social security tax base remains unchanged:

                             PENSION PLAN TABLE(1)

 AVERAGE                   YEARS OF SERVICE AT RETIREMENT
  ANNUAL     ----------------------------------------------------------------
 EARNINGS       15         20         25         30         35         40
----------   --------   --------   --------   --------   --------   --------
$  100,000   $ 21,540   $ 28,720   $ 35,900   $ 43,080   $ 50,260   $ 57,440
   200,000     42,540     56,720     70,900     85,080     99,260    113,440
   300,000     63,540     84,720    105,900    127,080    148,260    169,440
   400,000     84,540    112,720    140,900    169,080    197,260    225,440
   500,000    105,540    140,720    175,900    211,080    246,260    281,440
   600,000    126,540    168,720    210,900    253,080    295,260    337,440
   700,000    147,540    196,720    245,900    295,080    344,260    393,440
   800,000    168,540    224,720    280,900    337,080    393,260    449,440
   900,000    189,540    252,720    315,900    379,080    442,260    505,440
 1,000,000    210,540    280,720    350,900    421,080    491,260    561,440

--------
(1) The pension amounts indicated are subject to an offset adjustment for each individual for primary social security benefits and a portion of the value of benefits under the now terminated CBI Salaried Employee Stock Ownership Plan (1987) previously sponsored by Industries.

  In conjunction with the adoption of the New 401(k) Plan, Old CBIC adopted an "excess" benefit plan. Under such a plan, the Company will determine the amount of matching and discretionary contributions which it would have contributed to the New 401(k) Plan on behalf of designated management employees, except as limited by the Code. Under the excess benefit plan, retirement benefits in excess of the amounts permitted under the limitations on contributions under the Code will be paid. It also allows affected participants to elect to voluntarily defer more than the $9,500 limitation on employee contributions under the New 401(k) Plan. Such benefits are payable to a participant upon retirement, other specified terminations of employment, or upon other specified events. The amount of such benefits payable will be determined by attributing an imputed rate of interest or earnings on the equivalent amount of excess plan contributions not made to the qualified plan. The obligations to provide such benefits will constitute general obligations of New CBIC.

  Supplemental Executive Death Benefits Plan. Old CBIC adopted a plan for selected management employees to provide additional benefits upon pre- or post-retirement death to a participant's named beneficiary. Such plan is in addition to any group life insurance plan provided generally to all employees, and may be provided through New CBIC's general assets, New CBIC-owned insurance policies, or "split-dollar" life insurance policies. The amount of such benefits provided is significantly greater than that provided under such group life insurance plan. The taxability of such benefits, or payments on premiums therefor, to a participant or his or her beneficiaries, and the tax deductibility of such amounts by the Company, will be determined by the selection of the actual means by which the Company pays such benefits, which has not been determined at this time.

EMPLOYEE SHARE PURCHASE PLAN

  The Issuer believes that a key element of its future success will be broad-based stock ownership by all its employees, and providing incentives to become and remain shareholders. The Issuer intends to adopt a broad-based employee share purchase plan (the "Share Purchase Plan"), in which certain employees of the Company, including the named executive officers, would be eligible to participate. Pursuant to the Share Purchase Plan, each employee electing to participate would be granted an option to purchase common shares of the Issuer upon a specified future date at 85% of the fair market value of such shares on the date of purchase. During specified periods preceding such purchase date, a percentage of the participating employees' after-tax pay, as such employee elects, would be withheld and placed in an account to apply to the purchase of as many shares as such funds allow at the discounted purchase price. Common Shares so purchased would be registered in the name of the employee participant.

  Pursuant to the Code, the Share Purchase Plan would not permit any participant to purchase Common Shares under the proposed plan and all other share purchase plans (if any) in excess of $25,000 of market value per year, determined at the time each option to purchase is granted. The Share Purchase Plan is intended to qualify under Section 423 of the Code.

  The Company anticipates that it will reserve a total of 250,000 Common Shares for purchase pursuant to the Share Purchase Plan, with such plan to expire no later than the date that is on or about five years from the date of this Prospectus.

TERMINATION AND EMPLOYMENT AGREEMENTS

  Old CBIC and Messrs. Wiggins, Wolfe, Aldinger and Duffy have entered into change of control severance agreements each providing that, in the event of a termination of their respective employment with the Company (other than by reason of the employee's willful misconduct or gross negligence) or a significant reduction in their respective responsibilities, salary or benefits or a substantive change in the respective location of their employment, within the two-year period following a change of control of the Company, each will receive a special lump-sum payment following separation equal to $1,000,000, $750,000, $1,500,000, and $240,000, respectively. In addition, upon a termination for any reason (other than by reason of the employee's willful misconduct or gross negligence) during the six month period prior to a change of control, each employee will be entitled to receive a special lump-sum payment (in the amount previously set forth) minus the gross amount of any severance payments otherwise paid to such employee, within ten days following a change of control. Each employee who receives a special lump-sum payment is also entitled to receive outplacement services at the expense of the Company. The agreements provide that the Company will pay an amount necessary to reimburse each employee, on an after-tax basis, for any excise tax due under
Section 4999 of the Code, as a result of any such payment being treated as a "parachute payment" under Section 280G of the Code. The receipt by each employee of any of the amounts payable pursuant to the agreements is contingent upon the employee's execution of a release of claims in favor of the Company. A change of control for purposes of such agreements is deemed to occur if, other than in connection with the Common Share Offering, (i) any person or group of persons other than Praxair, Inc. or one of its subsidiaries becomes the beneficial owner of 25% or more of the total voting power of the Company's or any such subsidiary's outstanding securities, (ii) upon consummation of any merger or other business combination of the Company or any such subsidiary with or into another person pursuant to which the shareholders of the Company or such subsidiary do not own, upon consummation of such combination, more than 50% of the voting power and value of the stock of the surviving person or (iii) if, during any period of two years or less, a majority of the members of the Issuer's Supervisory Board changes and new members were not nominated by at least 75% of the directors then still in office who were directors at the beginning of such period.

  In addition, the Company has entered into employment arrangements with Messrs. Glenn, Wiggins and Wolfe to serve the Company as President and Chief Executive Officer, Vice President--Treasurer and Chief Financial Officer, and Vice President--General Counsel and Secretary, respectively. Pursuant to these arrangements, Mr. Glenn's base salary is $400,000 per year, Mr. Wiggins' base salary is $220,000 per year, and Mr. Wolfe's base salary is $175,000 per year. Such arrangements do not establish any required term of employment. The arrangements provide for, among other things, participation in Company bonus and incentive compensation programs, lump sum payments in the event of termination (or a significant reduction in levels of responsibility) within two years of a sale of the Company and for a special stock-based compensation award relating to an initial public offering of Common Shares. See "-- Compensation and Benefits--Special Stock-Based, Long-Term Compensation Related to the Common

Share Offering." Each such employee is also entitled to participate in the Company's relocation program and to receive either an automobile allowance of $500 per month or the use of a Company-owned vehicle.

COMPENSATION OF DIRECTORS

  The Issuer intends to compensate Supervisory Directors who are not officers of the Company or designees of the Selling Shareholder by an annual retainer of $20,000 per year, paid in quarterly installments, and $1,500 for attendance at each Board meeting as well as an annual grant of options to purchase 500 Common Shares at an exercise price equal to the fair market value of the Common Shares at the time of grant. Directors who are chairpersons of committees shall receive an additional retainer of $3,000. Those who serve on Board Committees shall receive $1,000 for each committee meeting attended. Supervisory Directors may elect to receive their compensation in Common Shares and may elect to defer their compensation. Selling Shareholder designees who tender resignations which are not accepted by the Chairman of the Supervisory Board will be entitled to the same compensation as Supervisory Directors who are not officers of the Company or designees of the Selling Shareholder.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  For 1996, compensation decisions were made by or in accordance with the entire Board of Directors of Old CBIC, the members of which were E.G. Hotard, G.M. Glenn, T.J. Wiggins, R.F.X. Fusaro, J.S. Sawyer, B.A. Harris, J.R. Vipond, S.C. Cunningham and W.F. McClure, Jr. For 1997, compensation decisions for employees of New CBIC will be made by the Board of Directors of New CBIC and for employees of CBICBV by its management board.

                 DESCRIPTION OF NEW REVOLVING CREDIT FACILITY

  The Company, The Chase Manhattan Bank ("Chase") and a syndicate of other banks have entered into a five year senior, unsecured competitive advance and revolving credit facility (the "New Revolving Credit Facility"). Maximum availability under the New Revolving Credit Facility is $100.0 million for the first three years and $50.0 million thereafter. The borrowers include the Issuer and certain wholly owned subsidiaries, and substantially all material subsidiaries will unconditionally guarantee (to the extent not prohibited by applicable law) the borrowers' obligations thereunder. The Company expects, concurrently with the consummation of the Common Share Offering, to borrow all funds necessary thereunder to repay indebtedness owed to Praxair on the date the Common Share Offering is consummated. As of February 27, 1997, the amount of such indebtedness outstanding was approximately $73 million.

  The unused available committed amounts under the New Revolving Credit Facility will be available for general corporate purposes, including working capital, letter of credit and other requirements of the Company. Amounts may be borrowed, repaid and reborrowed, subject to availability and applicable conditions to borrowing. Revolving credit loans would be available at interest rates based upon the lenders' alternate base rate or a spread ranging from 0.325% to 0.875% (based on the Company's debt coverage ratio) over LIBOR or on a competitive bid basis. Letters of credit may be issued, subject to a $35.0 million sublimit, on either a committed or competitive bid basis and expire one year after issuance unless otherwise provided. The New Revolving Credit Facility will terminate on the fifth anniversary of the date of its execution unless terminated sooner.

  The New Revolving Credit Facility contains various covenants, including financial covenants (the terms of which are set out in the credit agreement governing such facility) that, among other things, (1) require the Company to maintain a minimum level of consolidated tangible net worth equal to its consolidated net worth as of December 31, 1996 minus $10.0 million plus 50% of its consolidated net income for each fiscal year during which its consolidated net income is positive, a consolidated EBITDA to interest expense ratio of at least 5.00 to 1 for any period of four consecutive fiscal quarters and a consolidated leverage ratio (a) for any period of four consecutive fiscal quarters ending on or prior to March 31, 1998 not greater than 2.75 to 1 and
(b) for any period of four consecutive fiscal quarters ending thereafter not greater than 2.50 to 1 and (2) restrict the Company's capital expenditures to $22.5 million in 1997 and $20.0 million (plus the lesser of (x) the difference between the amount permitted to be expended in the prior year and the amount actually expended and (y) $5.0 million), in each fiscal year thereafter, and other covenants that limit mergers, certain asset sales, the incurrence of indebtedness by subsidiaries (excluding letters of credit and performance bonds), the granting of liens, dividends and other payments in respect of capital stock and indebtedness, the making of investments, the issuance of stock by subsidiaries and future transactions with affiliates. The restriction on dividends permits, so long as no default is continuing at the time thereof or giving effect thereto, the payment of cash dividends in an aggregate amount not to exceed (a) prior to December 31, 1997, $5.0 million and (b) during any fiscal year of the Company thereafter, $5.0 million plus 10% of the Company's consolidated net income for the immediately preceding fiscal year.

  The New Revolving Credit Facility contains customary events of default, including failure to pay principal or interest, any breach of representations when made, any default under covenants (subject to grace periods), bankruptcy events, cross defaults to other indebtedness exceeding a specified amount, a change of control of the Issuer, New CBIC or CBICBV, unsatisfied judgments, ERISA events or the invalidity of the subsidiary guarantees.

  The Company's ability to initially borrow under the New Revolving Credit Facility is subject to, among other conditions, consummation of the Reorganization and the Common Share Offering, the repayment simultaneously with the initial borrowing of all indebtedness owed to Praxair and the absence of outstanding indebtedness of the Company and its subsidiaries (other than indebtedness existing on the date the New Revolving Credit Facility was executed and performance bonds and letters of credit securing ordinary course performance obligations).

                         DESCRIPTION OF SHARE CAPITAL

  The Issuer was organized under the law of The Netherlands as a public company with limited liability ("naamloze vennootschap") by Deed of Incorporation dated November 22, 1996. The Issuer is registered in the trade register of Amsterdam under No. 286.441. Set forth below is a summary of certain provisions, including all material provisions relating to the Common Shares, contained in the Articles of Association and the law of The Netherlands. Such summary does not purport to be a complete statement of the Articles of Association and the law of The Netherlands and is qualified in its entirety by reference to the Articles of Association which are filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

  The authorized share capital of the Issuer is NLG 500,000 consisting of 50,000,000 Common Shares, each with a par value of NLG .01. As of November 22, 1996, 10,000,000 Common Shares were outstanding, all of which were owned by Bridge Holdings. In connection with the Reorganization, additional Common Shares will be issued by the Issuer to Bridge Holdings. Upon consummation of the Common Share Offering 12,517,552 Common Shares will be outstanding. Common Shares may be issued either in registered or bearer form, except that New York Shares may only be issued in registered form.

  Harris Trust and Savings Bank will maintain the New York Registry and act as transfer agent and registrar for the New York Shares (the "New York Transfer Agent and Registrar"). Kas-Associatie N.V. will act as transfer agent and paying agent for the Bearer Shares and the Common Shares in the Amsterdam Register (as defined below) and as registrar for the Common Shares in the Amsterdam Register (the "Dutch Transfer and Paying Agent").

  All of the New York Shares sold in the Common Share Offering will initially be represented by a single global certificate held through the Depository Trust Company ("DTC") and registered in the name of Cede & Co., the nominee of DTC. Beneficial interests in the New York Shares represented by the global certificate or otherwise held through DTC will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold beneficial interests in New York Shares directly through DTC if they are a participant in such system, or indirectly through organizations that are participants in such system.

  The Bearer Shares, at the discretion of the Management Board, subject to the approval of the Supervisory Board, may be represented either by share certificates issued in the form of a main part with a dividend sheet consisting of a set of dividend coupons ("K-certificates") or by share certificates in the form of a main part with a simplified dividend sheet ("CF-certificates"). The CF-certificates may only be transferred through the book-entry transfer system maintained by NECIGEF (Nederlands Centraal Instituut voor Giraal Effectenverkeer, the Netherlands Central Institute for Giro Securities). For the time being, the Issuer intends only to issue CF-certificates. Investors may hold interests in the Bearer Shares through NECIGEF, Euroclear and Cedel, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Common Shares may also be registered in the shareholders' register kept in Amsterdam, The Netherlands ("Amsterdam Register") for any number of Common Shares.

COMMON SHARES

  After the consummation of the Common Share Offering, there will be 12,517,552 Common Shares outstanding. Each shareholder of record (or if applicable, a beneficiary of a life interest to whom the voting rights have been transferred) is entitled to one vote for each Common Share held on every matter submitted to a vote of shareholders. In the event of the dissolution and liquidation of the Issuer, holders of

Common Shares are entitled to receive, on a pro rata basis, all assets of the Issuer remaining available for distribution to the holders of Common Shares. The Articles of Association make no provision for cumulative voting and, as a result, the holders of a majority of the Issuer's voting power will have the power, subject to the Supervisory Board's right to make binding nominations, to elect all members of the Supervisory Board and the Management Board. See "--Summary of Certain Provisions of the Articles of Association and Other Matters--Election and Tenure of Managing Directors and Supervising Directors; Power to Represent and Bind the Issuer."

SUMMARY OF CERTAIN PROVISIONS OF THE ARTICLES OF ASSOCIATION AND OTHER MATTERS

 Dividends

  Pursuant to the Articles of Association, the Management Board, with the approval of the Supervisory Board, may establish reserves out of the Issuer's annual profits. The portion of the Issuer's annual profits that remains after the establishment of reserves is at the disposal of the general meeting of shareholders. Out of the Issuer's share premium reserve and other reserves available for shareholder distributions under the law of The Netherlands, the general meeting of shareholders may declare distributions upon the proposal of the Management Board (after approval by the Supervisory Board). Pursuant to a resolution of the Supervisory Board (provided that the Supervisory Board is authorized to issue such shares), distributions approved by the general meeting of shareholders may be fully or partially made in the form of Common Shares. The Issuer may not pay dividends if the payment would reduce shareholders' equity below the aggregate par value of the Common Shares outstanding, plus the reserves statutorily required to be maintained. Although under Dutch law, dividends are generally paid annually, the Management Board, with the approval of the Supervisory Board, may, subject to certain statutory provisions, distribute one or more interim dividends before the accounts for any year have been approved and adopted at a general meeting of shareholders in anticipation of the final dividend. Rights to cash dividends and distributions that have not been collected within five years after the date on which they became due and payable shall revert to the Issuer.

  At the date of its inception on November 22, 1996, the Issuer had no retained earnings available to pay dividends under the law of The Netherlands.

  Since its inception in 1996, the Issuer has not paid dividends on Common Shares. The Issuer currently anticipates that it will declare a $0.06 quarterly cash dividend on each outstanding Common Share, payable initially for the first quarter commencing subsequent to the date of this Prospectus. The Issuer currently intends to declare regular quarterly cash dividends; however, there can be no assurance that any such dividends will be declared or paid. The payment of dividends in the future will be subject to the discretion of the Issuer's shareholders (in the case of annual dividends), its Management Board and its Supervisory Board and will depend upon general business conditions, legal restrictions on the payment of dividends and other factors. The Issuer expects that it would pay any such dividends in U.S. dollars. Cash dividends to holders of New York Shares will be paid to the New York Transfer Agent and Registrar, who will, if necessary, convert such dividends into U.S. dollars at the rate of exchange on the date such dividends are paid, for disbursement to such holders. Cash dividends payable to holders of Bearer Shares will be paid to the Dutch Transfer and Paying Agent, who will, if necessary, convert such dividends into Dutch guilders, for disbursement to such holders. See "Dividend Policy." In certain cases, however, cash dividends may be paid directly to the holders of K-certificates.

 Shareholder Meetings and Voting Rights

  Each holder of Bearer Shares and each other shareholder has the right to attend general meetings of shareholders, either in person or represented by a person holding a written proxy, to address shareholder meetings, and to exercise voting rights, subject to the provisions of the Articles of Association. Ordinary general meetings of shareholders of the Issuer will be held in The Netherlands at least annually, within six months after the close of each financial year. Extraordinary general meetings of shareholders may be held as often as the Management Board or the Supervisory Board deem necessary, or as otherwise provided for pursuant to the law of The Netherlands.

  Unless otherwise required by the Articles of Association or the law of The Netherlands, resolutions of general meetings of shareholders occurring in The Netherlands require the approval of a majority of the votes cast at a meeting. Resolutions of general meetings of shareholders occurring outside The Netherlands are valid if the entire share capital is present or represented (unless voting rights have been transferred to holders of life interests). There are no laws currently in effect in The Netherlands or provisions in the Articles of Association of the Issuer limiting the rights of nonresident investors to hold or vote Common Shares.

  The Issuer will give notice by mail to registered holders of Common Shares of each meeting of shareholders. Such notice will be given no later than the fifteenth day prior to the day of the meeting and will include a statement of the business to be considered. The New York Transfer Agent and Registrar will provide notice of general meetings of shareholders to, and compile voting instructions from, holders of Common Shares held directly or indirectly through the New York Transfer Agent and Registrar. The Issuer also will give notice of each meeting of shareholders by notice published by advertisement, which shall be published in at least one national daily newspaper distributed throughout The Netherlands and in the Officiele Prijscourant of the Amsterdam Stock Exchange (the official newspaper of the Amsterdam Stock Exchange), and, if required, elsewhere.

 Election and Tenure of Managing Directors and Supervising Directors; Power to Represent and Bind the Issuer

  The Management Board is entrusted with the management of the Issuer. The Supervisory Board supervises the Management Board. The Management Board will have one or more members and the Supervisory Board will have at least six and no more than 12 members. Supervisory Board and Management Board vacancies will be filled by a vote of shareholders at the first general meeting after such vacancy occurs or is created. The Supervisory Board and the Management Board members are elected from binding nominations made by the Supervisory Board. At least two persons must be nominated for each vacancy. Under the law of The Netherlands and the Articles of Association, the shareholders may deprive the nominations of their binding effect by a resolution passed by Two-thirds Majority of Quorum vote.

  Under the Issuer's Articles of Association, the Selling Shareholder will have the right to appoint, remove and replace two members of the Supervisory Board so long as the Selling Shareholder owns at least 20% of the outstanding Common Shares, and the right to appoint, remove and replace one member of the Supervisory Board so long as the Selling Shareholder owns at least 10% but less than 20% of the outstanding Common Shares. On the first day on which the Selling Shareholder's ownership of the outstanding Common Shares is less than 10%, the Selling Shareholder will cease to have any special rights regarding the appointment, removal and replacement of the Issuer's supervisory directors.

  Supervisory Directors and Managing Directors serve until the expiration of their respective terms of office or their resignation, death or removal, with or without cause, by the shareholders or, in the case of Supervisory Directors, upon reaching the mandatory retirement age of 72.

  The executive power of the Issuer resides in the members of the Management Board acting together and in each member acting individually. Each managing director, acting alone, is authorized to represent the Issuer. The Issuer may execute (i) a power of attorney granting certain officers of the Issuer the power to bind the Issuer individually on certain administrative day-to-day matters and (ii) a power of attorney to the Issuer's transfer agent and registrar to acknowledge transfers of the Common Shares.

 Approval of Annual Accounts and Discharge of Management Liability

  Each year, the Management Board is responsible for the preparation of annual accounts. The annual accounts must be approved and signed by the Supervisory Board and then submitted to a general meeting of shareholders for adoption within five months after the end of the Issuer's financial year, unless the general meeting of shareholders has extended this period due to special circumstances.

  Adoption of the Issuer's annual accounts by the general meeting of shareholders discharges the members of the Management Board and the Supervisory Board from liability in respect of the exercise of their duties during the financial year concerned, unless an explicit reservation is made by the general meeting of shareholders and without prejudice to the provisions of the law of The Netherlands relating to liability of members of supervisory boards and management boards upon bankruptcy of a company pursuant to Articles 138 and 149 of Book 2 of the Civil Code of The Netherlands. Under the law of The Netherlands, this discharge from liability does not extend to matters not disclosed to shareholders.

 Liquidation Rights

  In the event of the dissolution and liquidation of the Issuer, the assets remaining after payment of all debts and liquidation expenses will be distributed among holders of Common Shares on a pro rata basis.

 Issue of Shares; Preemptive Rights

  Prior to the Common Share Offering, the Issuer's shareholders have approved the issuance of up to an aggregate of 1,501,755 authorized but unissued Common Shares upon exercise of options or otherwise in connection with the Company's benefit plans. The Issuer's shareholders are also expected to authorize, prior to the Common Share Offering, the Supervisory Board to issue such additional authorized but unissued Common Shares as the Supervisory Board shall determine. Under the law of The Netherlands, such authorization can only be granted for a maximum period of five years and the above-mentioned authorization is expected to expire on or about five years from the date of this Prospectus, subject to future extension(s). Under the Articles of Association, each holder of Common Shares shall generally have a preemptive right to subscribe with regard to any issue of Common Shares pro rata to the shareholder's existing holdings of Common Shares, except for certain issuances to employees, issuances for noncash consideration, issuances to persons who exercise a previously acquired right to subscribe for Common Shares and issuances exempted from such requirement by the Supervisory Board when the Supervisory Board is so empowered by shareholders. A resolution expected to be adopted by shareholders on or about the date of this Prospectus provides the Supervisory Board with an irrevocable five-year authorization to limit or exclude preemptive rights.

 Repurchase of Common Shares

  The shareholders, prior to the consummation of the Common Share Offering, are expected to have delegated to the Management Board the authority, subject to certain restrictions contained in the law of The Netherlands and the Articles of Association, to cause the Issuer to acquire its own fully paid Common Shares in an amount not to exceed 10% of the outstanding shares at any time in open market purchases. Such authorization, which may not be granted for more than 18 months, is expected to be adopted through the date on or about 18 months from the date of this Prospectus.

 Capital Reduction

  Upon proposal by the Management Board (after approval by the Supervisory Board) the general meeting of shareholders may reduce the issued share capital by cancellation of Common Shares held by the Issuer, subject to certain statutory provisions.

AMENDMENT OF THE ARTICLES OF ASSOCIATION

  The Articles of Association may be amended at a general meeting of shareholders if the proposal is stated in the convocation notice for the general meeting and a complete copy of the proposed amendment is filed at the Issuer's office so that it may be inspected prior to the meeting and the amendment is approved by a majority of the votes cast at a general meeting of shareholders. Proposals to amend the Articles of Association, to legally merge the Issuer, or to dissolve the Issuer require prior approval by the Supervisory Board. Notwithstanding the foregoing, no such amendment shall become effective until approved by the Ministry of Justice of The Netherlands.

DISCLOSURE OF HOLDINGS

  Under the law of The Netherlands, if Common Shares are admitted to official quotation or listing on the Amsterdam Stock Exchange or on any other stock exchange in the European Economic Area, holders and certain beneficial owners of Common Shares must promptly notify the Issuer and the Securities Board of The Netherlands if their shareholding in the Company reaches, exceeds or falls below 5%, 10%, 25%, 50% or 66 2/3% of the outstanding Common Shares. For this purpose shareholding includes either or both of economic interests or voting rights. Failure to comply constitutes a criminal offense and could result in civil sanctions, including suspension of voting rights.

TRANSFER AGENT, REGISTRAR AND PAYING AGENT

  The New York Transfer Agent and Registrar for the Common Shares is Harris Trust and Savings Bank. The Dutch Transfer and Paying Agent for the Common Shares is Kas-Associatie N.V.

LIABILITY OF DIRECTORS AND OFFICERS

  Prior to completion of the Common Share Offering, certain of the Issuer's directors and executive officers will enter into an indemnity agreement with the Issuer. The agreements provide, to the fullest extent permitted by the law of The Netherlands, that the Issuer will indemnify the directors and executive officers against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director or an executive officer by reason of his or her position as director or officer. A form of indemnity agreement containing such standards of conduct is included as an exhibit to the Company's Registration Statement on Form S-1 (the "Registration Statement") of which this Prospectus is a part.

  The Articles of Association provide that the Issuer will, to the fullest extent permitted by the law of The Netherlands, as amended from time to time, indemnify, and may advance expenses to, each of its now acting and former board members, officers, employees and agents, whenever any such person is made a party, or threatened to be made a party, in any action, suit or proceeding by reason of his or her service with the Issuer. The Articles of Association also provide that the Issuer may purchase and maintain directors' and officers' liability insurance.

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

                        SHARE CERTIFICATES AND TRANSFER

GENERAL

  The Common Shares are available in either registered or bearer form except that the New York Shares are available in registered form only. Share Registers are maintained in New York, New York (the "New York Registry") by the New York Transfer Agent and Registrar and in The Netherlands by or on behalf of the Issuer. All of the New York Shares to be sold in the Offering will be initially represented by a single global certificate held through DTC and registered with the New York Transfer Agent and Registrar in the name of Cede & Co., the nominee of DTC. The Common Shares will trade on the New York Stock Exchange; however, only the New York Shares may be traded on such exchange. The Common Shares will also trade on the Amsterdam Stock Exchange but only in the form of Bearer Shares.

  Persons who are not DTC participants may beneficially own New York Shares held by DTC only through direct or indirect participants in DTC. So long as Cede & Co., as the nominee of DTC, is the registered owner of New York Shares, Cede & Co. for all purposes will be considered the shareholder of such New York Shares. Accordingly, any person owning a beneficial interest in New York Shares must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a shareholder. The Issuer understands that, under existing industry practice, in the event that an owner of a beneficial interest in New York Shares desires to take any action that Cede & Co., as the shareholder, is entitled to take, Cede & Co. would authorize the participants to take such action, and the participants would authorize beneficial owners holding interests through such participants to take such action or would otherwise act upon the instructions of beneficial owners holding interests through them. New York Shares may be transferred on the books of the Issuer at the office of the New York Transfer Agent and Registrar. Certificates representing New York Shares may be exchanged at such office for certificates representing New York Shares of other authorized denominations. Under Dutch law, the transfer of registered shares requires a written instrument of transfer and written acknowledgment by the Issuer of such transfer.

  Common Shares registered in The Netherlands are booked in the Amsterdam Register for any number of Common Shares. Bearer Shares, at the discretion of the Management Board, subject to the approval of the Supervisory Board, will be represented by K-certificates or CF-certificates. CF-certificates must remain deposited with an authorized custodian and may only be transferred through the book-entry transfer system maintained by NECIGEF. For the time being, the Issuer intends only to issue CF-certificates. The Common Shares trade on the Amsterdam Stock Exchange under the symbol "CBI". Only Bearer Shares may be traded on the Amsterdam Stock Exchange. Common Shares booked in the Amsterdam Register may be converted into Bearer Shares or into New York Shares in accordance with the procedures more fully described below.

GLOBAL CLEARANCE AND SETTLEMENT

  Although DTC, Euroclear and Cedel have agreed to the procedures provided below in order to facilitate transfers of Common Shares among participants of DTC, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. The Issuer will not have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  DTC, Euroclear and Cedel have advised the Issuer as follows:

 DTC

  DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Underwriters. Indirect access to the DTC system also is available to indirect DTC participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

  Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of an owner of a beneficial interest in the New York Shares to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the New York Shares to such persons may be limited. In addition, beneficial owners of New York Shares through the DTC system will receive dividend payments only through DTC participants.

 NECIGEF

  NECIGEF is an independent central institution whose objects are the safekeeping and administration of securities and the operation of a security giro on behalf of its participants. NECIGEF was established following the Wet Giraal Effectenverkeer (Securities Giro Administration and Transfer Act) published in The Netherlands in 1977, and is under the supervision of the Dutch Minister of Finance. Participants in NECIGEF are banks and brokers registered as credit institutions. Under the operation of the Securities Giro Administration and Transfer Act, book-entry transfers are made between the collective securities deposits held by NECIGEF (immobilized).

 EUROCLEAR AND CEDEL

  Euroclear and Cedel hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Cedel provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Cedel interface with United States domestic securities markets. Euroclear and Cedel participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations and include certain of the Underwriters. Indirect access to Euroclear or Cedel is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Cedel participant either directly or indirectly.

INITIAL SETTLEMENT

  Investors electing to hold their New York Shares through DTC will follow the settlement practices applicable to U.S. corporate common shares. The securities custody accounts of investors will be credited with their holdings against payment of U.S. dollars in same-day funds on the settlement date.

  Investors electing to hold their Bearer Shares through an account with NECIGEF ("NECIGEF Holders"), Euroclear accounts ("Euroclear Holders") or Cedel accounts ("Cedel Holders") will follow the settlement procedures applicable to settlement of common shares in the respective clearing system. Such Bearer Shares will be credited to the securities custody accounts of NECIGEF Holders on the settlement date against payment in same-day funds, of Euroclear Holders on the business day following the settlement date against payment for value on the settlement date and of Cedel Holders on the settlement date against payment in same-day funds. All such payments will be made in Dutch guilders.

SECONDARY MARKET TRADING

  For purposes of secondary market trading, the Common Shares will be priced in dollars on the New York Stock Exchange and in guilders on the Amsterdam Stock Exchange.

  Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any New York Shares where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

  Trading between DTC participants. Secondary market trading between DTC participants is settled using the procedures applicable to U.S. corporate common shares in same-day funds.

  Trading between Euroclear and/or Cedel participants. Secondary market trading between Euroclear participants and/or Cedel participants is settled using the procedures applicable to common shares in same-day funds.

  Trading between NECIGEF Participants. Secondary market trading between NECIGEF participants is settled using the procedures applicable to Bearer Shares in same-day funds.

  Transfers of Shares from DTC to NECIGEF (including Euroclear and
Cedel). Upon a request to the New York Transfer Agent and Registrar to transfer or exchange New York Shares for Bearer Shares or Common Shares booked on the Amsterdam Register, the New York Transfer Agent and Registrar will cancel certificates representing the appropriate number of New York Shares (including New York Shares registered in the name of Cede & Co. if such New York Shares are held in DTC) and appropriately adjust its register. The New York Transfer Agent and Registrar will then instruct the Dutch Transfer and Paying Agent to deliver a Bearer Share certificate representing the same number of Common Shares or to cause the Common Shares to be booked in the Amsterdam Register. Bearer Share certificates in the form of CF-certificates must remain deposited with an authorized custodian and may only be transferred through the book-entry system of NECIGEF. If the transferee/owner elects to hold directly through NECIGEF or indirectly through Euroclear and Cedel, the Dutch Transfer and Paying Agent will notify the respective custodians of NECIGEF, Euroclear or Cedel, as the case may be. Participants of NECIGEF, Euroclear and Cedel should submit instructions accordingly to receive delivery of Bearer Shares in accordance with the respective systems' procedures.

  Transfers from NECIGEF (including Euroclear and Cedel) to DTC. Upon a request to the Dutch Transfer and Paying Agent to transfer or exchange Bearer Shares for New York Shares, the Dutch Transfer and Paying Agent will cancel certificates representing the appropriate number of Bearer Shares (including shares held by the custodian through NECIGEF and indirectly Euroclear or Cedel if such shares are held in the clearing systems). Holders should instruct their custodian in NECIGEF to deliver Bearer Shares to the Dutch Transfer and Paying Agent. If the transferor or exchanging holder holds directly through a participant in NECIGEF or through Euroclear and Cedel, as the case may be, such participant should submit instructions to effect transfer of the shares in accordance with their procedures and the Dutch Transfer and Paying Agent will instruct the New York Transfer Agent and Registrar to issue a certificate representing New York Shares to the appropriate transferee/registered owner. The New York Transfer Agent and Registrar will then issue a new certificate registered in the name of the transferee/registered owner or Cede & Co., if the transferee/registered owner elects to hold through DTC and to appropriately adjust its register. If the transferee/registered owner elects to hold through DTC, the New York Transfer Agent will also notify DTC of the increase of the number of New York Shares held through DTC and instruct DTC to have the exchanged or transferred Common Shares credited to the appropriate account.

  Under Dutch law, the transfer of registered Common Shares requires a written instrument of transfer and written acknowledgment by the Issuer of such transfer. In order to facilitate such transfers, the Issuer has provided the New York Transfer Agent and Registrar and the Dutch Transfer and Paying Agent with powers of attorney to enable execution and acknowledgment of the appropriate documents to comply with Dutch law.

  Because of time-zone differences, the mechanics of registering exchanges and transfers between the New York Transfer Agent and Registrar and the Dutch Transfer Agent described above as well as the need for DTC, NECIGEF and Euroclear and Cedel accountholders to comply with the respective systems' rules and procedures, including their established deadlines, exchanges and transfers of Common Shares between the New York Transfer Agent and Registrar and the Dutch Transfer and Paying Agent may not be credited to the relevant account at DTC, NECIGEF or Euroclear and Cedel, as the case may be, until two business days following delivery of the instructions to transfer the Common Shares to the respective system. Settlement between a holder of New York Shares transferred to a transferee who will hold Bearer Shares or Common Shares booked on the Amsterdam Register or a holder of Bearer Shares or Common Shares booked on the Amsterdam Register transferred to a transferee who will hold New York Shares cannot be made on a delivery versus payments basis. The arrangements for transfer of payments must be established separately from the arrangements for transfer of securities, the latter being effected on a free delivery basis. The customary arrangements for delivery versus payments between DTC participants, NECIGEF participants and Euroclear and Cedel accountholders are not affected.

  Persons wishing to obtain physical delivery of share certificates in respect of their Common Shares must make arrangements with the NECIGEF, Euroclear or Cedel participant through which Bearer Shares are held or with NECIGEF, Euroclear or Cedel, as the case may be, and pay all related costs and taxes incurred. Similar arrangements will also need to be made with DTC or DTC participants through which New York Shares are held and all related costs and taxes incurred paid to obtain physical delivery of share certificates for New York Shares. Delivery of share certificates in either case normally takes between 30 and 45 days after the settlement date.

  A fee of $.05 per share will be charged by the New York Transfer Agent and Registrar for the exchange of New York Shares for Bearer Shares or for Common Shares booked on the Amsterdam Register (and for the reverse).

  Bearer Shares have been accepted for clearance through Euroclear and Cedel
under common code number    . The International Securities Identification
Number for the Common Shares is    . The CUSIP number for New York Shares is
   .

                                   TAXATION

  The following is a summary of certain tax consequences in the United States and in The Netherlands of the acquisition, ownership and disposition of Common Shares under current law. It does not, however, discuss every aspect of such taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under applicable law, nor does it address the income taxes imposed by any political subdivision of the United States or The Netherlands or any tax imposed by any other jurisdiction. Such discussion assumes that the Company is organized and its business is conducted in the manner outlined in this Prospectus. The laws upon which such discussion is based are subject to change, perhaps with retroactive effect. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE COMMON SHARES.

NETHERLANDS TAXES

  The following is a summary of the material Netherlands tax consequences to an owner of Common Shares who is not, or is not deemed to be, a resident of The Netherlands for purposes of the relevant tax codes (a "nonresident shareholder"). This discussion is based upon the advice of Loeff Claeys Verbeke, Netherlands tax advisors of the Company. No assurance can be given that tax authorities or courts in The Netherlands will agree with the conclusions expressed herein.

 Netherlands Dividend Withholding Tax

  Dividend distributions by the Issuer are generally subject to dividend withholding tax at a rate of 25%. These dividend distributions include dividends in cash or in kind, constructive dividends, certain repayments of capital qualified as dividends and liquidation proceeds in excess of, according to Netherlands tax law, recognized paid-in capital. Stock dividends are also subject to Netherlands dividend withholding tax unless they are distributed out of the Issuer's paid-in capital as recognized for Netherlands tax purposes.

  A nonresident shareholder may be eligible, however, for a reduction or a refund of Netherlands dividend withholding tax under a tax convention, which is in effect between the country of residence of the shareholder and The Netherlands or based upon international conventions or regulations (e.g., European Community directives), provided certain conditions are met. The Netherlands has concluded such tax conventions with, among others, most European countries (including the United Kingdom), the United States, Canada and Japan.

  Under most of these conventions (including the tax convention with the United States) the recipient nonresident shareholder may benefit from a reduced dividend withholding rate of 15% or less, unless the recipient nonresident shareholder has a permanent establishment or a permanent representative or a fixed base in The Netherlands to which or to whom the Common Shares are attributable (in which case varying rates may apply).

  Under the Tax Convention of December 18, 1992, concluded between The Netherlands and the United States (the "U.S. Tax Treaty"), dividends paid by the Issuer to a resident of the United States (other than an exempt organization or exempt pension trust, as discussed below, or an individual who performs independent personal services from a fixed base situated in The Netherlands if the holding in respect of which the dividends are paid pertains to such fixed base) are generally eligible for a reduction of the 25% Netherlands dividend withholding tax to 15% or, in the case of certain U.S. corporate shareholders beneficially owning the dividends and directly owning at least 10% of the voting power of the Issuer, 5%, provided that such shareholder does not have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or permanent representative in The Netherlands and to which enterprise or part of an enterprise the Common Shares are attributable. The U.S. Tax Treaty provides for a complete exemption for dividends received by exempt pension trusts and exempt organizations, as defined therein. Except in the case of exempt organizations, such reduced dividend withholding rate (or exemption from withholding) can be applied at the source upon payment of the dividends, provided that the proper forms have been filed in advance of the payment. Exempt organizations remain subject to the statutory withholding rate of 25% and are required to file for a refund of such withholding.

  A person may not claim the benefits of the U.S. Tax Treaty unless (i) it is a resident of the United States, as defined therein and (ii) such person's entitlement to such benefits is not limited by the provisions of article 26 ("limitation on benefits") of the U.S. Tax Treaty.

  No Netherlands dividend withholding tax applies on the sale or other disposition of Common Shares to persons other than the Company or its direct and indirect subsidiaries.

 Netherlands Income Tax and Corporate Income Tax

  In general, a nonresident shareholder will not be subject to Netherlands income tax (other than the dividend withholding tax described above) with respect to dividends distributed by the Issuer on the Common Shares or with respect to any gain derived from the sale or other disposition of Common Shares, provided that:

    (i) such shareholder is neither resident nor deemed to be resident in The Netherlands;

    (ii) such shareholder does not carry on a business in The Netherlands through a permanent establishment or a permanent representative or a fixed base to which or to whom the Common Shares are attributable; and

    (iii) such shareholder does not have a substantial interest or a deemed substantial interest, as defined under the laws of The Netherlands, in the Issuer, or if such shareholder does have such an interest, it forms part of the assets of a business.

  In general, a nonresident shareholder has a substantial interest in the Issuer if such shareholder, alone or together with his or her spouse, owns, directly or indirectly, at least 5% of the issued capital of any class of shares in the capital of the Issuer. There are various situations in which a nonresident shareholder may have a deemed substantial interest in the Issuer, e.g., a deemed substantial interest may exist if the nonresident person has option rights over at least 5% of the issued capital of any class of shares in the capital of the Issuer. The above does not cover all possible situations where a substantial interest or a deemed substantial interest may exist. If there is any doubt whether the "substantial interest" regulations may apply, each prospective investor should consult his or her tax advisor regarding the tax consequences.

  As a general rule, under a tax convention which is in effect between the country of residence of the nonresident shareholder and The Netherlands, such nonresident shareholder may benefit from treaty protection against Netherlands income tax under the "substantial interest" regulations on any gains from the alienation of Common Shares, depending on the contents of the specific tax convention and provided that certain conditions are met.

 Netherlands Net Wealth Tax

  A nonresident shareholder who is an individual is not subject to Netherlands net wealth tax with respect to the Common Shares, provided that the nonresident shareholder does not carry on a business in The Netherlands through a permanent establishment or a permanent representative to which or to whom the shares are attributable. Corporations are not subject to Netherlands net wealth tax.

 Netherlands Gift and Inheritance Tax

  No Netherlands gift or inheritance tax arises as a result of a gift of the Common Shares by, or the transfer of the Common Shares at the death of, a shareholder who is neither resident nor deemed to be resident of The Netherlands, unless the Common Shares are attributable to a permanent establishment or a permanent representative of the shareholder in The Netherlands. An individual of Netherlands nationality is deemed to be a resident of The Netherlands, for the purposes of Netherlands gift and inheritance tax, if he or she has been a Netherlands resident at any time during the ten years preceding the time of the gift or death. A person not possessing Netherlands nationality is deemed to be a resident of The Netherlands, only for the purposes of Netherlands gift tax, if he or she has been residing in The Netherlands at any time during the 12 months preceding the time of the gift.

UNITED STATES FEDERAL INCOME TAXES

  The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of Common Shares under present United States law which is expected to be generally applicable. It does not, however, discuss every aspect of United States federal income taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under United States federal income tax laws. Except as noted to the contrary, statements of legal conclusion regarding tax effects in this section are based upon an opinion which the Company has received from Cahill Gordon & Reindel, United States counsel to the Company. No assurance can be given that the Internal Revenue Service or the courts in the United States will agree with the conclusions expressed herein.

 Dividends

  The gross amount of distributions (including any Netherlands withholding tax thereon) received with respect to one or more Common Shares by a citizen or resident of the United States, by a corporation which is organized in the United States or by a person who is otherwise subject to United States federal income tax on a net income basis with respect to such Common Shares (a "U.S. Holder") are dividends taxable in the United States as ordinary income to the extent of the current and accumulated earnings and profits of the Issuer, as determined under U.S. federal income tax principles. These dividends are not eligible for the dividends received deduction which is generally allowed to United States corporate shareholders on dividends which are received from a U.S. corporation.

  Distributions in excess of the current and accumulated earnings and profits of the Issuer will be treated first as nontaxable returns of capital to the extent of such U.S. Holder's adjusted tax basis in the Common Shares, and any such distribution in excess of such basis will constitute gain, which gain will be capital gain if the Common Shares are held as capital assets.

  The amount of income recognized upon the receipt of guilders as a dividend will be the U.S. dollar value of the guilders on the date of distribution, regardless of whether the U.S. Holder converts the payment into U.S. dollars. Gain or loss, if any, recognized by a U.S. Holder on the sale or disposition of guilders will be ordinary income or loss.

  Subject to certain conditions and limitations, Netherlands taxes withheld in accordance with the U.S. Tax Treaty will be treated as a foreign tax that U.S. Holders may elect to deduct in computing their U.S. federal taxable income or credit against their U.S. federal income tax liability. Additional withholding tax, if any, in excess of the rate applicable under the U.S. Tax Treaty generally will not be eligible for credit against the U.S. Holder's U.S. federal income tax liability. For foreign tax credit purposes, dividends paid by the Issuer (except in very limited situations) will be foreign source "passive income" or, in the case of certain U.S. Holders, "financial services income."

  For foreign tax credit purposes, it is likely that, following the Offering, 50% or more of the Common Shares will be treated as directly or indirectly owned by U.S. persons. If so and if ten percent or more of the Issuer's earnings and profits, as calculated under U.S. federal income tax principles, for any taxable year were attributable to sources within the United States, a portion of any dividends paid by the Issuer could be recharacterized as U.S. source income for foreign tax credit purposes. In such a case, it may not be possible for U.S. Holders to claim the full amount of any Netherlands withholding tax as a credit against their U.S. federal income tax liability.

 Sale or Other Disposition of Common Shares

  A U.S. Holder will generally recognize gain or loss for United States federal income tax purposes upon the sale or other disposition of Common Shares in an amount equal to the difference between the amount realized from such sale or other disposition and the U.S. Holder's tax basis for such Common Shares. Such gain or loss will be a capital gain or loss if the Common Shares are held as a capital asset and will be long-term capital gain or loss if such U.S. Holder's holding period for the Common Shares is more than one year. Under most circumstances, any gain from the sale or other disposition of the Common Shares will be treated as U.S. source income for foreign tax credit purposes.

  Gain that is recognized upon a sale or other disposition of Common Shares by a person who is not a U.S. Holder with respect to such Common Shares will not be subject to income tax in the United States unless such person is an individual who is present in the United States for 183 days or more during his or her taxable year in which such sale or other disposition occurred and either the income from the disposition is attributable to an office or other fixed place of business maintained by such individual in the United States or such individual has a tax home, as defined in Section 911(d)(3) of the Code, in the United States during such taxable year.

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

 Foreign Personal Holding Company Classification

  The Issuer or any of its non-U.S. subsidiaries could be classified as a foreign personal holding company ("FPHC") if in any taxable year five or fewer individuals who are U.S. citizens or residents own (directly or constructively through certain attribution rules) more than 50% of the voting power or the value of the outstanding Common Shares. Classification as an FPHC would generally result in each U.S. shareholder who held Common Shares on the last day of the taxable year of the Issuer having to include in gross income as a dividend such shareholder's pro rata portion of undistributed income of the Issuer and of any non-U.S. subsidiaries that are also FPHCs. The Issuer has been advised by an officer of Praxair that Praxair's shares are held primarily by large institutional investors, such as banks, insurance companies, pension funds and corporate investors, and that, to the best of his knowledge and belief, five or fewer United States citizens or residents do not own more than 50% of the vote or value of the shares of Praxair. Based upon such information, the Issuer believes that at the time of the Common Share Offering, it will not be an FPHC.

 Controlled Foreign Corporation Classification

  The Company would be classified as a controlled foreign corporation if any United States person acquires 10% or more of the shares of the Issuer (including ownership through the attribution rules of Section 958 of the Code) and the sum of the percentage ownership by all such persons exceeds 50%
(by voting power or value) of the Issuer's stock. In that event, all U.S. Holders of 10% or more of the Common Shares will be subject to taxation under Subpart F of the Code, including possible taxation of such U.S. Holders based on certain income of the Issuer even in the absence of distributions of such income by the Issuer.

 Back-up Withholding and Information Reporting

  Information reporting may apply to certain dividends on the Common Shares and to the proceeds of sale of the Common Shares paid to U.S. Holders other than certain exempt recipients (such as corporations). A 31% back-up withholding tax (which is a refundable credit against the otherwise applicable tax) may apply to such payments if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Common Share Offering and the contribution to the Management Plan, the Issuer will have 12,517,552 outstanding Common Shares, including 1,000,000 Common Shares owned by the Selling Shareholder (none if the Underwriters' over-allotment option is exercised in full) and 500,702 shares reserved for issuance upon exercise of outstanding stock options. Of these shares, the 10,500,000 Common Shares sold in the Common Share Offering (11,500,000 if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restrictions or further registration under the Securities Act, except for any shares purchased by an "affiliate" (as that term is defined in Rule 144 under the Securities Act ("Rule 144")) of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act.

  The 1,000,000 Common Shares that the Selling Shareholder will hold upon completion of the Common Share Offering (none if the Underwriters' over-allotment option is exercised in full), up to 1,251,755 Common Shares that may be issuable to directors of the Issuer or employees of the Company under the Incentive Plan, the 1,017,552 Management Plan Shares as described under "Management--Compensation and Benefits--Special Stock-Based, Long-Term Compensation Related to the Common Share Offering" and any Common Shares purchased by affiliates may be sold by the respective holders thereof only pursuant to an effective registration statement under the Securities Act, pursuant to Rule 144 under the Securities Act or in accordance with an exemption under the Securities Act.

  In general, under Rule 144 as currently in effect, a person (including the "affiliate") who beneficially owns shares that are "restricted securities" as to which at least two years have elapsed since the later of the date of acquisition of such securities from the issuer or the acquisition from an affiliate of the issuer, and any affiliate who owns shares that are not "restricted securities," is entitled to sell, within any three- month period, a number of shares that does not exceed (together with sale by other persons required to be aggregated) the greater of 1% of the then outstanding Common Shares (approximately 125,176 shares following completion of the Common Share Offering) or the average weekly trading volume in the Common Shares in composite trading on all exchanges during the four calendar weeks preceding such sale. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company and who has beneficially owned restricted securities as to which at least three years have elapsed since the later of the date of the acquisition of such securities from the issuer or the acquisition from an affiliate of the issuer is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

  The Issuer has granted registration rights to Praxair pursuant to which Praxair has certain rights to demand registrations of the Common Shares held by the Selling Shareholder (or its transferee) at the Issuer's expense as well as the right to include such shares in registration statements filed by the Issuer.

  Prior to the Common Share Offering, there has been no public market for the Common Shares, and no prediction can be made as to the effect, if any, that market sales of Common Shares, or the availability of such shares for sale, will have on the market price of the Common Shares prevailing from time to time. Nevertheless, sales of substantial amounts of Common Shares in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Shares. In connection with the Common Share Offering, subject to certain exceptions, the Issuer, the Selling Shareholder and each of its directors and executive officers have agreed not to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any Common Shares or securities convertible into or exercisable for Common Shares or warrants or other rights to purchase Common Shares or permit the registration of Common Shares for a period of 180 days after the date of this Prospectus without the prior consent of Credit Suisse First Boston Corporation.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in an Underwriting
Agreement dated      , 1997 (the "U.S. Underwriting Agreement"), the
underwriters named below (the "U.S. Underwriters"), for whom Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Smith Barney Inc. and UBS Securities LLC are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Selling Shareholder the following respective numbers of U.S. Shares:

                                                                      NUMBER OF
                                UNDERWRITER                          U.S. SHARES
                                -----------                          -----------
   Credit Suisse First Boston Corporation...........................
   Goldman, Sachs & Co. ............................................
   Smith Barney Inc. ...............................................
   UBS Securities LLC...............................................
                                                                      ---------
       Total........................................................  8,400,000
                                                                      =========

  The U.S. Underwriting Agreement provides that the obligations of the U.S. Underwriters are subject to certain conditions precedent and that the U.S. Underwriters will be obligated to purchase all the U.S. Shares offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The U.S. Underwriting Agreement provides that, in the event of a default by a U.S. Underwriter, in certain circumstances the purchase commitments of non-defaulting U.S. Underwriters may be increased or the U.S. Underwriting Agreement may be terminated.

  The Issuer and the Selling Shareholder have entered into a Subscription Agreement (the "Subscription Agreement") with the Managers of the
International Offering (the "Managers") providing for the concurrent offer and sale of the International Shares outside the United States and Canada. The closing of the U.S. Offering is a condition to the closing of the International Offering and vice versa.

  The Selling Shareholder has granted to the U.S. Underwriters and the Managers an option, exercisable by Credit Suisse First Boston Corporation, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 1,000,000 additional shares at the initial public offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments, if any, in the sale of the Common Shares offered hereby. To the extent that this option to purchase is exercised, each U.S. Underwriter and each Manager will become obligated, subject to certain conditions, to purchase approximately the same percentage of shares being sold to the U.S. Underwriters and the Managers as the number of U.S. Shares set forth next to such U.S. Underwriter's name in the preceding table and as the number set forth next to such Manager's name in the corresponding table in the prospectus relating to the International Offering bears to the sum of the total number of Common Shares in such tables.

  The Company and the Selling Shareholder have been advised by the Representatives that the U.S. Underwriters propose to offer the U.S. Shares in the United States and Canada to the public initially at the offering price set forth in the cover page of this Prospectus and, through the Representatives,
to certain dealers at such price less a concession of $    per share, and the
U.S. Underwriters and such dealers may allow a discount of $    per share on
sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

  The public offering price, the aggregate underwriting discounts and commissions per share and per share concession and discount to dealers for the U.S. Offering and the concurrent International Offering will be identical. Pursuant to an Agreement between the U.S. Underwriters and Managers (the

"Intersyndicate Agreement") relating to the Common Share Offering, changes in the public offering price, concession and discount to dealers will be made only upon the mutual agreement of Credit Suisse First Boston Corporation, as representative of the U.S. Underwriters, and Credit Suisse First Boston (Europe) Limited ("CSFBL"), on behalf of the Managers.

  Pursuant to the Intersyndicate Agreement, each of the U.S. Underwriters has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any Common Shares or distribute any prospectus relating to the Common Shares to any person outside the United States or Canada or to any other dealer who does not so agree. Each of the Managers has agreed or will agree that, as part of the distribution of the International Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any Common Shares or distribute any prospectus relating to the Common Shares in the United States or Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the U.S. Underwriters and the Managers pursuant to the Intersyndicate Agreement. As used herein, "United States" means the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction, "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) any individual resident in the United States or Canada or (ii) any corporation, partnership, pension, profit sharing or other trust or other entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with the purchase is located in the United States or Canada.

  Pursuant to the Intersyndicate Agreement, sales may be made between the U.S. Underwriters and the Managers of such number of Common Shares as may be mutually agreed upon. The price of any shares so sold will be the public offering price, less such amount as may be mutually agreed upon by Credit Suisse First Boston Corporation, as representative of the U.S. Underwriters, and CSFBL, on behalf of the Managers, but not exceeding the selling concession applicable to such shares. To the extent there are sales between the U.S. Underwriters and the Managers pursuant to the Intersyndicate Agreement, the number of Common Shares initially available for sale by the U.S. Underwriters or by the Managers may be more or less than the amount appearing on the cover page of this Prospectus. Neither the U.S. Underwriters nor the Managers are obligated to purchase from the other any unsold Common Shares.

  The Company, certain of its officers and directors, the Selling Shareholder and certain other shareholders have agreed (subject to certain exceptions) that they will not offer, sell, contract to sell, announce an intention to sell, pledge or otherwise dispose of, directly or indirectly, or file or cause to be filed with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any Common Shares or securities or other rights convertible into or exchangeable or exercisable for any Common Shares, without the prior written consent of Credit Suisse First Boston Corporation, for a period of 180 days after the date of this Prospectus.

  The Company and the Selling Shareholder have agreed to indemnify the U.S. Underwriters and the Managers against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the U.S. Underwriters and the Managers may be required to make in respect thereof.

  At the request of the Company, the U.S. Underwriters and the Managers have reserved up to 525,000 Common Shares for sale at the initial offering price to certain directors, officers and employees (current or former) of the Company and its subsidiaries. The number of Common Shares available to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares that are not so purchased by such persons at the closing of the Common Share Offerings will be offered by the U.S. Underwriters and the Managers to the general public on the same terms as the other shares offered by this Prospectus.

  The Representatives and the Managers have informed the Company and the Selling Shareholder that they do not expect discretionary sales by the U.S. Underwriters and the Managers to exceed 5% of the number of Common Shares offered hereby.

  The Common Shares have been approved for listing on the New York Stock Exchange subject to notice of issuance. The Issuer has applied to list the Common Shares in bearer form on the Official Market of the Amsterdam Stock Exchange. To satisfy one of the requirements for listing of the Common Shares on the New York Stock Exchange, the Underwriters have undertaken to sell lots of 100 or more Common Shares to a sufficient number of persons to establish a minimum of 2,000 round lot beneficial holders after the Common Share Offering.

  Prior to the Common Share Offering, there has been no public market for the Common Shares. The initial public offering price for the Shares will be determined by negotiations among the Company, the Selling Shareholder and the Representatives. In determining such price, consideration will be given to various factors, including market conditions for initial public offerings, the history of and prospects for the Company's business, the Company's past and present operations, its past and present earnings and current financial position, an assessment of the Company's management, the market of securities of companies in businesses similar to those of the Company, the general condition of the securities markets and other relevant factors. There can be no assurance that the initial public offering price will correspond to the price at which the Common Shares will trade in the public market subsequent to the Common Share Offering or that an active trading market for the Common Shares will develop and continue after the Common Share Offering.

  The Representatives, on behalf of the U.S. Underwriters and Managers, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Act of 1934 (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Shares in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the Common Shares originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Shares to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The New York Stock Exchange, the Amsterdam Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

  Certain of the U.S. Underwriters and Managers have from time to time performed, and continue to perform, financial advisory, investment banking and commercial banking services for the Company or Praxair, for which customary compensation has been received.

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the Common Shares in Canada is being made only on a private placement basis exempt from the requirement that the Issuer and the Selling Shareholder prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Common Shares are effected. Accordingly, any resale of the Common Shares in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Shares.

REPRESENTATIONS OF PURCHASERS

  Each purchaser of Common Shares in Canada who receives a purchase confirmation will be deemed to represent to the Issuer, the Selling Shareholder and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Shares without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION AND ENFORCEMENT

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

  All of the issuer's directors and officers as well as the experts named herein and the Selling Shareholder may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE OF BRITISH COLUMBIA RESIDENTS

  A purchaser of Common Shares to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Shares acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Issuer. Only one such report must be filed in respect of Common Shares acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

  Canadian purchasers of Common Shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Common Shares in their particular circumstances and with respect to the eligibility of the Common Shares for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

  Certain legal matters in connection with the offering made hereby will be passed upon for the Issuer by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York. The validity of the Common Shares offered hereby is being passed upon for the Issuer by Loeff Claeys Verbeke, Amsterdam, The Netherlands. Certain legal matters in connection with the Common Shares being offered hereby will be passed upon for the Underwriters by Dewey Ballantine, New York, New York. Both Cahill Gordon & Reindel and Loeff Claeys Verbeke have also provided certain legal services to Praxair and its affiliates in connection with the Common Share Offering and have represented and will continue to represent Praxair and its affiliates in various other matters.

                                    EXPERTS

  The financial statements of the Company, as of December 31, 1996, 1995 and 1994 and for each of the three fiscal years in the period ended December 31, 1996, and the balance sheet of Chicago Bridge & Iron Company N.V. as of December 31, 1996, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  Arthur Andersen LLP's address is 33 West Monroe Street, Chicago, IL 60603 in the United States and Arthur Andersen & Co.'s address is P.O. Box 75381, 1070 AJ Amsterdam, The Netherlands.

                             AVAILABLE INFORMATION

  The Issuer has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act, with respect to the Common Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

  After consummation of the Common Share Offering, the Issuer will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information and the Registration Statement and exhibits and schedules thereto filed by the Issuer with the Commission can be inspected and copied at the Public Reference section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 15th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

  The Issuer will also comply with its obligations under the law of The Netherlands to prepare annual financial statements complying with Netherlands corporate law and deposit the same at the Commercial Register of the Chamber of Commerce and Industry in Amsterdam, The Netherlands.

            SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

  The Issuer is a Netherlands company and a substantial portion of its assets are located outside the United States. In addition, certain members of the Management and Supervisory Boards of the Issuer are residents of countries other than the United States. The Company has been advised by its Netherlands counsel, Loeff Claeys Verbeke, that as a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against such persons or the Issuer judgments of courts of the United States predicated upon civil liabilities under the United States federal securities laws. Since there is no treaty between the United States and The Netherlands providing for the reciprocal recognition and enforcement of judgments, United States judgments are not enforceable in The Netherlands. However, a final judgment for the payment of money obtained in a United States court, which is not subject to appeal or any other means of contestation and is enforceable in the United States, would in principle be upheld and be regarded by a Netherlands court of competent jurisdiction as conclusive evidence when asked to render a judgment in accordance with such final judgment by a United States court, without substantive re-examination or relitigation on the merits of the subject matter thereof, provided that such judgment has been rendered by a court of competent jurisdiction, in accordance with rules of proper procedure, that it has not been rendered in proceedings of a penal or revenue nature and that its content and possible enforcement are not contrary to public policy or public order of The Netherlands. Notwithstanding the foregoing, there can be no assurance that United States investors will be able to enforce against the Issuer, or members of the Management or Supervisory Boards, or certain experts named herein who are residents of The Netherlands or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. In addition, there is doubt as to whether a Netherlands court would impose civil liability on the Issuer or on the members of the Management or Supervisory Boards in an original action predicated solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in The Netherlands against the Issuer or such members.

                 CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
CONSOLIDATED FINANCIAL STATEMENTS (POST-PRAXAIR ACQUISITION):
Report of Independent Public Accountants.................................  F-2
Consolidated Balance Sheet as of December 31, 1996.......................  F-3
Consolidated Income Statement for the Year Ended December 31, 1996.......  F-4
Consolidated Statement of Changes in Shareholder's Equity for the Year
 Ended December 31, 1996.................................................  F-5
Consolidated Statement of Cash Flows for the Year Ended December 31,
 1996....................................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7
CONSOLIDATED FINANCIAL STATEMENTS (PRE-PRAXAIR ACQUISITION):
Report of Independent Public Accountants................................. F-22
Consolidated Balance Sheets as of December 31, 1995 and 1994............. F-23
Consolidated Income Statements for the Years Ended December 31, 1995 and
 1994.................................................................... F-24
Consolidated Statements of Changes in Shareholder's Equity for the Years
 Ended December 31, 1995 and 1994........................................ F-25
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1995 and 1994........................................................... F-26
Notes to Consolidated Financial Statements............................... F-27

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder of
Chicago Bridge & Iron Company:

  We have audited the accompanying consolidated balance sheet of CHICAGO BRIDGE & IRON COMPANY (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1996 and the related consolidated statements of income, changes in shareholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chicago Bridge & Iron Company and Subsidiaries as of December 31, 1996 and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Chicago, Illinois
February 7, 1997

                 CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   DECEMBER 31,
                                                                       1996
                                                                   ------------
                              ASSETS
Current Assets:
  Cash and cash equivalents.......................................   $ 11,864
  Accounts receivable.............................................     96,782
  Receivable from Affiliates......................................      4,893
  Contracts in progress with earned revenues exceeding related
   progress billings..............................................     79,782
  Assets held for sale............................................      5,374
  Other current assets............................................      7,364
                                                                     --------
    Total current assets..........................................    206,059
                                                                     --------
Assets held for sale..............................................      5,118
Property and equipment............................................    107,875
Goodwill..........................................................     19,027
Other non-current assets..........................................     13,417
                                                                     --------
    Total assets..................................................   $351,496
                                                                     ========
               LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities:
  Notes payable...................................................   $  3,114
  Accounts payable................................................     24,804
  Accrued liabilities.............................................     44,513
  Contracts in progress with progress billings exceeding related
   earned revenues................................................     34,727
  Payable to Parent Company.......................................      6,008
  Income taxes payable............................................      4,440
                                                                     --------
    Total current liabilities.....................................    117,606
                                                                     --------
Debt to Parent Company............................................     53,907
Minority interest in subsidiaries.................................      7,428
Other non-current liabilities.....................................     81,809
                                                                     --------
    Total liabilities.............................................    260,750
                                                                     --------
SHAREHOLDER'S EQUITY:
  Common stock, $1 par value, 1,000 authorized shares; 1,000 is-
   sued and outstanding in 1996...................................          1
  Additional paid-in capital......................................     79,958
  Retained earnings...............................................     11,562
  Cumulative translation adjustment...............................       (775)
                                                                     --------
    Total shareholder's equity....................................     90,746
                                                                     --------
    Total liabilities and shareholder's equity....................   $351,496
                                                                     ========

  The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                 CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENT
                                 (IN THOUSANDS)

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
Revenues
 Third party customers.............................................   $650,337
 Affiliates of Praxair.............................................     13,384
                                                                      --------
  Total revenues...................................................    663,721
Cost of revenues
 Third party customers.............................................   $578,933
 Affiliates of Praxair.............................................     11,097
                                                                      --------
  Total cost of revenues...........................................    590,030
                                                                      --------
  Gross profit.....................................................     73,691
Selling and administrative expenses................................     42,921
Gain on sale of assets.............................................       (493)
                                                                      --------
  Income from operations...........................................     31,263
Interest expense...................................................     (5,002)
Other income.......................................................        990
                                                                      --------
  Income before taxes and minority interest........................     27,251
Income tax expense.................................................      7,789
                                                                      --------
  Income before minority interest..................................     19,462
Minority interest in income........................................     (2,900)
                                                                      --------
  Net income.......................................................   $ 16,562
                                                                      ========


  The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                 CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                 ADDITIONAL             ADVANCES   CUMULATIVE      TOTAL
                          COMMON  PAID-IN    RETAINED   TO PARENT  TRANSLATION SHAREHOLDER'S
                          STOCK   CAPITAL    EARNINGS    COMPANY   ADJUSTMENT     EQUITY
                          ------ ----------  ---------  ---------  ----------- -------------
BALANCE AT DECEMBER 31,
 1995...................   $  1  $ 185,493   $ 159,672  $(142,786)  $(15,873)    $186,507
Praxair acquisition ad-
 justments..............    --      52,292    (159,672)       --      15,873      (91,507)
                           ----  ---------   ---------  ---------   --------     --------
BALANCE AT JANUARY 1,
 1996...................      1    237,785         --    (142,786)       --        95,000
Net income..............    --         --       16,562        --         --        16,562
Advances to Parent
 Company................    --         --          --     (15,041)       --       (15,041)
Return of capital
 dividend to Parent
 Company................    --    (157,827)        --     157,827        --           --
Cash dividend payable to
 Parent Company.........    --         --       (5,000)       --         --        (5,000)
Translation adjustment..    --         --          --         --        (775)        (775)
                           ----  ---------   ---------  ---------   --------     --------
BALANCE AT DECEMBER 31,
 1996...................   $  1  $  79,958   $  11,562  $     --    $   (775)    $ 90,746
                           ====  =========   =========  =========   ========     ========


  The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                 CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1996
                                                              -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income.................................................     $ 16,562
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization............................       17,281
    Decrease in deferred income taxes........................        4,251
    Gain on sale of fixed assets.............................         (493)
  Change in operating assets and liabilities (see below).....      (12,442)
                                                                  --------
    Net Cash Provided by Operating Activities................       25,159
                                                                  --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of fixed assets and investments.........        9,077
  Capital expenditures.......................................      (20,425)
                                                                  --------
    Net Cash Used in Investing Activities....................      (11,348)
                                                                  --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Advance to Parent Company..................................      (15,041)
  Increase in notes payable..................................        1,337
  Repayment of Debt to Parent Company........................       (1,093)
                                                                  --------
    Net Cash Used in Financing Activities....................      (14,797)
                                                                  --------
Decrease in cash & cash equivalents..........................         (986)
Cash and cash equivalents, beginning of the year.............       12,850
                                                                  --------
Cash and cash equivalents, end of the year...................     $ 11,864
                                                                  ========
CHANGE IN OPERATING ASSETS AND LIABILITIES:
  Decrease in receivables, net...............................     $  9,213
  Increase in contracts in progress, net.....................      (24,950)
  Decrease in other current assets...........................        8,689
  Decrease in accounts payable & accrued liabilities.........       (5,740)
  Increase in payable to Parent Company......................        1,088
  Increase in income tax payable.............................          404
  Increase other.............................................       (1,146)
                                                                  --------
    Total....................................................     $(12,442)
                                                                  ========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
    Cash paid for interest...................................     $  3,902
    Cash paid for income taxes...............................     $  3,536
SUPPLEMENTAL NON-CASH DISCLOSURE:
    Return of capital dividend to Parent Company.............     $157,827

  The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996
                                (IN THOUSANDS)

1. ORGANIZATION AND NATURE OF OPERATIONS:

  Chicago Bridge & Iron Company and Subsidiaries ("the Company") is a global engineering and construction company specializing in the engineering and design, materials procurement, fabrication, erection, repair and modification of steel tanks, other steel plate structures and associated systems such as petroleum terminals, refinery pressure vessels, low temperature and cryogenic storage facilities and elevated water storage tanks. Based on its knowledge of and experience in its industry, the Company believes it is the leading provider of field erected steel tanks and other steel plate structures, associated systems and related services in North America and one of the leading providers of these specialized products and services in the world. The Company seeks to maintain its leading industry position by focusing on using its technological expertise in design, metallurgy and welding, along with its ability to complete logistically and technically complex metal plate projects virtually anywhere in the world. The Company has been continuously engaged in the engineering and construction industry since its founding in 1889.

  The worldwide petroleum and petrochemical industry has been the largest sector of the Company's revenues, accounting for approximately 60% of revenues in 1996. Numerous factors influence capital expenditure decisions in this industry which are beyond the control of the Company. Therefore, no assurance can be given that the Company's business, financial condition and results of operations will not be adversely effected because of reduced activity or changing taxes, price controls and laws and regulations related to the petroleum and petrochemical industry.

  During the periods and as of the dates for which the financial statements are presented, the Company was a wholly owned subsidiary of Chi Bridge Holdings, Inc., which in turn was a wholly owned subsidiary of CBI Industries, Inc. ("Industries"). On January 12, 1996, pursuant to the merger agreement dated December 22, 1995, Industries became a subsidiary of Praxair, Inc. ("Praxair"). This merger transaction was reflected in the Company's consolidated financial statements as a purchase effective to January 1, 1996 ("Merger Date"). Accordingly, the historical information provided for the periods prior to January 1, 1996 ("Pre- Praxair Acquisition") will not be comparable to subsequent financial information ("Post-Praxair Acquisition"). Effective December 19, 1996, Industries was merged with and into Praxair, with no consequences to the Company's financial statements.

  The fair value assigned to the Company as of the Merger Date was $150,000, excluding any bank or assumed debt ("Merger Value"). This Merger Value approximates the portion of the total Industries purchase price that relates to the Company. The allocation of this Merger Value to the fair value of individual assets and liabilities is based on the respective fair values. The allocation of this fair value resulted in the following opening balance sheet:

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1996
                                (IN THOUSANDS)


                                                 PURCHASE
                                 HISTORICAL     ACCOUNTING         OPENING
                                BALANCE SHEET   ADJUSTMENTS     BALANCE SHEET
                              DECEMBER 31, 1995  INCREASE/     JANUARY 1, 1996
                                (PRE-PRAXAIR)   (DECREASE)     (POST-PRAXAIR)
                              ----------------- -----------    ---------------
           ASSETS
Cash and cash equivalents....     $  12,850      $     --         $  12,850
Accounts receivable..........       106,634          4,095 (A)      110,729
Contracts in progress........        70,918            --            70,918
Assets held for sale.........         5,157          4,374 (B)        9,531
Deferred income taxes........         7,369         (5,507)(C)        1,862
Other current assets.........        14,617           (192)(A)       14,425
                                  ---------      ---------        ---------
  Total current assets.......       217,545          2,770          220,315
Property and equipment.......       100,496          4,307 (B)      104,803
Assets held for sale.........         2,235          7,527 (B)        9,762
Deferred income taxes........        28,405        (28,405)(C)          --
Goodwill.....................           --          19,515 (D)       19,515
Other non-current assets.....         7,444          3,238 (A)       10,682
                                  ---------      ---------        ---------
  Total Assets...............     $ 356,125      $   8,952        $ 365,077
                                  ---------      ---------        ---------
 LIABILITIES & SHAREHOLDER'S
      EQUITY LIABILITIES
Contracts in progress........     $  47,660      $   3,153 (A)    $  50,813
Other current liabilities....        59,545          5,048 (E)       64,593
                                  ---------      ---------        ---------
  Total current liabilities..       107,205          8,201          115,406
Long-Term debt to Parent
 Company.....................           --          55,000 (F)       55,000
Other non-current
 liabilities.................        62,413         37,258 (E)       99,671
                                  ---------      ---------        ---------
  Total liabilities..........       169,618        100,459          270,077
    SHAREHOLDER'S EQUITY
Common stock.................             1            --                 1
Additional paid-in capital...       185,493         52,292 (A)      237,785
Retained earnings............       159,672       (159,672)(G)          --
Advances to Parent Company...      (142,786)           --          (142,786)
Cumulative translation
 adjustment..................       (15,873)        15,873 (G)          --
                                  ---------      ---------        ---------
  Total shareholder's
   equity....................       186,507        (91,507)          95,000
Total liabilities &
 shareholder's equity........     $ 356,125      $   8,952        $ 365,077
                                  =========      =========        =========

--------
Description of Purchase Accounting Adjustments:

(A) To record other estimated fair value and purchase accounting adjustments.
(B) To record estimated fair value of property, equipment and assets held for sale and to reclassify certain assets from property to assets held for sale.
(C) To write-off $36,231 of U.S. deferred tax assets which may not be realizable on a stand-alone company basis and to reclassify $2,319 of foreign deferred tax liabilities.
(D) To record goodwill which will be amortized over 40 years.
(E) Relates primarily to recognition of the unamortized portion of actuarial gains and losses and other adjustments relating to the Company's defined benefit and postretirement plans, and the recognition of severance for personnel reductions.
(F) To record the assumption of Praxair acquisition related debt in the Company's financial statements.
(G) To eliminate historical retained earnings and cumulative translation adjustment.

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1996
                                (IN THOUSANDS)


2. SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Consolidation

  The consolidated financial statements include all significant subsidiaries where control exists and are attributable to the Company's continuing operations. Significant intercompany balances and transactions are eliminated in consolidation. Investments in non-majority owned affiliates are accounted for by the equity method.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Management is also required to make judgments regarding the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenues are recognized using the percentage of completion method. Contract revenues are accrued based generally on the percentage that costs-to-date bear to total estimated costs. The cumulative impact of revisions in total cost estimates during the progress of work is reflected in the period in which these changes become known. Contract revenue reflects the original contract price adjusted for agreed upon claim and change order revenue, if any. Losses expected to be incurred on jobs in process, after consideration of estimated minimum recoveries from claims and change orders, are charged to income as soon as such losses are known. A significant portion of the Company's work is performed on a fixed price or lump sum basis. The balance of projects primarily are performed on variations of cost reimbursable and target, fixed or lump sum price approaches. Progress billings in accounts receivable are currently due and exclude retentions until such amounts are due in accordance with contract terms. Cost of revenues include direct contract costs such as material and construction labor, and indirect costs which are attributable to contract activity.

 Foreign Currency Translation and Exchange

  The primary effects of foreign currency translation adjustments are recognized in shareholder's equity as cumulative translation adjustment. Charges for foreign currency exchange losses are included in the determination of income, and were $587 in 1996.

 Cash Equivalents

  Cash equivalents are considered to be all highly liquid securities with original maturities of three months or less.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives: buildings and improvements, 10 to 40 years; plant and field equipment, 3 to 20 years. Renewals and betterments which substantially extend the useful life of an asset are capitalized and depreciated. Depreciation expense was $16,793 for the year ended December 31, 1996.

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1996
                                (IN THOUSANDS)


  Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This adoption did not cause a material effect on the company's financial position or results of operations.

 Goodwill

  The excess of cost over the fair value of tangible net assets of the Company is recorded as goodwill on the balance sheet and is amortized on a straight-line basis over 40 years. Amortization expense and accumulated amortization was $488 in 1996. The carrying value of goodwill is reviewed periodically based on the undiscounted cash flows of the entity acquired over the remaining amortization period. If this review indicates that goodwill is not recoverable, the Company's carrying value of the goodwill is reduced by the estimated shortfall of undiscounted cash flows.

 Assets Held for Sale

  The Company separately classified several assets held for sale as of December 31, 1996. These assets are valued at estimated realizable value and were classified as current and non-current based on their expected selling date.

 Financial Instruments

  The Company uses various methods and assumptions to estimate the fair value of each class of financial instrument. Due to their nature, the carrying value of cash and temporary cash investments, accounts receivable and accounts payable approximates fair value. The Company's other financial instruments are not significant. For the year ended December 31, 1996, the Company recorded interest expense on the Debt to Parent Company, notes payable and certain other interest bearing obligations.

 Forward Contracts

  The Company periodically uses forward contracts to hedge foreign currency assets and foreign currency payments that the Company is committed to make in connection with the normal course of its business. Gains or losses on forward contracts designated to hedge a foreign currency transaction are included in the measurement of income. At December 31, 1996, the Company had a forward contract, which will mature in 1997, for foreign currencies totaling $4,005. The fair value of the forward contract approximated its carrying value in the financial statements at December 31, 1996. The counterparties to the Company's forward contracts are major financial institutions, which the Company continually evaluates as to their creditworthiness. The Company has never experienced, nor does it anticipate, nonperformance by any of its counterparties.

 Research and Development

  Expenditures for research and development activities, which are charged to income as incurred, amounted to $730 in 1996.

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1996
                                (IN THOUSANDS)


3. TRANSACTIONS WITH PARENT COMPANY:

  Related-party transactions with Industries or Praxair (the "Parent Company") not disclosed elsewhere in the financial statements are as follows:

 Revenues from Affiliates

  The Company provides services to affiliates of the Parent Company for the construction and expansion of facilities and for certain repair and maintenance work. The balance due for these services is reflected as Receivable from Affiliates. During the year ended December 31, 1996, the Company recorded revenues from affiliates of $13,384. Gross profit, net of overhead costs, was $2,287 for the year ended December 31, 1996. The Company believes these revenues and gross profits approximate those of similar services provided to independent third parties.

 Advances to Parent Company

  Advances to Parent Company represent advances to the Parent Company and its affiliates from operating cash flows generated by the Company, net of cash received from the Parent Company and its affiliates to fund operating and investing activities. On December 31, 1996, the Company declared a dividend to Praxair for the September 30, 1996 balance of the Advance to Parent Company. Advance activity subsequent to September 30, 1996 was included in the Debt to Parent Company account.

 Debt to Parent Company

  In conjunction with Praxair's acquisition of Industries effective January 1, 1996, the Company assumed $55,000 of acquisition related debt payable to Praxair. Subsequent to September 30, 1996, the Company's long-term debt balance increases when the Company requires cash and decreases when a cash surplus is available to reduce the long-term debt balance. The debt matures no earlier than January 1, 1998 and the Company pays interest at 7% per annum on a quarterly basis. Interest expense for the year ended December 31, 1996 was $3,850. In addition, approximately $22,000 of letters of credit were outstanding on behalf of Praxair at December 31, 1996 relating to the Company's insurance program.

  In contemplation of the public equity offering, the Company expects to enter into a long-term credit agreement with a financial institution (or group of financial institutions) in order to repay the Debt to Parent Company and to provide liquidity to support letters of credit and working capital requirements.

 Payable to Parent Company

  Payable to Parent Company includes a $5,000 dividend to Praxair payable in the first quarter of 1997 and interest accrued on the Debt to Parent Company, net of an income tax receivable from the Parent Company.

 Corporate Services

  The Parent Company provided certain support services to the Company through June 30, 1996, including legal, finance, tax, human resources, information services and risk management. Charges for these services were allocated by the Parent Company to the Company based on various methods which reasonably approximate the actual costs incurred. The allocations recorded by the Company for these

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1996
                                (IN THOUSANDS)

corporate services in the accompanying consolidated income statements were approximately $4,732 for the year ended December 31, 1996. Subsequent to June 30, 1996, the Company performed substantially all of these support services internally. The amounts allocated by the Parent Company are not necessarily indicative of the actual costs which may have been incurred had the Company operated as an entity unaffiliated with the Parent Company. However, the Company believes that the allocation is reasonable and in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 55.

4. UNCOMPLETED CONTRACTS:

  Contract terms generally provide for progress billings based on completion of certain phases of the work. The excess of revenues recognized for construction contracts over progress billings on uncompleted contracts is reported as a current asset and the excess of progress billings over revenues recognized on uncompleted contracts is reported as a current liability as follows:

                                                                       1996
                                                                     --------
   Revenues recognized on uncompleted contracts..................... $680,223
   Billings on uncompleted contracts................................  635,168
                                                                     --------
                                                                     $ 45,055
                                                                     ========
   Shown on balance sheet as:
   Contracts in progress with earned revenues exceeding related progress billings............................................... $ 79,782
   Contracts in progress with progress billings exceeding related earned revenues.................................................  (34,727)
                                                                     --------
                                                                     $ 45,055
                                                                     ========

5. LEASES:

  Certain facilities and equipment are rented under operating leases that expire at various dates through 2006. Rental expense on operating leases was $3,372 in 1996. Future rental commitments during the years ending in 1997 through 2001 and thereafter are $3,731, $1,817, $1,554, $1,209, $937, and
$2,578, respectively.

6. SUPPLEMENTAL BALANCE SHEET DETAIL:

  The activity recorded in the allowance for doubtful accounts was as follows:

                                                                       DEDUCTIONS-
                                                                      WRITE-OFF OF
                          BALANCE,    PURCHASE   BALANCE AT CHARGES       TRADE       BALANCE,
                          BEGINNING  ACCOUNTING  JANUARY 1,   TO      RECEIVABLES,     END OF
                         OF THE YEAR ADJUSTMENTS    1996    EXPENSE NET OF RECOVERIES THE YEAR
                         ----------- ----------- ---------- ------- ----------------- --------
For the year ended
 December 31, 1996......   $6,343      $(2,000)    $4,343   $2,313       $(3,609)      $3,047

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1996
                                (IN THOUSANDS)


  The components of property and equipment are:

                                                                         1996
                                                                       --------
   Land and improvements.............................................. $ 11,954
   Buildings and improvements.........................................   30,460
   Plant and field equipment..........................................   81,159
                                                                       --------
     Total property and equipment.....................................  123,573
   Accumulated depreciation...........................................  (15,698)
                                                                       --------
     Net property and equipment....................................... $107,875
                                                                       ========

  The components of accrued liabilities are:

                                                                         1996
                                                                       --------
   Payroll, vacation and bonuses...................................... $ 11,533
   Self-insurance reserves............................................   10,000
   Postretirement benefit obligation..................................    1,783
   Pension obligation.................................................    1,439
   Other..............................................................   19,758
                                                                       --------
                                                                       $ 44,513
                                                                       ========

  The components of non-current liabilities are:

                                                                         1996
                                                                       --------
   Self-insurance reserves............................................ $ 27,608
   Postretirement benefit obligation..................................   28,148
   Pension obligation.................................................   15,831
   Other..............................................................   10,222
                                                                       --------
                                                                       $ 81,809
                                                                       ========

7. COMMITMENTS AND CONTINGENT LIABILITIES:

 Environmental Matters

  A subsidiary of the Company was a minority shareholder from 1934 to 1954 in a company which owned or operated at various times several wood treating facilities at sites in the United States, some of which are currently under investigation, monitoring or remediation under various environmental laws. With respect to some of these sites, the Company has been named a potentially responsible party ("PRP") under CERCLA and similar state laws. Without admitting any liability, the Company has entered into a consent decree with the federal government regarding one of these sites and has had an administrative order issued against it with respect to another. There can be no assurance that the Company will not be required to clean up one or more of these sites pursuant to agency directives or court orders. The Company has been involved in litigation concerning environmental liabilities, which are currently indeterminable, in connection with certain of those sites. The Company denies any liability for each site and believes that the successors to the wood treating business are responsible for the costs of remediation of the sites. Without admitting any liability, the Company has reached settlements for environmental clean-up at most of the sites. In July 1996, a judgment in favor of the Company was entered in the suit Aluminum

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1996
                                (IN THOUSANDS)

Company of America v. Beazer East, Inc. v. Chicago Bridge & Iron Company, instituted in January 1991, before the U.S. District Court for the Western District of Pennsylvania. In July 1996, Beazer East, Inc. filed an appeal which is currently pending before the United States Court of Appeals for the Third Circuit. The Company believes that an estimate of the possible loss or range of possible loss relating to such matters cannot be made. Although the Company believes that it is reasonably likely that it will be successful in such appeal and that such settlements and any remaining potential liability will not be material, there can be no assurance that the Company will be successful in upholding the judgment in its favor or that such settlements and any remaining potential liability will not have a materially adverse effect on its business, financial condition or results of operations.

  The Company's facilities have operated for many years and substances which currently are or might be considered hazardous were used and disposed of at some locations, which will or may require the Company to make expenditures for remediation. In addition, the Company has agreed to indemnify parties to whom it has sold facilities for certain environmental liabilities arising from acts occurring before the dates those facilities were transferred. The Company is aware of no manifestation by a potential claimant of awareness by such claimant of a possible claim or assessment and does not consider it to be probable that a claim will be asserted which claim is reasonably possible to have an unfavorable outcome, in each case, which would be material to the Company with respect to the matters addressed in this paragraph. The Company believes that any potential liability for these matters will not have a materially adverse effect on its business, financial condition or results of operations.

  Along with multiple other parties, a subsidiary of the Company is currently a PRP under CERCLA and analogous state laws at several sites as a generator of wastes disposed of at such sites. While CERCLA imposes joint and several liability on responsible parties, liability for each site is likely to be apportioned among the parties. The Company believes that an estimate of the possible loss or range of possible loss relating to such matters cannot be made. While it is impossible at this time to determine with certainty the outcome of such matters and although no assurance can be given with respect thereto, based on information currently available to the Company and based on the Company's belief as to the reasonable likelihood of the outcomes of such matters, the Company does not believe that its potential liability in connection with these sites, either individually or in the aggregate, will have a material adverse effect on its business, financial condition or results of operations.

  The Company does not anticipate incurring material capital expenditures for environmental controls or for investigation or remediation of environmental conditions during the current or succeeding fiscal year. Nevertheless, the Company can give no assurance that it, or entities for which it may be responsible, will not incur liability in connection with the investigation and remediation of facilities it currently (or formerly) owns or operates or other locations in a manner that could materially and adversely affect the Company.

 Other Contingencies

  In 1991, CBI Na-Con, Inc. ("CBI Na-Con"), a subsidiary of the Company, installed a catalyst cooler bundle at Fina Oil & Chemical Company's ("Fina") Port Arthur, Texas Refinery. In July 1991, Fina determined that the catalyst cooler bundle was defective and had it replaced. Fina is seeking approximately $20,000 in damages for loss of use of Fina's catalyst cracking unit and the cost of replacement of the catalyst cooler bundle. On June 28, 1993, Fina filed a complaint against CBI Na-Con before the District Court of Harris County, Texas in Fina Oil & Chemical Company v. CBI Na-Con, Inc. et al. The Company denies that it is liable. The Company believes that an estimate of the possible loss or range of possible

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1996
                                (IN THOUSANDS)

loss cannot be made. While the Company believes that the claims are without merit and/or the Company has valid defenses to such claims and that it is reasonably likely to prevail in defending against such claims, there can be no assurance that if the Company is finally determined to be liable for all or a portion of any damages payable, that such liability will not have a materially adverse effect on the Company's business, financial condition and results of operations.

  The Company is a defendant in a number of other lawsuits arising in the normal course of its business. The Company believes that an estimate of the possible loss or range of possible loss relating to such matters cannot be made. While it is impossible at this time to determine with certainty the ultimate outcome of these lawsuits and although no assurance can be given with respect thereto, based on information currently available to the Company and based on the Company's belief as to the reasonable likelihood of the outcomes of such matters, the Company's management believes that adequate provision has been made for probable losses with respect thereto as best as can be determined at this time and that the ultimate outcome, after provisions therefore, will not have a material adverse effect, either individually or in the aggregate, on the Company's business, financial condition and results of operations. The adequacy of reserves applicable to the potential costs of being engaged in litigation and potential liabilities resulting from litigation are reviewed as developments in the litigation warrant.

  The Company is jointly and severally liable for certain liabilities of partnerships and joint ventures. The Company has also given certain performance guarantees arising in the ordinary course of business for its subsidiaries and unconsolidated affiliates.

  The Company has elected to retain portions of anticipated losses through the use of deductibles and self-insured retentions for its exposures related to third party liability and workers' compensation. Liabilities in excess of these amounts are the responsibilities of an insurance carrier. To the extent the Company self- insures for these exposures, reserves have been provided for based on management's best estimates with input from the Company's legal and insurance advisors. Changes in assumptions, as well as changes in actual experience, could cause these estimates to change in the near term. The Company's management believes that the reasonably possible losses, if any, for these matters, to the extent not otherwise disclosed and net of recorded reserves, will not be material to its financial position or its results of operations.

8. EMPLOYEE BENEFIT PROGRAMS:

 Health and Welfare Programs

  The Company participated in various health and welfare programs for active employees that were sponsored by the Parent Company. These programs include medical, life insurance and disability. The Company reimbursed the Parent Company for its proportionate cost of these programs based on historical experience and relative headcount. The Company recorded expense related to the reimbursement of these costs of approximately $8,349 for the year ended December 31, 1996. The costs were charged to cost of revenues and selling and administrative expense based on the number of employees in each of these categories. The Company believes its allocation of the proportionate cost is reasonable. Subsequent to December 31, 1996, the Company terminated its participation in the Parent Company-sponsored plans and initiated its own plans.

 Pension and Defined Contribution Plans

  The Company participates in a defined benefit plan sponsored by the Parent Company (the "CBI Pension Plan"), three defined benefit plans sponsored by the Company's Canadian subsidiary, and makes contributions to union sponsored multi-employer pension plans.

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1996
                                (IN THOUSANDS)


  The CBI Pension Plan, which is the principal non-contributory tax qualified defined benefit plan, covered most U.S. salaried employees. The Company's portion of the net pension cost for the CBI Pension Plan was $4,414 in 1996. Benefit accruals under the CBI Pension Plan for current Company employees were discontinued as of December 31, 1996. The Company's obligation to fund its portion of the accumulated benefit obligation for its participants in excess of plan assets was fixed at $17,270 as of December 31, 1996, as agreed to by the Company and Praxair. This obligation is payable ratably to Praxair over a twelve-year period beginning December 1, 1997 with interest at 7.5%.

  The Company's three Canadian pension plans cover field, hourly, and salaried employees. The following tables reflect the components of net pension cost and the funded status of the Company's Canadian pension plans:

                                                                       1996
                                                                     --------
   Net Pension Cost
   Service cost..................................................... $    301
   Interest cost....................................................    1,287
   Actual return on assets..........................................   (1,840)
   Net amortization and deferral....................................        0
   Curtailment gain.................................................   (1,899)
                                                                     --------
   Net defined benefit pension plans income......................... $ (2,151)
                                                                     ========
                                                                       1996
                                                                     --------
   Funded Status
   Accumulated benefit obligation (including vested benefits of
    $14,056)........................................................ $(14,172)
   Additional benefits based on projected salary levels.............   (2,563)
                                                                     --------
   Projected benefit obligation.....................................  (16,735)
   Market value of plan assets......................................   28,091
                                                                     --------
   Plan assets over projected benefit obligation....................   11,356
   Unrecognized gains...............................................   (1,075)
                                                                     --------
   Pension asset.................................................... $ 10,281
                                                                     ========

  The principal defined benefit plan assets consist of long-term investments, including equity and fixed income securities and cash. The significant assumptions used in determining the 1996 pension expense and the related pension obligations were: discount rate of 7.5%; increase in compensation levels of 6.0%; and long-term rate of return on plan assets of 7.5%. Of these three Canadian plans, one was terminated in December, 1994. Since that time, all members who elected to transfer their balance have been paid out, while the remaining members continue to have benefits under the plan. The second plan is in the process of being terminated. The Company recorded $1,899 in curtailment gains related to the termination of these plans.

  The Company made contributions of $2,467 in the year ended December 31, 1996 to the union sponsored multi-employer pension plans. Benefits under these defined benefit plans are based on years of service and compensation levels.

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1996
                                (IN THOUSANDS)


  The Company is the sponsor for several defined contribution plans which cover salaried and hourly employees for which the Company does not provide matching contributions. The cost of these plans to the Company was insignificant in 1996.

  Effective January 1, 1997, the Company adopted a new tax-qualified defined contribution plan ("New 401(k) Plan") for eligible employees. The New 401(k) Plan consists of a voluntary pre- tax salary deferral feature under Sections 401(k) of the Internal Revenue Code, a Company matching contribution, and an additional Company profit-sharing contribution to be determined annually by the Company. The New 401(k) Plan substantially replaces the current Parent Company-sponsored pension and 401(k) plans.

 Postretirement Health Care and Life Insurance Benefits

  The Company participates in a health care and life insurance benefit program sponsored by the Parent Company. This program provides certain separate health care and life insurance benefits for employees retiring under the principal non-contributory defined benefit pension plan of the Parent Company. Retiree health care benefits are provided under an established formula which limits costs based on prior years of service of retired employees. This plan may be changed or terminated by the Parent Company at any time.

  The Company reimbursed the Parent Company for its proportionate cost of this program. The following table reflects the components of the net cost of postretirement benefits allocated to the Company:

                                                               1996     1996
                                                              ACTIVES RETIREES
                                                              ------- --------
   Net Periodic Postretirement Benefit Cost
   Service cost..............................................  $375    $  --
   Interest cost.............................................   582     1,318
   Actual return on assets...................................   --        --
                                                               ----    ------
   Postretirement health care and life insurance benefits
    cost.....................................................  $957    $1,318
                                                               ====    ======

  The significant assumption used in determining the 1996 other postretirement benefit expense was a discount rate of 7.0%.

  Effective January 1, 1997, the Company terminated its participation in the program sponsored by the Parent Company. The Company's obligation with respect to existing retirees under the program was fixed at $21,400 as of December 31, 1996, as agreed to by the Company and Praxair. This obligation is payable ratably to Praxair over a twelve-year period beginning December 1, 1997 with interest at 7.5%. The future obligation for the Company's active employees under this program, which amounted to $8,531 as of December 31, 1996, has been assumed by the Company. The following table reflects the funded status allocated to the Company for active employees:

                                                                       1996
                                                                      -------
   Net Postretirement Liability
   Accumulated postretirement benefit obligation--Active employees... $(7,781)
   Unrecognized gain.................................................    (750)
                                                                      -------
   Postretirement health care and life insurance benefits
    (liability)...................................................... $(8,531)
                                                                      =======

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1996
                                (IN THOUSANDS)


9. INCOME TAXES:

  The consolidated amount of current and deferred tax expense was allocated among the members of the Parent Company group using the pro-rata method, which assumed the Company's taxes would be filed as a part of Parent Company's consolidated return.

  The sources of income before income taxes and minority interest are:

   U.S. ............................................................... $ 2,919
   Non-U.S. ...........................................................  24,332
                                                                        -------
                                                                        $27,251
                                                                        =======

  The provision for income taxes consisted of:

   Current income taxes--
     U.S. ............................................................. $(1,295)
     Non-U.S. .........................................................   4,833
                                                                        -------
                                                                          3,538
                                                                        -------
   Deferred income taxes--
     U.S. .............................................................   3,087
     Non-U.S. .........................................................   1,164
                                                                        -------
                                                                          4,251
                                                                        -------
   Total provision..................................................... $ 7,789
                                                                        =======

  A reconciliation of income taxes at the U.S. statutory rate and the provision for income taxes follows:

   Tax provision at U.S. statutory rate................................ $ 9,538
   State income taxes..................................................      50
   Non-U.S. tax rate differential......................................  (2,519)
   Other, net..........................................................     720
                                                                        -------
   Provision for income taxes.......................................... $ 7,789
                                                                        -------
     Effective tax rates...............................................   28.6%
                                                                        =======

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1996
                                (IN THOUSANDS)


  The principal temporary differences included in deferred income taxes reported on the December 31, 1996 balance sheet are:

   Current Deferred Taxes
     Insurance....................................................... $  4,070
     Employee Benefits...............................................    2,162
     Contracts.......................................................    1,378
     Other...........................................................      865
                                                                      --------
                                                                         8,475
     Valuation Allowance.............................................   (8,475)
   Non-current Deferred Taxes
     Employee Benefits...............................................    8,722
     Insurance.......................................................   11,417
     Other...........................................................    2,342
                                                                      --------
                                                                        22,481
     Valuation Allowance.............................................  (18,680)
     Depreciation....................................................   (8,749)
                                                                      --------
   Net Deferred Tax Liabilities...................................... $ (4,948)
                                                                      ========

  The Company has established a valuation allowance of $27,155 for its domestic deferred tax assets as realization is dependent on sustained U.S. taxable income. The Company has not recorded any additional U.S. deferred income taxes on indefinitely reinvested undistributed earnings of non-U.S. subsidiaries and affiliates at December 31, 1996. If any such undistributed earnings were distributed, foreign tax credits should become available under current law to significantly reduce or eliminate any resulting U.S. income tax liability

10. OPERATIONS BY GEOGRAPHIC SEGMENT:

  The Company operates in four major geographic business segments: North America; Central and South America; Europe, Africa, the Middle East; and the Asia Pacific Area. No customer accounted for more than 10% of revenues. Export sales, to unrelated customers outside of the United States, were less than 10% of revenues. Transfers between geographic areas are not material. Corporate costs were allocated to the segments based on their relative revenues, assets or work force.

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1996
                                (IN THOUSANDS)


  Revenues, income from operations and assets by geographic area are:

                                                                         1996
                                                                       --------
   Revenues
   North America...................................................... $328,836
   Central and South America..........................................   90,877
   Europe, Africa, Middle East........................................  109,522
   Asia Pacific Area..................................................  134,486
                                                                       --------
                                                                       $663,721
                                                                       ========
   Income from operations
   North America...................................................... $  9,469
   Central and South America..........................................    6,530
   Europe, Africa, Middle East........................................    4,298
   Asia Pacific Area..................................................   10,966
                                                                       --------
                                                                       $ 31,263
                                                                       ========
   Assets
   North America...................................................... $165,651
   Central and South America..........................................   31,756
   Europe, Africa, Middle East........................................   90,389
   Asia Pacific Area..................................................   63,700
                                                                       --------
                                                                       $351,496
                                                                       ========

11. SUBSEQUENT EVENTS:

  In November 1996, Chi Bridge Holdings, Inc. ("Bridge Holdings"), a subsidiary of Praxair, formed its wholly owned subsidiary, Chicago Bridge & Iron Company N.V. (the "Issuer"), a corporation organized under the laws of the Netherlands. In December 1996, the Issuer filed a registration statement with the Securities and Exchange Commission for an initial public offering of a majority of the Issuer's common shares (the "Offering"). Praxair and its affiliates will own the balance of the Issuer's shares. The net proceeds of the Offering will remain with Praxair or its affiliates and the Issuer will not receive any of the proceeds from the sale of its common shares.

  Prior to the consummation of the Offering, Bridge Holdings and certain of its subsidiaries will consummate a reorganization. Pursuant to the reorganization, (i) the shares of substantially all of Chicago Bridge & Iron Company's ("Old CBIC") non-U.S. subsidiaries will be transferred by dividend to its parent corporation, Bridge Holdings, and contributed to Chicago Bridge & Iron Company B.V. ("CBICBV") in exchange for newly issued common shares of CBICBV; (ii) the shares of substantially all of Old CBIC's U.S. subsidiaries will be transferred by dividend to Bridge Holdings and contributed to a wholly owned subsidiary of Bridge Holdings ("New CBIC"), which will become a wholly owned subsidiary of the Issuer after the reorganization, in exchange for newly issued common stock of New CBIC; (iii) Bridge Holdings will contribute the shares held by it of each of New CBIC and CBICBV to the Issuer in exchange for additional Common Shares of the Issuer; and (iv) New CBIC will assume any remaining assets and liabilities of Old CBIC. After the reorganization and prior to the consummation of the Common Share Offering, Bridge Holdings will be merged into Praxair such that Praxair will then directly own all of the then outstanding Common Shares of the Issuer. This Reorganization will not affect the carrying amounts of the Company's assets and liabilities, nor result in any distribution of the Company's cash or other assets to Praxair.

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1996
                                (IN THOUSANDS)


 CB&I Management Plan

  The Company intends to establish the CB&I Management Plan ("the Management Plan") in early 1997. The Management Plan is not qualified under Section 401(a) of the Internal Revenue Code ("the Code") and each participant's account shall be treated as a separate account under Section 404(a)(5) of the Code. The designation of the Management Plan's participants, the amount of Company contributions to the Management Plan and the amount allocated to the individual participants will be determined by the Issuer's Supervisory Board. The allocation to the participant's individual accounts will occur concurrently with the Company's contributions. Management Plan shares will vest as determined by the Issuer's Supervisory Board. Upon vesting, the distribution of the balance held in the individual participant's account can be distributed at the election of the participant. Forfeitures of Management Plan shares under the provisions of the Management Plan will be reallocated to the other Management Plan participants. The number of initial participants is expected to be 40 to 60.

  Upon consummation of the Offering, the Company will make a contribution to the Management Plan in the form of common shares having a value of approximately $21,900 (assuming an initial public offering price of $21.50 per share.) Accordingly, the Company will record a pretax charge of approximately $21,900 at the time of the contribution to the Management Plan.

 Impact of Operating as a Stand-Alone Entity

  The accompanying financial statements reflect the Company's costs of doing business, including expenses incurred by the Parent Company on the Company's behalf in accordance with SEC Staff Accounting Bulletin No. 55. However, the Company estimates it would have incurred increased expenses as a stand-alone company as well as other incremental public company expenses. These additional costs would have decreased pretax income by approximately $1,900 for the year ended December 31, 1996.

12. QUARTERLY OPERATING RESULTS (UNAUDITED):

  The following table sets forth selected unaudited consolidated income statement information for the Company on a quarterly basis for the year ended December 31, 1996:

                                                    THREE MONTHS ENDED
                                            -----------------------------------
                                            MARCH 31 JUNE 30  SEPT 30   DEC 31
                                            -------- -------- -------- --------
   Revenues................................ $139,721 $160,789 $183,021 $180,190
   Gross profit............................   15,733   17,690   19,585   20,683
   Income from operations..................    5,647    6,955    8,539   10,122
   Net income..............................    2,370    3,187    5,373    5,632

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder of
Chicago Bridge & Iron Company:

  We have audited the accompanying consolidated balance sheets of CHICAGO BRIDGE & IRON COMPANY (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholder's equity and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chicago Bridge & Iron Company and Subsidiaries as of December 31, 1995 and 1994, and the results of its operations and cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Chicago, Illinois
December 16, 1996

                 CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                           (PRE-PRAXAIR ACQUISITION)

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                             DECEMBER 31,
                                                          --------------------
                                                            1995       1994
                                                          ---------  ---------
                         ASSETS
Current Assets:
  Cash and cash equivalents.............................. $  12,850  $  16,090
  Accounts receivable....................................   106,634    101,966
  Contracts in progress with earned revenues exceeding
   related progress billings.............................    70,918     64,624
  Assets held for sale...................................     5,157        --
  Deferred income taxes..................................     7,369     14,003
  Other current assets...................................    14,617     13,300
                                                          ---------  ---------
    Total current assets.................................   217,545    209,983
                                                          ---------  ---------
Property and equipment...................................   100,496    116,676
Assets held for sale.....................................     2,235      2,103
Deferred income taxes....................................    28,405     22,903
Other non-current assets.................................     7,444      8,247
                                                          ---------  ---------
    Total assets......................................... $ 356,125  $ 359,912
                                                          =========  =========
          LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities:
  Notes payable.......................................... $   1,777  $     776
  Accounts payable.......................................    20,389     23,948
  Accrued liabilities....................................    37,379     37,595
  Contracts in progress with progress billings exceeding
   related earned revenues ..............................    47,660     41,579
  Income taxes payable...................................       --       7,272
                                                          ---------  ---------
    Total current liabilities............................   107,205    111,170
                                                          ---------  ---------
Non-current liabilities..................................    56,811     59,346
Minority interest in subsidiaries........................     5,602      6,295
                                                          ---------  ---------
    Total liabilities....................................   169,618    176,811
                                                          ---------  ---------
SHAREHOLDER'S EQUITY:
  Common stock, $1 par value, 1,000 authorized shares;
   1,000 issued and outstanding in 1995 and 1994.........         1          1
  Additional paid-in capital.............................   185,493    185,493
  Retained earnings......................................   159,672    185,278
  Advances to Parent Company.............................  (142,786)  (173,797)
  Cumulative translation adjustment......................   (15,873)   (13,874)
                                                          ---------  ---------
    Total shareholder's equity...........................   186,507    183,101
                                                          ---------  ---------
    Total liabilities and shareholder's equity........... $ 356,125  $ 359,912
                                                          =========  =========

  The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                 CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                           (PRE-PRAXAIR ACQUISITION)

                         CONSOLIDATED INCOME STATEMENTS
                                 (IN THOUSANDS)

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                             ------------------
                                                               1995      1994
                                                             --------  --------
Revenues
 Third party customers...................................... $581,564  $658,758
 Affiliates of Praxair......................................   40,374   104,045
                                                             --------  --------
  Total revenues............................................  621,938   762,803
Cost of revenues
 Third party customers...................................... $579,372  $597,643
 Affiliates of Praxair......................................   34,858    94,623
                                                             --------  --------
  Total cost of revenues....................................  614,230   692,266
                                                             --------  --------
  Gross profit..............................................    7,708    70,537
Selling and administrative expenses.........................   43,023    45,503
Special charges.............................................    5,230    16,990
Gain on sale of assets......................................  (10,030)  (11,360)
                                                             --------  --------
  Income (loss) from operations.............................  (30,515)   19,404
Interest expense............................................     (799)     (180)
Other income................................................    1,191     1,652
                                                             --------  --------
  Income (loss) before taxes and minority interest..........  (30,123)   20,876
Income tax expense (benefit)................................   (8,093)    3,074
                                                             --------  --------
  Income (loss) before minority interest....................  (22,030)   17,802
Minority interest in income.................................   (3,576)   (1,359)
                                                             --------  --------
  Net income (loss)......................................... $(25,606) $ 16,443
                                                             ========  ========



  The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                 CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                           (PRE-PRAXAIR ACQUISITION)

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                 ADDITIONAL           ADVANCES   CUMULATIVE      TOTAL
                          COMMON  PAID-IN   RETAINED  TO PARENT  TRANSLATION SHAREHOLDER'S
                          STOCK   CAPITAL   EARNINGS   COMPANY   ADJUSTMENT     EQUITY
                          ------ ---------- --------  ---------  ----------- -------------
Balance at December 31,
 1993...................   $  1   $185,493  $168,845  $(124,293)  $(12,805)    $217,241
Net income..............    --         --     16,433        --         --        16,433
Translation adjustment..    --         --        --         --      (1,069)      (1,069)
Advances to Parent
 Company................    --         --        --     (49,504)       --       (49,504)
                           ----   --------  --------  ---------   --------     --------
Balance at December 31,
 1994...................      1    185,493   185,278   (173,797)   (13,874)     183,101
Net loss................    --         --    (25,606)       --         --       (25,606)
Translation adjustment..    --         --        --         --      (1,999)      (1,999)
Advances from Parent
 Company................    --         --        --      31,011        --        31,011
                           ----   --------  --------  ---------   --------     --------
Balance at December 31,
 1995...................   $  1   $185,493  $159,672  $(142,786)  $(15,873)    $186,507
                           ====   ========  ========  =========   ========     ========




  The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                 CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                           (PRE-PRAXAIR ACQUISITION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEAR ENDED
                                                               DECEMBER 31,
                                                             -----------------
                                                               1995     1994
                                                             --------  -------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income................................................ $(25,606) $16,443
  Adjustments to reconcile net income to net cash provided
   by operating activities:
    Special Charge..........................................    1,850      --
    Depreciation............................................   16,077   15,569
    Decrease in deferred income taxes.......................    1,132    1,079
    Gain on sale of fixed assets............................  (10,030)  (4,360)
  Change in operating assets and liabilities (see below)....  (22,574)   9,716
                                                             --------  -------
    Net Cash Provided by/(Used in) Operating Activities.....  (39,151)  38,447
                                                             --------  -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of fixed assets and investments........   16,434   29,889
  Capital expenditures......................................  (14,880) (18,772)
  Increase/(decrease) in equity in unconsolidated
   affiliates...............................................    1,352   (2,720)
  Increase in other.........................................      993    5,654
                                                             --------  -------
    Net Cash Provided by Investing Activities...............    3,899   14,051
                                                             --------  -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Advance (to)/from Parent Company..........................   31,011  (49,504)
  Increase/(decrease) in notes payable......................    1,001     (238)
                                                             --------  -------
    Net Cash Provided by/(Used in) Financing Activities.....   32,012  (49,742)
                                                             --------  -------
Increase/(decrease) in cash & cash equivalents..............   (3,240)   2,756
Cash and cash equivalents, beginning of the year............   16,090   13,334
                                                             --------  -------
Cash and cash equivalents, end of the year.................. $ 12,850  $16,090
                                                             ========  =======
CHANGE IN OPERATING ASSETS AND LIABILITIES:
  Increase in receivables, net.............................. $ (4,770) $27,628
  Increase in contracts in progress, net....................     (213) (10,416)
  (Increase)/decrease in other current assets...............    1,731   (2,259)
  Decrease in accounts payable & accrued liabilities........   (6,310)  (1,753)
  Increase/(decrease) in income tax payable/prepaid income
   taxes....................................................  (10,320)   2,535
  Decrease other............................................   (2,692)  (6,019)
                                                             --------  -------
    Total................................................... $(22,574) $ 9,716
                                                             ========  =======
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for interest.................................... $    829  $    30
  Cash paid for income taxes................................ $  2,936  $ 7,137

  The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                           (PRE-PRAXAIR ACQUISITION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1995 AND 1994
                                (IN THOUSANDS)

1. ORGANIZATION AND NATURE OF OPERATIONS:

  Chicago Bridge & Iron Company and Subsidiaries ("the Company") is a global engineering and construction company specializing in the engineering and design, materials procurement, fabrication, erection, repair and modification of steel tanks, other steel plate structures and associated systems such as petroleum terminals, refinery pressure vessels, low temperature and cryogenic storage facilities and elevated water storage tanks. Based on its knowledge of and experience in its industry, the Company believes it is the leading provider of field erected steel tanks and other steel plate structures, associated systems and related services in North America and one of the leading providers of these specialized products and services in the world. The Company seeks to maintain its leading industry position by focusing on using its technological expertise in design, metallurgy and welding, along with its ability to complete logistically and technically complex metal plate projects virtually anywhere in the world. The Company has been continuously engaged in the engineering and construction industry since its founding in 1889.

  The worldwide petroleum and petrochemical industry has been the largest sector of the Company's revenues. Numerous factors influence capital expenditure decisions in this industry which are beyond the control of the Company. Therefore, no assurance can be given that the Company's business, financial condition and results of operations will not be adversely effected because of reduced activity or changing taxes, price controls and laws and regulations related to the petroleum and petrochemical industry.

  During the periods and as of the dates for which the financial statements are presented, the Company was a wholly owned subsidiary of Chi Bridge Holdings, Inc., which in turn was a wholly owned subsidiary of CBI Industries, Inc. ("Industries"). On January 12, 1996, pursuant to the merger agreement dated December 22, 1995, Industries became a subsidiary of Praxair, Inc. ("Praxair"). This merger transaction was reflected in the Company's consolidated financial statements as a purchase effective to January 1, 1996 ("Merger Date"). Accordingly, the historical information provided for the periods prior to January 1, 1996 ("Pre-Praxair Acquisition") will not be comparable to subsequent financial information ("Post-Praxair Acquisition"). In December 1996, Praxair intends to merge Industries into and with Praxair, with no consequences to the Company's financial statements.

  The accompanying financial statements include selected entities which are involved in the engineering and construction specialties of the Company and do not include certain service related subsidiaries which are involved in unrelated businesses. The assets, liabilities, revenues and expenses attributable to these entities are recorded net in the Advance to Parent Company caption of shareholder's equity. These service related subsidiaries are being held for sale by Praxair.

2. SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Consolidation

  The consolidated financial statements include all significant subsidiaries where control exists and are attributable to the Company's continuing operations. Significant intercompany balances and transactions are eliminated in consolidation. Investments in non-majority owned affiliates are accounted for by the equity method.

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                           (PRE-PRAXAIR ACQUISITION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1995 AND 1994
                                (IN THOUSANDS)


 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Management is also required to make judgments regarding the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenues are recognized using the percentage of completion method. Contract revenues are accrued based generally on the percentage that costs-to-date bear to total estimated costs. The cumulative impact of revisions in total cost estimates during the progress of work is reflected in the period in which these changes become known. Contract revenue reflects the original contract price adjusted for agreed upon claim and change order revenue, if any. Losses expected to be incurred on jobs in process, after consideration of estimated minimum recoveries from claims and change orders, are charged to income as soon as such losses are known. A significant portion of the Company's work is performed on a lump sum or fixed price basis. The balance of projects primarily are performed on variations of cost reimbursable and target, fixed or lump sum price approaches. Progress billings in accounts receivable are currently due and exclude retentions until such amounts are due in accordance with contract terms. Cost of revenues include direct contract costs such as material and construction labor, and indirect costs which are attributable to contract activity.

 Foreign Currency Translation and Exchange

  The primary effects of foreign currency translation adjustments are recognized in shareholder's equity as cumulative translation adjustment. Charges for foreign currency exchange losses are included in the determination of income, and were $974 and $674 in 1995 and 1994, respectively.

 Cash Equivalents

  Cash equivalents are considered to be all highly liquid securities with original maturities of three months or less.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives: buildings and improvements, 10 to 40 years; plant and field equipment, 3 to 20 years. Renewals and betterments which substantially extend the useful life of an asset are capitalized and depreciated. Depreciation expense was $16,077 and $15,569 for the years ended December 31, 1995 and 1994, respectively.

  The Company expects that there will be no material effect on its financial position or results of operations resulting from the January 1, 1996 adoption of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of."

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                           (PRE-PRAXAIR ACQUISITION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1995 AND 1994
                                (IN THOUSANDS)


 Assets Held for Sale

  The Company separately classified several assets held for sale as of December 31, 1995 and 1994. These assets are valued at estimated realizable value and were classified as current and non-current based on their expected selling date.

 Financial Instruments

  The Company uses various methods and assumptions to estimate the fair value of each class of financial instrument. Due to their nature, the carrying value of cash and temporary cash investments, accounts receivable and accounts payable approximates fair value. The Company's other financial instruments are not significant. For the years ended December 31, 1995 and 1994, the Company recorded interest expense on notes payable and certain other interest bearing obligations.

 Forward Contracts

  The Company periodically uses forward contracts to hedge foreign currency assets and foreign currency payments that the Company is committed to make in connection with the normal course of its business. Gains or losses on forward contracts designated to hedge a foreign currency transaction are included in the measurement of income. At December 31, 1995, the Company had forward contracts, which mature throughout 1996, for foreign currencies totaling $4,900. The fair value of forward contracts approximated their carrying value in the financial statements at December 31, 1995. The counterparties to the Company's forward contracts are major financial institutions, which the Company continually evaluates as to their creditworthiness. The Company has never experienced, nor does it anticipate, nonperformance by any of its counterparties.

 Research and Development

  Expenditures for research and development activities, which are charged to income as incurred, amounted to $2,474 and $3,624 in 1995 and 1994, respectively.

 Pending Accounting Pronouncements

  In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation," which encourages, but does not require, companies to recognize compensation expense for grants of common stock, stock options and other equity instruments to employees based on new fair value accounting rules. The Company does not expect to adopt the new rules and will continue to apply the existing accounting rules contained in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Statement No. 123 requires companies to comply with certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them.

3. TRANSACTIONS WITH INDUSTRIES:

  Related-party transactions with Industries not disclosed elsewhere in the financial statements are as follows:

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                           (PRE-PRAXAIR ACQUISITION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1995 AND 1994
                                (IN THOUSANDS)


 Revenues from Affiliates

  The Company provides services to affiliates of Industries for the construction and expansion of facilities and for certain repair and maintenance work. During the years ended December 31, 1995 and 1994, the Company recorded revenues from affiliates of $40,374 and $104,045, respectively. Gross profit, net of overhead costs, were $5,516 and $9,422 for the years ended December 31, 1995 and 1994, respectively. The Company believes these revenues and gross profits approximate those of similar services provided to independent third parties.

 Advances to Parent Company

  Advances to Parent Company represent advances to Industries and its affiliates from operating cash flows generated by the Company, net of cash received from Industries and its affiliates to fund operating and investing activities.

  The Advances to Parent Company have been included as a component of shareholder's equity as such amounts are generally not due and payable, and as the Advances to Parent Company will be eliminated as a part of the Company's reorganization, as discussed in Note 12.

 Corporate Services

  Industries provided certain support services to the Company including legal, finance, tax, human resources, information services and risk management. Charges for these services were allocated by Industries to the Company based on various methods which reasonably approximate the actual costs incurred. The allocations recorded by the Company for these corporate services in the accompanying consolidated income statements were approximately $10,008 and $11,599 for the years ended December 31, 1995 and 1994, respectively. The amounts allocated by Industries are not necessarily indicative of the actual costs which may have been incurred had the Company operated as an entity unaffiliated with Industries. However, the Company believes that the allocation is reasonable and in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 55.

4. UNCOMPLETED CONTRACTS:

  Contract terms generally provide for progress billings based on completion of certain phases of the work. The excess of revenues recognized for construction contracts over progress billings on uncompleted contracts is reported as a current asset and the excess of progress billings over revenues recognized on uncompleted contracts is reported as a current liability as follows:

                                                                1995     1994
                                                              -------- --------
   Revenues recognized on uncompleted contracts.............. $654,619 $785,703
   Billings on uncompleted contracts.........................  631,361  762,658
                                                              -------- --------
                                                              $ 23,258 $ 23,045
                                                              ======== ========
   Shown on balance sheet as:
     Contracts in progress with earned revenues exceeding
      related progress billings.............................. $ 70,918 $ 64,624
     Contracts in progress with progress billings exceeding
      related earned revenues................................   47,660   41,579
                                                              -------- --------
                                                              $ 23,258 $ 23,045
                                                              ======== ========

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                           (PRE-PRAXAIR ACQUISITION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1995 AND 1994
                                (IN THOUSANDS)


5. LEASES:

  Certain facilities and equipment are rented under operating leases that expire at various dates through 2006. Rental expense on operating leases was $3,589 and $3,472 in 1995 and 1994, respectively. Future rental commitments during the years ending in 1996 through 2000 and thereafter are $3,476, $1,873, $1,122, $885, $597 and $1,061, respectively.

6. SUPPLEMENTAL BALANCE SHEET DETAIL:

  The activity recorded in the allowance for doubtful accounts is as follows:

                                                      DEDUCTIONS--
                                                         WRITE-
                             BALANCE,                 OFF OF TRADE    BALANCE,
                             BEGINNING    CHARGES     RECEIVABLES,      END OF
                            OF THE YEAR  TO EXPENSE NET OF RECOVERIES  THE YEAR
                            ----------- ----------- ----------------- ---------
   For the year ended De-
    cember 31, 1995........   $2,862      $5,656         $(2,175)      $6,343
   For the year ended De-
    cember 31, 1994........    3,039       2,071          (2,248)       2,862

  The components of property and equipment are:

                                                             1995       1994
                                                           ---------  ---------
   Land and improvements.................................. $  10,373  $  21,739
   Buildings and improvements.............................    39,704     46,367
   Plant and field equipment..............................   164,964    189,057
                                                           ---------  ---------
     Total property and equipment.........................   215,041    257,163
   Accumulated depreciation...............................  (114,545)  (140,487)
                                                           ---------  ---------
     Net property and equipment........................... $ 100,496  $ 116,676
                                                           =========  =========

  The components of accrued liabilities are:
                                                             1995       1994
                                                           ---------  ---------
   Self-insurance reserves................................ $  11,700  $  11,356
   Payroll, vacation and bonuses..........................     9,461      7,133
   Accrued accounts payable...............................     6,182      5,406
   Other..................................................    10,036     13,700
                                                           ---------  ---------
                                                           $  37,379  $  37,595
                                                           =========  =========

The components of non-current liabilities are:
                                                             1995       1994
                                                           ---------  ---------
   Self-insurance reserves................................ $  27,403  $  25,504
   Postretirement benefit obligation......................    22,583     24,986
   Other..................................................     6,825      8,856
                                                           ---------  ---------
                                                           $  56,811  $  59,346
                                                           =========  =========

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                           (PRE-PRAXAIR ACQUISITION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1995 AND 1994
                                (IN THOUSANDS)


7. COMMITMENTS AND CONTINGENT LIABILITIES:

 Environmental Matters

  A subsidiary of the Company was a minority shareholder from 1934 to 1954 in a company which owned or operated at various times several wood treating facilities at sites in the United States, some of which are currently under investigation, monitoring or remediation under various environmental laws. With respect to some of these sites, the Company has been named a potentially responsible party ("PRP") under CERCLA and similar state laws. Without admitting any liability, the Company has entered into a consent decree with the federal government regarding one of these sites and has had an administrative order issued against it with respect to another. There can be no assurance that the Company will not be required to clean up one or more of these sites pursuant to agency directives or court orders. The Company has been involved in litigation concerning environmental liabilities, which are currently indeterminable, in connection with certain of those sites. The Company denies any liability for each site and believes that the successors to the wood treating business are responsible for the costs of remediation of the sites. Without admitting any liability, the Company has reached settlements for environmental clean-up at most of the sites. In July 1996, a judgment in favor of the Company was entered in the suit Aluminum Company of America v. Beazer East, Inc. v. Chicago Bridge & Iron Company, instituted in January 1991 before the U.S. District Court for the Western District of Pennsylvania. In July 1996, Beazer East, Inc. filed an appeal which is currently pending before the United States Court of Appeals for the Third Circuit. The Company believes that an estimate of the possible loss or range of possible loss relating to such matters cannot be made. Although the Company believes that it is reasonably likely that it will be successful in such appeal and that such settlements and any remaining potential liability will not be material, there can be no assurance that the Company will be successful in upholding the judgment in its favor or that such settlements and any remaining potential liability will not have a materially adverse effect on its business, financial condition or results of operations.

  The Company's facilities have operated for many years and substances which currently are or might be considered hazardous were used and disposed of at some locations, which will or may require the Company to make expenditures for remediation. In addition, the Company has agreed to indemnify parties to whom it has sold facilities for certain environmental liabilities arising from acts occurring before the dates those facilities were transferred. The Company is aware of no manifestation by a potential claimant of an awareness by such claimant of a possible claim or assessment and does not consider it to be probable that a claim will be asserted which claim is reasonably possible to have an unfavorable outcome, in each case, which would be material to the Company with respect to the matters addressed in this paragraph. The Company believes that any potential liability for these matters will not have a materially adverse effect on its business, financial condition or results of operations.

  Along with multiple other parties, a subsidiary of the Company is currently a PRP under CERCLA and analogous state laws at several sites as a generator of wastes disposed of at such sites. While CERCLA imposes joint and several liability on responsible parties, liability for each site is likely to be apportioned among the parties. The Company believes that an estimate of the possible loss or range of possible loss relating to such matters cannot be made. While it is impossible at this time to determine with certainty the outcome of such matters, and although no assurance can be given with respect thereto, based on information currently available to the Company and based on the Company's belief as to the reasonable likelihood of the outcomes of such matters, the Company does not believe that its liability, if any, in connection with these sites, either individually or in the aggregate, will have a material adverse effect on its business, financial condition or results of operations.

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                           (PRE-PRAXAIR ACQUISITION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1995 AND 1994
                                (IN THOUSANDS)


  The Company does not anticipate incurring material capital expenditures for environmental controls or for investigation or remediation of environmental conditions during the current or succeeding fiscal year. Nevertheless, the Company can give no assurance that it, or entities for which it may be responsible, will not incur liability in connection with the investigation and remediation of facilities it currently (or formerly) owns or operates or other locations in a manner that could materially and adversely affect the Company.

 Other Contingencies

  In 1991, CBI Na-Con, Inc. ("CBI Na-Con"), a subsidiary of the Company, installed a catalyst cooler bundle at Fina Oil & Chemical Company's ("Fina") Port Arthur, Texas Refinery. In July 1991, Fina determined that the catalyst cooler bundle was defective and had it replaced. Fina is seeking approximately $20,000 in damages for loss of use of Fina's catalyst cracking unit and the cost of replacement of the catalyst cooler bundle. On June 28, 1993, Fina filed a complaint against CBI Na-Con before the District Court of Harris County, Texas in Fina Oil & Chemical Company v. CBI Na-Con, Inc. et al. The Company denies that it is liable.The Company believes that an estimate of the possible loss or range of possible loss cannot be made. While the Company believes that the claims are without merit and/or the Company has valid defenses to such claims and that it is reasonably likely to prevail in defending against such claims, there can be no assurance that if the Company is finally determined to be liable for all or a portion of any damages payable, that such liability will not have a materially adverse effect on the Company's business, financial condition and results of operations.

  The Company is a defendant in a number of other lawsuits arising in the normal course of its business. The Company believes that an estimate of the possible loss or range of possible loss relating to such matters cannot be made. While it is impossible at this time to determine with certainty the ultimate outcome of these lawsuits, and although no assurance can be given with respect thereto, based on information currently available to the Company and based on the Company's belief as to the reasonable likelihood of the outcomes of such matters, the Company's management believes that adequate provision has been made for probable losses with respect thereto as best as can be determined at this time and that the ultimate outcome, after provisions therefore, will not have a material adverse effect, either individually or in the aggregate, on the Company's business, financial condition and results of operations. The adequacy of reserves applicable to the potential costs of being engaged in litigation and potential liabilities resulting from litigation are reviewed as developments in the litigation warrant.

  The Company is jointly and severally liable for certain liabilities of partnerships and joint ventures. The Company has also given certain performance guarantees, arising from the ordinary course of business for its subsidiaries and unconsolidated affiliates.

  The Company has elected to retain portions of anticipated losses through the use of deductibles and self-insured retentions for its exposures related to third party liability and workers' compensation. Liabilities in excess of these amounts are the responsibilities of an insurance carrier. To the extent the Company self- insures for these exposures, reserves have been provided for based on management's best estimates with input from the Company's legal and insurance advisors. Changes in assumptions, as well as changes in actual experience, could cause these estimates to change in the near term. The Company's management believes that the reasonably possible losses, if any, for these matters, to the extent not otherwise disclosed and net of recorded reserves will not be material to its financial position or its results of operations.

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                           (PRE-PRAXAIR ACQUISITION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1995 AND 1994
                                (IN THOUSANDS)


8. EMPLOYEE BENEFIT PROGRAMS:

 Health and Welfare Programs

  The Company participated in various health and welfare programs for active employees that were sponsored by Industries. These programs include medical, life insurance and disability. The Company reimbursed Industries for its proportionate cost of these programs based on historical experience and relative headcount. The Company recorded expense related to the reimbursement of these costs of approximately $8,585 and $9,048 in the years ended December 31, 1995 and 1994, respectively. The costs were charged to cost of revenues and selling and administrative expenses based on the number of employees in each of these categories. The Company believes its allocation of the proportionate cost is reasonable. Effective January 1, 1997, the Company intends to terminate participation in the Industries-sponsored plans and initiate its own plans.

 Stock Benefit Programs

  The Company participated in an employee stock ownership plan, a restricted stock award plan, employee stock purchase plans and a stock option plan sponsored by Industries. The Company reimbursed Industries for its proportionate cost of these programs based on an estimate of the proportionate costs attributable to its employees. The Company recorded expense related to the reimbursement of these costs of approximately $7,296 and $6,400 in the years ended December 31, 1995 and 1994, respectively. The Company believes its allocation of the proportionate cost was reasonable. As a result of the acquisition of Industries by Praxair, these stock programs were terminated.

 Pension and Defined Contribution Plans

  The Company participates in a defined benefit plan sponsored by Industries (the "CBI Pension Plan"), three defined benefit plans sponsored by the Company's Canadian subsidiary, and makes contributions to union sponsored multi-employer pension plans. The CBI Pension Plan, which is the principal non-contributory tax qualified defined benefit plan, covers most U.S. salaried employees. The Company's Canadian pension plans cover field, hourly, and salaried employees. The Company made contributions of $2,863 and $4,641 in the years ended December 31, 1995 and 1994, respectively, to the union sponsored multi-employer pension plans. Benefits under these defined benefit plans are based on years of service and compensation levels.

  The Company's net pension expense amounted to $2,692, and $3,575 in 1995 and 1994, respectively. The Company reimburses Industries for its proportionate cost of these programs and funds pension costs as required. Separate calculations for the Company of the components of net pension cost and funded status are not available for the U.S. plan. The following tables reflect the components of net pension cost and the funded status of the Industries pension plans, which include the Company and the Company's Canadian pension plans:

                                                1995              1994
                                          -----------------  ----------------
                                             US     CANADA     US     CANADA
                                          --------  -------  -------  -------
Net Pension Cost
Service cost............................. $  4,326  $   291  $ 5,096  $   368
Interest cost............................    6,803    1,218    6,467    1,223
Actual return on assets..................  (15,420)  (1,515)  (1,262)  (1,742)
Net amortization and deferral............    9,523     (239)  (2,961)    (472)
                                          --------  -------  -------  -------
Net defined benefit pension plans
 expense................................. $  5,232  $  (245) $ 7,340  $  (623)
                                          ========  =======  =======  =======
Amount allocated to Company.............. $  2,937  $  (245) $ 4,198  $  (623)
                                          ========  =======  =======  =======

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                           (PRE-PRAXAIR ACQUISITION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1995 AND 1994
                                (IN THOUSANDS)


                                               1995                1994
                                        -------------------  ------------------
                                           US       CANADA      US      CANADA
                                        ---------  --------  --------  --------
Funded Status
Accumulated benefit obligation
 including vested benefits of $85,378
 in 1995 and $68,378 in 1994..........  $ (80,495) $(15,611) $(63,112) $(14,083)
Additional benefits based on projected
 salary levels........................    (24,867)   (2,682)  (19,266)   (3,085)
                                        ---------  --------  --------  --------
Projected benefit obligation..........   (105,362)  (18,293)  (82,378)  (17,168)
Market value of plan assets...........     73,622    23,718    52,012    24,612
                                        ---------  --------  --------  --------
Projected benefit obligation over plan
 assets...............................    (31,740)    5,425   (30,366)    7,444
Unrecognized loss.....................     24,648     3,042    18,511     1,818
Unrecognized net transition asset.....       (545)   (3,622)     (606)   (4,887)
Unrecognized prior service cost.......      4,516       495     4,940       545
Additional minimum liability..........     (3,753)      --     (3,579)      --
                                        ---------  --------  --------  --------
Pension asset/(liability).............  $  (6,874) $  5,340  $(11,100) $  4,920
                                        =========  ========  ========  ========
Amount allocated to Company...........  $  (3,003) $  5,340  $ (3,173) $  4,920
                                        =========  ========  ========  ========

  The principal defined benefit plan assets consist of long-term investments, including equity and fixed income securities and cash. The significant assumptions used in determining pension expense and the related pension obligations were: discount rate of 7.25% and 8.5% in 1995 and 1994, respectively; increase in compensation levels of 4.5% in 1995 and 1994; and long-term rate of return on plan assets of 9.0% in 1995 and 1994.

  The Company is the sponsor for several defined contribution plans which cover salaried and hourly employees for which the Company does not provide matching contributions. The cost of these plans to the Company was insignificant in 1995 and 1994.

  Effective January 1, 1997, the Company adopted a new tax-qualified defined contribution plan ("New 401(k) Plan") for eligible employees. The New 401(k) Plan consists of a voluntary pre-tax salary deferral feature under Sections 401(k) of the Internal Revenue Code, a Company matching contribution, and an additional Company profit-sharing contribution to be determined annually by the Company. The New 401(k) Plan substantially replaces the current Industries-sponsored pension and 401(k) plans.

  Benefit accruals under the CBI Pension Plan for current Company employees were discontinued as of December 31, 1996. The Company's obligation to fund its portion of the accumulated benefit obligation for its participants in excess of plan assets was fixed at $17,270 as of December 31, 1996, as agreed to by the Company and Praxair. This obligation is payable ratably to Praxair over a twelve-year period beginning December 1, 1997 with interest at 7.5%.

  Of the three previously mentioned Canadian plans, one was terminated in December 1994. Since that time, all members who elected to transfer their balance have been paid out, while the remaining members continue to have benefits under the plan. The second plan is in the process of being terminated. Curtailment gains and losses for these plans were insignificant.

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                           (PRE-PRAXAIR ACQUISITION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1995 AND 1994
                                (IN THOUSANDS)


 Postretirement Health Care and Life Insurance Benefits

  The Company participates in a health care and life insurance benefit program sponsored by Industries. This program provides certain separate health care and life insurance benefits for employees retiring under the principal non-contributory defined benefit pension plan of Industries. Retiree health care benefits are provided under an established formula which limits costs based on prior years of service of retired employees. This plan may be changed or terminated by Industries at any time.

  The Company's net cost of providing postretirement benefits was $2,258 and $2,326 in 1995 and 1994, respectively. The Company reimbursed Industries for its proportionate cost of this program. Separate calculations of the components of the net postretirement benefit cost for the Company and the Company's funded status are not available. The following tables reflect the components of the net cost of postretirement benefits and the funded status for the entire Industries plan, which includes the Company:

                                                             1995      1994
                                                           --------  --------
Net Periodic Postretirement Benefit Cost
Service cost.............................................. $    563  $    683
Interest cost.............................................    2,572     2,582
Actual return on assets...................................       46       --
Net amortization and deferral.............................      --        (23)
                                                           --------  --------
Postretirement health care and life insurance benefits
 cost..................................................... $  3,181  $  3,242
                                                           ========  ========
Amount allocated to the Company........................... $  2,258  $  2,326
                                                           ========  ========
                                                             1995      1994
                                                           --------  --------
Net Postretirement Liability
Accumulated postretirement benefit obligation applicable
 to:
Retirees.................................................. $(25,136) $(24,553)
Active employees..........................................  (11,042)  (11,535)
                                                           --------  --------
Projected benefit obligation..............................  (36,178)  (36,088)
                                                           --------  --------
Plan assets...............................................      --        --
Unrecognized (gain)/loss..................................    2,757    (1,272)
Unrecognized prior service costs..........................      530       577
                                                           --------  --------
Postretirement health care and life insurance liability... $(32,891) $(36,783)
                                                           ========  ========
Amount allocated to the Company........................... $(24,069) $(27,367)
                                                           ========  ========

  The significant assumptions used in determining other postretirement benefit expense were: discount rate of 7.25% and 8.5% in 1995 and 1994, respectively; and long-term rate of return on plan assets of 9.0% in 1995 and 1994.

  Effective January 1, 1997, the Company terminated its participation in the program sponsored by Industries. The Company's obligation with respect to existing retirees under the program was fixed at $21,400 as of December 31, 1996, as agreed to by the Company and Praxair. This obligation is payable ratably to Praxair over a twelve-year period beginning December 1, 1997 with interest at 7.5%. The future obligation for the Company's active employees under this program has been assumed by the Company.

                 CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                           (PRE-PRAXAIR ACQUISITION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                           DECEMBER 31, 1995 AND 1994
                                 (IN THOUSANDS)


9. INCOME TAXES:

  The Company's results are included in the consolidated Federal income tax return filed by Industries. The consolidated amount of current and deferred tax expense is allocated among the members of the Industries group using the pro-rata method, which assumes the Company's taxes would be filed as a part of Industries' consolidated return.

  The sources of income/(loss) before income taxes and minority interest are:

                                                               1995     1994
                                                             --------  -------
   U.S. .................................................... $(25,387) $  (395)
   Non-U.S. ................................................   (4,736)  21,271
                                                             --------  -------
                                                             $(30,123) $20,876
                                                             ========  =======

  The provision/(benefit) for income taxes consisted of:

                                                               1995     1994
                                                             --------  -------
   Current income taxes--
     U.S. .................................................. $ (6,678) $  (913)
     Non-U.S. ..............................................    1,586    6,399
                                                             --------  -------
                                                               (5,092)   5,486
                                                             --------  -------
   Deferred income taxes--
     U.S. ..................................................   (1,469)  (1,109)
     Non-U.S. ..............................................   (1,532)  (1,303)
                                                             --------  -------
                                                               (3,001)  (2,412)
                                                             --------  -------
   Total provision/(benefit)................................ $ (8,093) $ 3,074
                                                             ========  =======

  The components of the deferred income tax provision/(benefit) are:

                                                               1995     1994
                                                             --------  -------
   Depreciation expense..................................... $   (586) $(1,225)
   Non-U.S. activity........................................     (619)  (1,966)
   Employee and retiree benefits............................     (255)    (540)
   Special charges..........................................      250    4,069
   Insurance................................................   (2,583)    (909)
   Other, net...............................................      792   (1,841)
                                                             --------  -------
                                                             $ (3,001) $(2,412)
                                                             ========  =======

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                           (PRE-PRAXAIR ACQUISITION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1995 AND 1994
                                (IN THOUSANDS)


  A reconciliation of income taxes at the U.S. statutory rate and the provision/(benefit) for income taxes follows:

                                                              1995     1994
                                                            --------  -------
   Income/(loss) before income taxes and minority
    interest............................................... $(30,123) $20,876
                                                            --------  -------
   Tax provision/(benefit) at U.S. statutory rate.......... $(10,543) $ 7,307
   State income taxes......................................       82      389
   Non-U.S. tax rate differential and losses without tax
    benefit................................................    1,610   (4,933)
   Other, net..............................................      758      311
                                                            --------  -------
   Provision/(benefit) for income taxes.................... $ (8,093) $ 3,074
                                                            ========  =======
     Effective tax rates...................................  (26.9)%    14.7%
                                                            ========  =======

  The principal temporary differences included in non-current deferred income taxes reported on the balance sheets are:

                                                              1995     1994
                                                            --------  -------
   Depreciation expense.................................... $ (8,810) $(9,595)
   Non-U.S. activity.......................................   10,541    8,652
   Employee and retiree benefits...........................    9,384    9,901
   Special charges.........................................    2,781    2,520
   Insurance...............................................   10,654    7,922
   Other, net..............................................    3,855    3,503
                                                            --------  -------
                                                            $ 28,405  $22,903
                                                            ========  =======

  Current deferred tax assets at December 31, 1995 of $7,369 consist of temporary differences resulting from insurance, $4,089; employee and retiree benefits, $2,141; and other items, net $1,139.

  Realization of recognized tax assets is dependent on generating sufficient future taxable income. Although realization is not assured, management believes it is more likely than not that all of the tax assets will be realized on a consolidated Industries basis. The amount of the tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced. The Company has not recorded any additional U.S. deferred income taxes on indefinitely reinvested undistributed earnings of non-U.S. subsidiaries and affiliates at December 31, 1995. If any such undistributed earnings were distributed, foreign tax credits should become available under current law to significantly reduce or eliminate any resulting U.S. income tax liability.

10. OPERATIONS BY GEOGRAPHIC SEGMENT:

  The Company operates in four major geographic business segments: North America; Central and South America; Europe, Africa, the Middle East; and the Asia Pacific Area. No customer accounted for more than 10% of revenues. Export sales, to unrelated customers outside of the United States, were less than 10% of revenues in each period reported. Transfers between geographic areas are not material. Corporate costs were allocated to the segments based on their relative revenues, assets or work force.

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                           (PRE-PRAXAIR ACQUISITION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1995 AND 1994
                                (IN THOUSANDS)


  Revenues, income/(loss) from operations and assets by geographic area are:

                                                              1995      1994
                                                            --------  --------
   Revenues
   North America........................................... $317,698  $416,138
   Central and South America...............................   54,605   118,616
   Europe, Africa, Middle East.............................  110,775   112,973
   Asia Pacific Area.......................................  138,860   115,076
                                                            --------  --------
                                                            $621,938  $762,803
                                                            ========  ========
   Income/(loss) from operations
   North America........................................... $(37,623) $(11,579)
   Central and South America...............................    8,511    11,368
   Europe, Africa, Middle East.............................   (5,527)      856
   Asia Pacific Area.......................................    4,124    18,759
                                                            --------  --------
                                                            $(30,515) $ 19,404
                                                            ========  ========
   Assets
   North America........................................... $190,187  $216,584
   Central and South America...............................   14,997    21,332
   Europe, Africa, Middle East.............................   73,322    63,677
   Asia Pacific Area.......................................   77,619    58,319
                                                            --------  --------
                                                            $356,125  $359,912
                                                            ========  ========

11. SPECIAL CHARGES AND GAIN ON SALE OF ASSETS:

 Special Charges

                                                                   1995   1994
                                                                  ------ -------
   Litigation.................................................... $  --  $16,990
   Restructuring.................................................  5,230     --
                                                                  ------ -------
     Total....................................................... $5,230 $16,990
                                                                  ====== =======

  In the fourth quarter of 1995, the Company recorded a special charge of $5,230 for restructuring costs, including $1,850 in non-cash provisions for the write-down of a facility which has been closed and $3,380 in cash provisions for workforce reductions of $750 and idle facility costs of $2,630. The closed facility has been classified as assets held for sale at December 31, 1995. Workforce reductions consisted of approximately 80 hourly and salaried personnel from a manufacturing facility. Substantially all of the cash portion of the reserves established for these restructuring costs was expended during 1996.

  In 1994, the Company recorded a special charge of $16,990 to recognize expense related to a major litigation settlement against the Company. Approximately $12,500 of the litigation settlement costs were paid in 1994 with the balance of $4,500 payable over 5 years together with 8% interest thereon.

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                           (PRE-PRAXAIR ACQUISITION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1995 AND 1994
                                (IN THOUSANDS)


 Gain on Sale of Asset

                                                                 1995    1994
                                                                ------- -------
   Gain on sale of property, plant and equipment............... $10,030 $ 4,360
   Gain from affiliated entity transactions....................     --    7,000
                                                                ------- -------
     Total..................................................... $10,030 $11,360
                                                                ======= =======

  The gain on the sale of property, plant and equipment recorded in 1995 includes the gain on certain under-utilized facilities sold as a result of the Company's restructuring program.

  In 1994, the Company recognized $7,000 in gains from affiliated entity transactions. These gains primarily represent the gains from the sale of the Company's minority interest in a terminal in which the Company participated in the construction thereof and also the sale of the Company's interest in a fabrication facility.

12. SUBSEQUENT EVENTS:

  In November 1996, Chi Bridge Holdings, Inc. ("Bridge Holdings"), a subsidiary of Praxair, formed its wholly owned subsidiary, Chicago Bridge & Iron Company N.V. (the "Issuer"), a corporation organized under the laws of the Netherlands. In December 1996, the Issuer filed a registration statement with the Securities and Exchange Commission for an initial public offering of a majority of the Issuer's common shares (the "Offering"). Praxair and its affiliates will own the balance of the Issuer's shares. The net proceeds of the Offering will remain with Praxair or its affiliates and the Issuer will not receive any of the proceeds from the sale of its common shares.

  Prior to the consummation of the Offering, Bridge Holdings and certain of its subsidiaries will consummate a reorganization. Pursuant to the reorganization (i) the shares of substantially all of Chicago Bridge & Iron Company's ("Old CBIC") non-U.S. subsidiaries will be transferred by dividend to its parent corporation, Bridge Holdings, and contributed to Chicago Bridge & Iron Company B.V. ("CBICBV") in exchange for newly issued common shares of CBICBV; (ii) the shares of substantially all of Old CBIC's U.S. subsidiaries will be transferred by dividend to Bridge Holdings and contributed to a wholly owned subsidiary of Bridge Holdings ("New CBIC"), which will become a wholly owned subsidiary of the Issuer in the reorganization, in exchange for newly issued common stock of New CBIC; (iii) Bridge Holdings will contribute the shares held by it of each of New CBIC and CBICBV to the Issuer in exchange for additional Common Shares of the Issuer; and (iv) New CBIC will assume any remaining assets and liabilities of Old CBIC. After the reorganization and prior to the consummation of the Common Share Offering, Bridge Holdings will be merged into Praxair such that Praxair will then directly own all of the then outstanding Common Shares of the Issuer. This Reorganization will not affect the carrying amounts of the Company's assets and liabilities, nor result in any distribution of the Company's cash or other assets to Praxair.

 Impact of Operating as a Stand-Alone Entity

  The accompanying financial statements reflect the Company's costs of doing business, including expenses incurred by Industries on the Company's behalf in accordance with SEC Staff Accounting Bulletin No. 55. However, the Company estimates it would have incurred increased expenses as a stand-

                CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                           (PRE-PRAXAIR ACQUISITION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1995 AND 1994
                                (IN THOUSANDS)

alone company as well as other incremental public company expenses. These additional costs would have increased pretax loss by approximately $1,900 for the year ended December 31, 1995.

13. QUARTERLY OPERATING RESULTS:

  As discussed in the Notes to Consolidated Financial Statements for the two years ended December 31, 1995, the Company recorded special charges in 1995 and 1994 for a major litigation settlement and restructuring expenses. The fourth quarter of 1995 was negatively impacted by approximately $15,000 for significant losses on a few contracts and approximately $8,000 of underabsorbed overhead costs.

  The following table sets forth selected unaudited consolidated statement of income information for the Company on a quarterly basis for the years ended December 31, 1995 and 1994:

                                                  THREE MONTHS ENDED 1995
                                            -------------------------------------
                                            MARCH 31 JUNE 30   SEPT 30    DEC 31
                                            -------- --------  --------  --------
   Revenues................................ $160,584 $156,385  $147,342  $157,627
   Gross profit............................   10,338    9,019     4,451   (16,100)
   Special charges...........................      0        0         0    (5,230)
   Income (loss) from operations...........    1,223      (32)   (2,966)  (28,740)
   Net income (loss).......................    1,164    2,022    (5,263)  (23,529)
                                                  THREE MONTHS ENDED 1994
                                            -------------------------------------
                                            MARCH 31 JUNE 30   SEPT 30    DEC 31
                                            -------- --------  --------  --------
   Revenues................................ $161,151 $190,942  $192,821  $217,889
   Gross profit............................   19,721   18,505    12,070    20,241
   Special charges.........................        0        0   (16,990)        0
   Income (loss) from operations...........   10,780    9,624   (14,898)   13,898
   Net income (loss).......................    7,286    6,677   (10,713)   13,193

                       CHICAGO BRIDGE & IRON COMPANY N.V.

                                     INDEX

                                                                            PAGE
                                                                            ----
Report of Independent Public Accountants................................... F-43
Balance Sheet as of December 31, 1996...................................... F-44
Notes to Balance Sheet..................................................... F-45

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder of Chicago Bridge & Iron Company N.V.:

  We have audited the accompanying balance sheet of Chicago Bridge & Iron Company N.V. (a Netherlands corporation) as of December 31, 1996. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

  We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Chicago Bridge & Iron Company N.V. as of December 31, 1996, in conformity with accounting principles generally accepted in the United States.

                                          Arthur Andersen LLP

Chicago, Illinois
February 7, 1997

                       CHICAGO BRIDGE & IRON COMPANY N.V.

                                 BALANCE SHEET

                            AS OF DECEMBER 31, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                   ASSETS
Cash........................................................................ $59
                                                                             ---
  Total Assets.............................................................. $59
                                                                             ===
                     LIABILITIES & SHAREHOLDER'S EQUITY
SHAREHOLDER'S EQUITY:
Common Stock (NLG .01 par value, 50,000,000 shares authorized;
 10,000,000 issued and outstanding)......................................... $59
                                                                             ---
  Total Shareholder's Equity................................................ $59
                                                                             ===



       The accompanying notes are an integral part of this balance sheet.

                      CHICAGO BRIDGE & IRON COMPANY N.V.

                            NOTES TO BALANCE SHEET

                               DECEMBER 31, 1996
                                (IN THOUSANDS)

1. ORGANIZATION:

  In November 1996, Chi Bridge Holdings, Inc. ("Bridge Holdings"), a subsidiary of Praxair, Inc., formed its wholly owned subsidiary Chicago Bridge & Iron Company N.V. (the "Issuer"), a corporation organized under the laws of the Netherlands. The original $59 investment in exchange for common stock and additional paid-in capital is the Company's only transaction for the year ended December 31, 1996, and as such, no income or cash flow statements are presented for the period.

2. SIGNIFICANT ACCOUNTING POLICIES:

  The Issuer employs accounting policies that are in accordance with generally accepted accounting principles in the United States. The functional currency for the Issuer is the U.S. dollar. The translation from Dutch Guilders ("NLG") to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date.

3. SUBSEQUENT EVENTS:

  In December 1996, the Issuer filed a registration statement with the Securities and Exchange Commission for an initial public offering of a majority of the Issuer's common shares (the "Offering"). Praxair and its affiliates will own the balance of the Issuer's shares. The net proceeds of the Offering will remain with Praxair or its affiliates and the Issuer will not receive any of the proceeds from the sale of its common shares.

  Prior to the consummation of the Offering, Bridge Holdings and certain of its subsidiaries will consummate a reorganization. Pursuant to the reorganization (i) the shares of substantially all of Chicago Bridge & Iron Company's ("Old CBIC") non-U.S. subsidiaries will be transferred by dividend to its parent corporation, Bridge Holdings, and contributed to Chicago Bridge & Iron Company B.V. ("CBICBV") in exchange for newly issued common shares of CBICBV; (ii) the shares of substantially all of Old CBIC's U.S. subsidiaries will be transferred by dividend to Bridge Holdings and contributed to a wholly owned subsidiary of Bridge Holdings ("New CBIC"), which will become a wholly owned subsidiary of the Issuer in the reorganization, in exchange for newly issued common stock of New CBIC; (iii) Bridge Holdings will contribute the shares held by it of each of New CBIC and CBICBV to the Issuer in exchange for additional Common Shares of the Issuer; and (iv) New CBIC will assume any remaining assets and liabilities of Old CBIC. After the reorganization and prior to the consummation of the Common Share Offering, Bridge Holdings will be merged into Praxair such that Praxair will then directly own all of the then outstanding Common Shares of the Issuer.

-------------------------------------------------------------------------------
  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON
AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDER OR ANY UN-DERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICI-TATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURIS-DICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURIS-DICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  12
The Company..............................................................  21
Dividend Policy..........................................................  22
Dilution.................................................................  23
Use of Proceeds..........................................................  23
Capitalization...........................................................  24
Selected Consolidated Financial and Other Data...........................  25
Unaudited Pro Forma Consolidated Income Statement........................  28
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  30
Business.................................................................  36
Certain Transactions; Relationship With Praxair..........................  52
Principal and Selling Shareholders.......................................  55
Management...............................................................  57
Description of New Revolving Credit Facility.............................  68
Description of Share Capital.............................................  69
Share Certificates and Transfer..........................................  74
Taxation.................................................................  77
Shares Eligible for Future Sale..........................................  81
Underwriting.............................................................  83
Notice to Canadian Residents.............................................  86
Legal Matters............................................................  87
Experts..................................................................  87
Available Information....................................................  87
Service of Process and Enforcement of
 Civil Liabilities.......................................................  88
Index to Financial Statements............................................ F-1

                                 ------------

  UNTIL         , (25 DAYS AFTER THE COMMENCEMENT OF THE COMMON SHARE OFFER-
ING) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PRO-SPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PRO-SPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOT-MENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                [COMPANY LOGO]


                      CHICAGO BRIDGE & IRON COMPANY N.V.

                           10,500,000 Common Shares

                             (NLG 0.01 par value)



                                  PROSPECTUS


                          CREDIT SUISSE FIRST BOSTON
                             GOLDMAN, SACHS & CO.
                               SMITH BARNEY INC.
                                UBS SECURITIES


-------------------------------------------------------------------------------

                 [ALTERNATE INTERNATIONAL PROSPECTUS PAGE]
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

                SUBJECT TO COMPLETION, DATED MARCH 20, 1997

                               10,500,000 Shares
LOGO                   CHICAGO BRIDGE & IRON COMPANY N.V.
                   (A company incorporated in The Netherlands
                     with its registered seat in Amsterdam)

                                 Common Shares
                              (NLG 0.01 par value)

                                   --------

All of the Common Shares, NLG 0.01  par value (the "Common Shares"), of Chicago
 Bridge & Iron Company N.V. (the "Issuer") offered hereby are being sold by Praxair, Inc. (the "Selling Shareholder"). The Issuer will not receive any of the proceeds from the sale of shares offered hereby. Of the 10,500,000 Common Shares being offered, 2,100,000 shares are initially being offered outside the United States and  Canada (the "International Shares") by  the
   Managers  (the   "International  Offering")  and  8,400,000   shares  are
    initially being concurrently offered in the United States and Canada (the "U.S. Shares") by the U.S. Underwriters (the "U.S. Offering" and,
     together  with   the  International   Offering,  the   "Common   Share
     Offering").  Prior to  the Common  Share Offering,  the Issuer  was a
      wholly owned subsidiary of Praxair, Inc. Upon completion of the Common Share Offering, the Issuer will no longer be a subsidiary
       of  Praxair,  Inc.,  and  Praxair,  Inc.  will  continue  to   own
       approximately 8%  (and, if the Underwriters  exercise their over-
        allotment option in full, none) of the then outstanding Common Shares. The offering price and underwriting discounts and
         commissions  of  the  International  Offering  and  the   U.S.
         Offering are identical.

   Prior to  the offering, there  has been no  public market for  the Common
      Shares. It  is anticipated that  the initial public  offering price will  be  between $20  and  $23  per share.  For  information relating to the factors considered in determining the
                initial  offering  price  to  the  public,  see
                "Subscription and Sale."

 The Issuer  has applied  to  list the  Common Shares  in  bearer form  on  the
  Official  Market  of   the  AEX-Effectenbeurs  nv   (the  "Amsterdam   Stock
   Exchange") under the symbol  "CBI". The Common  Shares have been  approved for listing on the New York Stock Exchange under the symbol "CBI," subject to notice of issuance. See "Share Certificates and Transfer."

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN  CONNECTION
    WITH AN INVESTMENT IN  THE COMMON SHARES,  SEE "RISK FACTORS"  BEGINNING
      ON PAGE 12.

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                    UNDERWRITING   PROCEEDS TO
                                           PRICE TO DISCOUNTS AND    SELLING
                                            PUBLIC   COMMISSIONS  SHAREHOLDER(1)
                                           -------- ------------- --------------
Per Share(2)..............................   $           $             $
Total(3)..................................  $          $              $

(1) Before deduction of expenses payable by the Issuer and the Selling
    Shareholder estimated at $2,000,000 and $         , respectively.
(2) The price per Common Share in Dutch guilders will be the Dutch guilder equivalent of the U.S. dollar price per Common Share based on the noon buying rate in New York City for cable transfers into Dutch guilders as certified for customs purposes by the Federal Reserve Bank of New York on the pricing date.
(3) The Selling Shareholder has granted the Managers and the U.S. Underwriters an option, exercisable by Credit Suisse First Boston Corporation for 30 days from the date of this Prospectus, to purchase a maximum of 1,000,000 additional shares to cover over-allotment of shares. If such option is
    exercised in full, the total Price to Public will be $   , Underwriting
    Discounts and Commissions will be $    and Proceeds to Selling Shareholder
    will be $   .

  The International Shares are offered by the several Managers when, as and if delivered to and accepted by the Managers and subject to their right to reject orders in whole or in part. It is expected that the International Shares will
be ready for delivery on or about     , 1997, against payment in immediately
available funds in U.S. dollars through the book-entry facilities of The Depository Trust Company and against payment therefor in immediately available funds in Dutch guilders through NECIGEF, Euroclear and Cedel.

CREDIT SUISSE FIRST BOSTON
               GOLDMAN SACHS INTERNATIONAL
                               SMITH BARNEY INC.
                                                                     UBS LIMITED

ABN AMRO ROTHSCHILD              CAZENOVE & CO.       CREDIT LYONNAIS SECURITIES

DEUTSCHE MORGAN GRENFELL    HSBC INVESTMENT BANKING             SOCIETE GENERALE

                         Prospectus dated      , 1997.

                [ALTERNATE INTERNATIONAL PROSPECTUS PAGE]


                               [photos to come]



                               ---------------
  The Issuer, having made all reasonable inquiries, confirms that this Prospectus contains all information with regard to the Issuer and the Common Shares which is material in the context of the offer of the Common Shares, that the information contained in this Prospectus is true and accurate in all material respects and is not misleading, that the opinions and intentions expressed herein are honestly held and that there are no facts the omission of which would make misleading in any material respect any statement herein whether of fact or opinion. The Issuer accepts responsibility accordingly.

  No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholder or any Manager. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy and of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

  CREDIT SUISSE FIRST BOSTON CORPORATION ON BEHALF OF THE U.S. UNDERWRITERS AND THE MANAGERS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUBSCRIPTION AND SALE."

                 [ALTERNATE INTERNATIONAL PROSPECTUS PAGE]
                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
                          Principal and Selling Shareholders....  55
                          Management............................  57
                          Description of New Revolving Credit
                           Facility.............................  68
                          Description of Share Capital..........  69
                          Share Certificates and Transfer.......  74
                          Taxation..............................  77
                          Shares Eligible for Future Sale.......  81
                          Subscription and Sale.................  83
                          Notice to Canadian Residents..........  86
                          Legal Matters.........................  87
                          Experts...............................  87
                          Available Information.................  87
                          Service of Process and Enforcement of
                           Civil Liabilities....................  88
                          Index to Financial Statements......... F-1

                                         PAGE
                                         ----
Prospectus Summary.....................    3
Risk Factors...........................   12
The Company............................   21
Dividend Policy........................   22
Dilution...............................   23
Use of Proceeds........................   23
Capitalization.........................   24
Selected Consolidated Financial and
 Other Data............................   25
Unaudited Pro Forma Consolidated Income
 Statement.............................   28
Management's Discussion and Analysis of
 FinancialCondition and Results of
 Operations............................   30
Business...............................   36
Certain Transactions; Relationship with
 Praxair...............................   52

                                ---------------

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references to the "Issuer" herein refer to Chicago Bridge & Iron Company N.V., a corporation organized under the laws of The Netherlands, all references to the "Company" or "CB&I" herein refer to the Issuer, together with its predecessors and subsidiaries, in each case after giving effect to the Reorganization (as defined below), all references to "Praxair" herein refer to Praxair, Inc. and its subsidiaries and all references to the "Selling Shareholder" herein refer to Praxair, Inc. In this Prospectus, references to "guilders" and "NLG" are to Dutch guilders, and references to "dollars," "U.S. $" and "$" are to United States dollars. Unless otherwise indicated, all data in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

  CB&I is a global engineering and construction company specializing in the engineering and design, materials procurement, fabrication, erection, repair and modification of steel tanks and other steel plate structures and associated systems such as petroleum terminals, refinery pressure vessels, low temperature and cryogenic storage facilities and elevated water storage tanks. Based on its knowledge of and experience in its industry, the Company believes it is the leading provider of field erected steel tanks and other steel plate structures, associated systems and related services in North America and one of the leading providers of these specialized products and services in the world. CB&I seeks to maintain its leading industry position by focusing on its technological expertise in design, metallurgy and welding, along with its ability to complete logistically and technically complex metal plate projects virtually anywhere in the world. CB&I has been continuously engaged in the engineering and construction industry since its founding in 1889. In 1996, the Company was involved in over 500 projects for over 250 customers in 34 countries.

  In 1996, the Company generated revenues of $663.7 million, and its project backlog as of December 31, 1996 was $485.7 million. The Company's operating income improved to $31.3 million in 1996 from a loss of $30.5 million in 1995. CB&I primarily serves customers in the petroleum, petrochemical, chemical, electric and gas utility, pulp and paper, and metals and mining industries, both directly and through other companies which service these customers. Approximately 60% of the Company's revenues during 1996 were attributable to petroleum and petrochemical industry-related projects. The Company operates on a global basis and has the supporting infrastructure to compete in key geographic markets worldwide. In 1996, CB&I derived approximately one-half of its revenues from operations outside of the United States. Demand for the Company's products and services depends primarily on its clients' capital expenditures for construction. The Company seeks to benefit from recently higher levels of current and projected capital expenditures by its primary customer base in the petroleum and petrochemical industries, which it believes have resulted from increases in worldwide crude oil prices during 1996.

                 [ALTERNATE INTERNATIONAL PROSPECTUS PAGE]

                              RECENT DEVELOPMENTS

  In the first quarter of 1996, Praxair acquired CBI Industries, Inc. ("Industries"), then the parent company of CB&I, for the purpose of owning its industrial gas operations. At that time, Praxair announced its intention to divest those businesses of Industries which were not strategic to Praxair, including the Company. Praxair undertook to strategically reposition the Company and, as part of this process, a new management team was assembled for the Company, headed by Gerald M. Glenn as President and Chief Executive Officer. Mr. Glenn has over 30 years of combined experience with Fluor Corporation, the world's largest publicly-owned engineering and construction company, and Daniel International Corporation, and from 1986 to 1994 served as Group President of Fluor Corporation's principal operating subsidiary, Fluor Daniel, Inc. The new management team has focused its efforts on (i) redirecting and accelerating a restructuring program designed to increase the Company's base profitability; (ii) implementing a new compensation program linking management incentives to improvements in shareholder value; and
(iii) developing a business strategy to enhance CB&I's future growth and profitability.

                             RESTRUCTURING PROGRAM

  The comprehensive restructuring program (the "Restructuring Program") currently being implemented by the Company's new management has achieved estimated cost savings of approximately $10 million in 1996, and is expected to result in estimated annual cost savings of approximately $21 million in 1997 and approximately $23 million in 1998, relative to the Company's 1995 cost base. The benefits of the Restructuring Program have been an integral component in the Company's recent improvement in operating income.

  The Restructuring Program is based on initiatives begun in 1994, and was significantly refocused and accelerated in 1996 following the appointment of the new management team. The program is expected to be fully implemented by the end of 1997. The Restructuring Program initially focused on consolidating the Company's organizational structure from six separate, decentralized business units into a single global business operation. On-going enhancements in connection with such consolidation include centralization of procurement, equipment and personnel mobilization, and certain financial functions, as well as streamlining and consolidating administrative and engineering support. As part of the program, seven fabrication plants or warehouses have been closed and three administrative office sites have been downsized or relocated, including the headquarters of the Company's United States operations. The Company also has targeted a reduction of approximately 160 salaried positions, of which approximately 147 had been eliminated as of December 31, 1996.

                              COMPENSATION PROGRAM

  In order to more closely align the interests of the Company's management and employees with those of its shareholders, CB&I is redesigning its compensation program to include long-term, equity-based incentives. In addition, Praxair and the Company have agreed to compensate approximately 40 to 60 officers and key management employees of the Company for their services in connection with the further development and implementation of the Restructuring Program and the Company's initial public offering. As a result, on or immediately before the consummation of the Common Share Offering, the Company will adopt the CB&I Management Defined Contribution Plan (the "Management Plan") and upon consummation of the Common Share Offering, contribute to the Management Plan approximately 1,017,552 Common Shares (assuming an initial public offering price of $21.50 per share) (the "Management Plan Shares"), representing approximately 8% of the total number of Common Shares outstanding upon consummation of the Common Share Offering. The Management Plan Shares will vest three years (and with respect to one participant, two years) after the date of the Common Share Offering.

                [ALTERNATE INTERNATIONAL PROSPECTUS PAGE]
                             SUBSCRIPTION AND SALE

  The institutions named below (the "Managers") have, pursuant to a
Subscription Agreement dated     , 1997 (the "Subscription Agreement"),
severally and not jointly, agreed to purchase from the Selling Shareholder the following respective numbers of International Shares as set forth opposite their names:

                                                                 NUMBER OF
           MANAGER                                          INTERNATIONAL SHARES
           -------                                          --------------------
   Credit Suisse First Boston (Europe) Limited.............
   Goldman Sachs International.............................
   Smith Barney Inc........................................
   UBS Limited.............................................
   ABN AMRO Rothschild.....................................
   Cazenove & Co. .........................................
   Credit Lyonnais Securities..............................
   Deutsche Morgan Grenfell................................
   HSBC Investment Banking.................................
   Societe Generale........................................
                                                                 ---------
     Total.................................................      2,100,000
                                                                 =========

  The Subscription Agreement provides that the obligations of the Managers are such that, subject to certain conditions precedent, the Managers will be obligated to purchase all the International Shares (other than those shares covered by the over-allotment option described below) if any are purchased. The Subscription Agreement provides that, in the event of a default by a Manager, in certain circumstances the purchase commitments of non-defaulting Managers may be increased or the Subscription Agreement may be terminated.

  The Issuer and the Selling Shareholder have entered into an Underwriting Agreement with the U.S. Underwriters of the U.S. Offering (the "U.S. Underwriters") providing for the concurrent offer and sale of the U.S. Shares in the United States and Canada. The closing of the U.S. Offering is a condition to the closing of the International Offering and vice versa.

  The Selling Shareholder has granted to the Managers and the U.S. Underwriters an option, exercisable by Credit Suisse First Boston Corporation, the representative of the U.S. Underwriters, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 1,000,000 additional shares at the initial public offering price, less the underwriting discounts and commission, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments, if any, in the sale of the Common Shares offered hereby. To the extent that this option to purchase is exercised, each Manager and each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares being sold to the Managers and the U.S. Underwriters as the number of International Shares set forth next to such Manager's name in the preceding table and as the number set forth next to such U.S. Underwriter's name in the corresponding table in the Prospectus relating to the U.S. Offering bears to the sum of the total number of Common Shares in such tables.

  The Company and the Selling Shareholder have been advised by Credit Suisse First Boston (Europe) Limited, on behalf of the Managers, that the Managers propose to offer the International Shares outside the United States and Canada to the public initially at the offering price set forth on the cover page of this Prospectus and, through the Managers, to certain dealers at such price
less a commission of $    per share and that the Managers and such dealers may
reallow a commission of $    per share on sales to certain other dealers.
After the initial public offering, the public offering price and commission and reallowance may be changed by the Managers.

                [ALTERNATE INTERNATIONAL PROSPECTUS PAGE]

  The offering price and the aggregate underwriting discounts and commissions per share and per share commission and discount to dealers for the International Offering and the concurrent U.S. Offering will be identical except that, in accordance with customary practice with respect to initial public offerings on the Amsterdam Stock Exchange, institutions admitted to the AEX-Effectenbeurs N.V. who are not Managers may, in the International
Offering, be allowed a concession not in excess of NLG     per share. Pursuant
to an Agreement between the U.S. Underwriters and Managers (the "Intersyndicate Agreement") relating to the Common Share Offerings, changes in the offering price, commission and reallowance to dealers will be made only upon the mutual agreement of Credit Suisse First Boston (Europe) Limited, on behalf of the Managers, and Credit Suisse First Boston Corporation, as representative of the U.S. Underwriters.

  Pursuant to the Intersyndicate Agreement, each of the Managers has agreed that, as part of the distribution of the International Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any Common Shares or distribute any prospectus relating to the Common Shares to any person in the United States or Canada or to any other dealer who does not so agree. Each of the U.S. Underwriters has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, it has not offered or sold and may not offer or sell, directly or indirectly, any Common Shares or distribute any prospectus relating to the Common Shares to any person outside the United States and Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the Managers and the U.S. Underwriters pursuant to the Intersyndicate Agreement. As used herein, "United States" means the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction, "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) any individual resident in the United States or Canada or (ii) any corporation, partnership, pension, profit-sharing or other trust or other entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with the purchase is located in the United States or Canada.

  Pursuant to the Intersyndicate Agreement, sales may be made between the Managers and the U.S. Underwriters of such number of Common Shares as may be mutually agreed upon. The price of any shares so sold will be the public offering price less such amount agreed upon by Credit Suisse First Boston (Europe) Limited, on behalf of the Managers, and Credit Suisse First Boston Corporation, as representative of the U.S. Underwriters, but not exceeding the selling concession applicable to such shares. To the extent there are sales between the Managers and the U.S. Underwriters pursuant to the Intersyndicate Agreement, the number of shares of Common Shares initially available for sale by the Managers or by the U.S. Underwriters may be more or less than the amount appearing on the cover page of this Prospectus. Neither the Managers nor the U.S. Underwriters are obligated to purchase from the other any unsold Common Shares.

  Each of the Managers and the U.S. Underwriters severally represents and agrees that (i) it has not offered or sold, and prior to the date six months after the date of issue of the Common Shares will not offer or sell any Common Shares to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the Common Shares in, form or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue and pass on in the United Kingdom any document received by it in connection with the issue of the Common Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

                [ALTERNATE INTERNATIONAL PROSPECTUS PAGE]

  The Company, its officers and directors, the Selling Shareholder and certain other shareholders have agreed (subject to certain exceptions) that they will not offer, sell, contract to sell, announce an intention to sell, pledge or otherwise dispose of, directly or indirectly, or file or cause to be filed with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any Common Shares or securities or other rights convertible into or exchangeable or exercisable for Common Shares, without the prior written consent of Credit Suisse First Boston Corporation, for a period of 180 days after the date of this Prospectus.

  The Company and the Selling Shareholder have agreed to indemnify the Managers and the U.S. Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the Managers and the U.S. Underwriters may be required to make in respect thereof.

  At the request of the Company, the Managers and the U.S. Underwriters have reserved up to 525,000 Common Shares for sale at the initial offering price to certain directors, officers and employees (current and former) of the Company and its subsidiaries. The number of Common Shares available to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares that are not so purchased by such persons at the closing of the Common Share Offerings will be offered by the Managers and the U.S. Underwriters to the general public on the same terms as the other shares offered by this Prospectus.

  The Managers and the Representatives of the U.S. Underwriters have informed the Company and the Selling Shareholder that they do not expect discretionary sales by the Managers and the U.S. Underwriters to exceed 5% of the Common Shares offered hereby.

  The Issuer has applied to list the Common Shares in bearer form on the Official Market of the Amsterdam Stock Exchange. The Common Shares have been approved for listing on the New York Stock Exchange, subject to notice of issuance.

  Prior to the Common Share Offering, there has been no public market for the Common Shares. The initial public offering price for the Common Shares will be determined by negotiations among the Company, the Selling Shareholder and the Representatives. In determining such price, consideration will be given to various factors, including market conditions for initial public offerings, the history of and prospects for the Company's business, the Company's past and present operations, its past and present earnings and current financial position, an assessment of the Company's management, the market of securities of companies in businesses similar to those of the Company, the general condition of the securities markets and other relevant factors. There can be no assurance that the initial public offering price will correspond to the price at which the Common Shares will trade in the public market subsequent to the Common Share Offering or that an active trading market for the Common Shares will develop and continue after the Common Share Offering.

  Credit Suisse First Boston Corporation on behalf of the U.S. Underwriters and the Managers, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Shares in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the Common Shares originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Shares to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The New York Stock Exchange, the Amsterdam Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

  Certain of the Managers and the U.S. Underwriters have from time to time performed, and continue to perform, financial advisory, investment banking and commercial banking services for the Company or Praxair, for which customary compensation has been received.

                [ALTERNATE INTERNATIONAL PROSPECTUS PAGE]
                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder of Chicago Bridge & Iron Company N.V.:

  We have audited the accompanying balance sheet of Chicago Bridge & Iron Company N.V. (a Netherlands corporation) as of December 31, 1996. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

  We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Chicago Bridge & Iron Company N.V. as of December 31, 1996, in conformity with accounting principles generally accepted in the United States.

                                          Arthur Andersen & Co.

Amsterdam, The Netherlands
February 7, 1997

                 [ALTERNATE INTERNATIONAL PROSPECTUS PAGE]




                                 [LOGO] CB&I

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   SEC registration fee............................................. $   80,152
   NASD filing fee..................................................     26,950
   New York Stock Exchange listing fees.............................    120,000
   Amsterdam Stock Exchange listing fees and expenses...............    125,000
   Printing and engraving expenses..................................    300,000
   Legal fees and expenses..........................................    975,000
   Accounting fees and expenses.....................................    550,000
   Transfer agents fees and expenses................................     20,000
   Blue Sky fees and expenses (including counsel fees)..............     12,500
   Directors' and officers' IPO insurance premium...................    350,350
   Miscellaneous....................................................    390,048
                                                                     ----------
     Total.......................................................... $2,950,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Chicago Bridge & Iron Company N.V. (the "Issuer") is a Netherlands corporation.

  The Articles of Association of the Issuer, as amended, provide for indemnification of directors and officers to the fullest extent permitted by the law of The Netherlands.

  The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement will contain certain provisions for indemnification of directors and officers of the Company and the Underwriters against civil liabilities under the Securities Act.

  The Issuer intends to enter into indemnification agreements with certain of its directors providing for indemnification to the fullest extent permitted by the law of The Netherlands. These agreements provide for specific procedures to better assure the directors' rights to indemnification, including procedures for directors to submit claims, for determination of directors' entitlement to indemnification (including the allocation of the burden of proof and selection of a reviewing party), and for enforcement of directors' indemnification rights. The Company will also obtain officers' and directors' liability insurance in amounts that it believes are reasonable under the circumstances.

  Article 25 of the Articles of Association of the registrant also provides that, to the fullest extent permitted by the law of The Netherlands, directors of the Issuer will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit or (iv) for personal liability which is imposed by the law of The Netherlands, as from time to time amended.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Since its inception on November 22, 1996, the Issuer has made the following sales of unregistered securities:

    On November 22, 1996, upon its formation, the Issuer issued 10,000,000 Common Shares to Chi Bridge Holdings, Inc. in exchange for a capital contribution of NLG 100,000 (approximately $59,150, calculated on the basis of the exchange rate published in The Wall Street Journal on November 22,
  1996).

    In March 1997, the Issuer issued 1,500,000 Common Shares to Chi Bridge Holdings, Inc. in exchange for a capital contribution of shares of capital stock of certain subsidiaries of Chi Bridge Holdings, Inc. and certain other assets.

  All of the securities described above were issued without registration under the Securities Act of 1933, as amended, in reliance upon the exemption provided by Section 4(2) of that Act. No underwriting commissions were paid in connection with such issuance.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following Exhibits are numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K.

    1.    Form of Underwriting Agreement.
    3.    Amended Articles of Association of the Issuer (English translation).
    4.1   Specimen Stock Certificate.
    5. Form of Opinion of Loeff Claeys Verbeke as to the validity of the Common Shares being offered, including consent.
    8.1 Form of Opinion of Cahill Gordon & Reindel as to certain U.S. tax matters relative to the Common Shares, including consent.
    8.2 Form of Opinion of Loeff Claeys Verbeke as to certain Netherlands tax matters relative to the Common Shares, including consent.
   10.1 Form of Indemnification Agreement between the Issuer and its supervisory and managing directors.
   10.2   The Company's Employee Stock Purchase Plan.
   10.3   The Company's Bonus Plan.
   10.4   The Company's Incentive Plan.
   10.5   The Company's Deferred Compensation Plan.
   10.6   The Company's Management Plan.
   10.7   The Company's Excess Benefit Plan.
   10.8   Form of The Company's Supplemental Executive Death Benefits Plan.
   10.9   Employment Agreements including Special Stock-Based, Long-Term
          Compensation Related to the Common Share Offering between the Company and certain executive officers.
   10.10 Form of Termination Agreements between the Company and certain executive officers.
   10.11  Separation Agreement.
   10.12  Form of Amended and Restated Tax Disaffiliation Agreement.
   10.13  Employee Benefits Separation Agreement.
   10.14  Registration Rights Agreement.
   10.15  Note of the Company regarding a debt owed to Praxair, Inc.
   10.16  Conforming Agreement.
   10.17  New Revolving Credit Facility.
   21.    List of subsidiaries of the Issuer.+
   23.1.1 Consent of U.S. Independent Public Accountants.
   23.1.2 Consent of Netherlands Independent Public Accountants.
   23.2 Consents of Loeff Claeys Verbeke+ (certain consents included as part of Exhibits 5 and 8.2).
   23.3   Consent of Cahill Gordon & Reindel (included as part of Exhibit 8.1).

   23.4  Consent of Director Nominee Gerald M. Glenn.+
   23.5  Consent of Director Nominee John A. Clerico.+
   23.6  Consent of Director Nominee Robert F.X. Fusaro.+
   23.7  Consent of Director Nominee J. Dennis Bonney.+
   23.8  Consent of Director Nominee Gary L. Neale.+
   23.9  Consent of Director Nominee Vincent L. Kontny.+
   23.10 Consent of Director Nominee J. Charles Jennett.+
   23.11 Consent of Director Nominee Marsha Williams.+
   23.12 Consent of Director Nominee L. Donald Simpson.+
   23.13 Consent of Director Nominee Jerry H. Ballengee.
   24.   Powers of Attorney.+
   27.   Schedule of Summary Financial Information.+

  --------
  * To be filed by amendment.
  + Previously filed.

  (b) Financial Statement Schedules

  Schedules are omitted because of the absence of conditions under which they are required or because the required information is given in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    1. To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Issuer pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than payment by the Issuer of expenses incurred or paid by a director, officer or controlling person of the Issuer in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    3. That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    4. That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    5. The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DANBURY, STATE OF CONNECTICUT, ON MARCH 20, 1997.

                                          CHICAGO BRIDGE & IRON COMPANY N.V.

                                                /s/ James S. Sawyer
                                          By: _________________________________

                                                  JAMES S. SAWYER
                                                   MANAGING DIRECTOR

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

                    SIGNATURE                           TITLE            DATE
                    ---------                           -----            ----
                       *                          Managing Director March 20, 1997
------------------------------------------------
               ROBERT F.X. FUSARO
            /s/ James S. Sawyer                   Managing Director March 20, 1997
------------------------------------------------
                JAMES S. SAWYER
         /s/ James S. Sawyer
*By: _____________________________________
            JAMES S. SAWYER
            ATTORNEY-IN-FACT
Registrant's Agent for
Service in the United States
            /s/ Robert H. Wolfe                                     March 20, 1997
------------------------------------------------
                ROBERT H. WOLFE

                                 EXHIBIT INDEX

  1.    Form of Underwriting Agreement.
  3.    Amended Articles of Association of the Issuer (English translation).
  4.1   Specimen Stock Certificate.
  5. Form of Opinion of Loeff Claeys Verbeke as to the validity of the Common Shares being offered, including consent.
  8.1 Form of Opinion of Cahill Gordon & Reindel as to certain U.S. tax matters relative to the Common Shares, including consent.
  8.2 Form of Opinion of Loeff Claeys Verbeke as to certain Netherlands tax matters relative to the Common Shares, including consent.
 10.1 Form of Indemnification Agreement between the Issuer and its supervisory and managing directors.
 10.2   The Company's Employee Stock Purchase Plan.
 10.3   The Company's Bonus Plan.
 10.4   The Company's Incentive Plan.
 10.5   The Company's Deferred Compensation Plan.
 10.6   The Company's Management Plan.
 10.7   The Company's Excess Benefit Plan.
 10.8   Form of The Company's Supplemental Executive Death Benefits Plan.
 10.9   Employment Agreements including Special Stock-Based, Long-Term
        Compensation Related to the Common Share Offering between the Company and certain executive officers.
 10.10 Form of Termination Agreements between the Company and certain executive officers.
 10.11  Separation Agreement.
 10.12  Form of Amended and Restated Tax Disaffiliation Agreement.
 10.13  Employee Benefits Separation Agreement.
 10.14  Registration Rights Agreement.
 10.15  Note of the Company regarding a debt owed to Praxair, Inc.
 10.16  Conforming Agreement.
 10.17  New Revolving Credit Facility.
 21.    List of subsidiaries of the Issuer.+
 23.1.1 Consent of U.S. Independent Public Accountants.
 23.1.2 Consent of Netherlands Independent Public Accountants.
 23.2 Consents of Loeff Claeys Verbeke+ (certain consents included as part of Exhibits 5 and 8.2).
 23.3   Consent of Cahill Gordon & Reindel (included as part of Exhibit 8.1).
 23.4   Consent of Director Nominee Gerald M. Glenn.+
 23.5   Consent of Director Nominee John A. Clerico.+
 23.6   Consent of Director Nominee Robert F.X. Fusaro.+
 23.7   Consent of Director Nominee J. Dennis Bonney.+
 23.8   Consent of Director Nominee Gary L. Neale.+
 23.9   Consent of Director Nominee Vincent L. Kontny.+
 23.10  Consent of Director Nominee J. Charles Jennett.+
 23.11  Consent of Director Nominee Marsha Williams.+
 23.12  Consent of Director Nominee L. Donald Simpson.+
 23.13  Consent of Director Nominee Jerry H. Ballengee.
 24.    Powers of Attorney.+
 27.    Schedule of Summary Financial Information.+

--------
* To be filed by amendment.
+ Previously filed.